Exhibit 10.1

Execution Version

SENIOR SECURED TERM LOAN CREDIT AGREEMENT

dated as of
April 17, 2026,

among

ODEON FINCO PLC,
as the Borrower,

ODEON CINEMAS GROUP LIMITED,

as the Company,

The Lenders Party Hereto,

U.S. Bank trust company, national association,
as Administrative Agent and Security Agent

-i-

(Continued)

-ii-

(Continued)

-iii-

(Continued)

-iv-

SCHEDULES:

Schedule 1.01(a)	—	Agreed Security Principles
Schedule 2.01	—	Commitments
Schedule 3.05	—	Effective Date Material Real Property
Schedule 3.12	—	Subsidiaries
Schedule 3.15(b)	—	Existing AMC Loans
Schedule 3.15(c)	—	Existing Intra-Group Loans
Schedule 5.14	—	Post-Closing Matters
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.04(f)	—	Existing Investments
Schedule 6.07	—	Existing Restrictions
Schedule 6.08(b)		Existing Junior Financings
Schedule 6.09	—	Existing Transactions with Affiliates

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	[Reserved]
Exhibit C	—	[Reserved]
Exhibit D	—	[Reserved]
Exhibit E	—	Intercreditor Agreement
Exhibit F	—	[Reserved]
Exhibit G	—	Form of Closing Certificate
Exhibit H	—	[Reserved]
Exhibit I	—	Form of Specified Discount Prepayment Notice
Exhibit J	—	Form of Specified Discount Prepayment Response
Exhibit K	—	Form of Discount Range Prepayment Notice
Exhibit L	—	Form of Discount Range Prepayment Offer
Exhibit M	—	Form of Solicited Discounted Prepayment Notice
Exhibit N	—	Form of Solicited Discounted Prepayment Offer
Exhibit O	—	Form of Acceptance and Prepayment Notice
Exhibit P-1	—	Form of U.S. Tax Compliance Certificate (For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit P-2	—	Form of U.S. Tax Compliance Certificate (For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit P-3	—	Form of U.S. Tax Compliance Certificate (For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit P-4	—	Form of U.S. Tax Compliance Certificate (For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit Q	—	Form of Borrowing Request
Exhibit R	—	Form of QPP Certificate
Exhibit S	—	Form of Notice of Loan Prepayment

-v-

SENIOR SECURED TERM LOAN CREDIT AGREEMENT dated as of April 17, 2026 (this “Agreement”), among ODEON FINCO PLC, a public limited company incorporated in England and Wales with company number 13832770 (the “Borrower”), a direct subsidiary of ODEON CINEMAS GROUP LIMITED, a private limited company incorporated in England and Wales with company number 10246724 (the “Company”) and an indirect subsidiary of AMC ENTERTAINMENT HOLDINGS, INC., a Delaware corporation (“AMC”), the Company, the LENDERS party hereto, and U.S. Bank trust company, national association (“U.S. Bank”), as administrative agent (in such capacity, the “Administrative Agent”) and as security agent (in such capacity, the “Security Agent”, and together with the Administrative Agent, each an “Agent” and together, the “Agents”).

WHEREAS, on October 20, 2022, the Borrower, the Company, and the other guarantors named therein entered into the Odeon Indenture (as defined herein) under which the Borrower issued the Odeon Notes (as defined herein); and

WHEREAS, the proceeds of the Term Loans (as defined herein) provided by the Lenders hereunder will be used by the Borrower to redeem in full all of the outstanding Odeon Notes (the “Refinancing”);

NOW THEREFORE, the parties hereto agree as follows:

Article I

DEFINITIONS

Section 1.01         Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Acceptable Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(2).

“Acceptable Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(3).

“Acceptance and Prepayment Notice” means an irrevocable written notice from a Term Lender accepting a Solicited Discounted Prepayment Offer to make a Discounted Term Loan Prepayment at the Acceptable Discount specified therein pursuant to Section 2.11(a)(ii)(D) substantially in the form of Exhibit O.

“Acceptance Date” has the meaning specified in Section 2.11(a)(ii)(D)(2).

“Accounting Changes” has the meaning specified in Section 1.03(d).

“Acquired EBITDA” means, with respect to any Pro Forma Entity for any period, as the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined as if references to the Borrower and its Subsidiaries in the definition of the term “Consolidated EBITDA” were references to such Pro Forma Entity and its Subsidiaries which will become Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity.

“Acquired Entity or Business” has the meaning given such term in the definition of “Consolidated EBITDA.”

“Acquisition Transaction” means any Investment by the Company or any Subsidiary in a Person if as a result of such Investment, (a) such Person becomes a Subsidiary or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated, or amalgamated with or into, or transfers or conveys substantially all of its assets (or all or substantially all the assets constituting a business unit, division, product line or line of business) to, or is liquidated into, the Company or any Subsidiary, and, in each case, any Investment held by such Person.

“Additional Intercreditor Agreement” means, with respect to any Indebtedness, any intercreditor agreement or a restatement, amendment or other modification of any then-existing Additional Intercreditor Agreement, in each case, on substantially the same terms as the Intercreditor Agreement as in effect on the date thereof (or terms not materially less favorable to the Secured Parties), including containing, as applicable to such Indebtedness, substantially the same terms with respect to release of Guarantees, release of security interests in the Collateral and subordination of such Indebtedness in right of payment and/or subordination of the Liens with respect to such Indebtedness to the Lien on the Collateral securing the Secured Obligations in respect of this Agreement, in each case, as applicable to “Investor Liabilities” (or, if such Indebtedness is between Odeon Group members, as applicable to “Intra-Group Liabilities”) under the Intercreditor Agreement, as in effect on the date hereof (or terms not materially less favorable to the Secured Parties); it being understood that, for the avoidance of doubt, an increase in the amount of Indebtedness being subject to the terms of the Intercreditor Agreement or Additional Intercreditor Agreement will be deemed to be on substantially similar terms to the Intercreditor Agreement and will be deemed not to adversely affect the rights of the holders and will be permitted by this provision if, in each case, the incurrence of such Indebtedness (and any Lien in its favor) is permitted by the covenants described under Section 6.01 and Section 6.02.

“Adjusted Treasury Rate” means, as of the Applicable Premium Trigger Date, (i) the weekly average for each Business Day during the most recent week that has ended at least two (2) Business Days prior to such Applicable Premium Trigger Date of the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the Federal Reserve Statistical Release H.15 (or, if such statistical release is not so published or the applicable information is not applicable thereon, any publicly available source of similar market data as selected by the Required Lenders in good faith (and notified to the Administrative Agent))) most nearly equal to the period from the Applicable Premium Trigger Date to the two-year anniversary of the Effective Date (if no maturity is within three (3) months before or after the two-year anniversary of the Effective Date, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Applicable Premium Trigger Date, in each case calculated on the third Business Day immediately preceding the Applicable Premium Trigger Date, plus, in the case of each of clause (i) and (ii), 0.50%.

“Administrative Agent” means U.S. Bank Trust Company, National Association, in its capacity as administrative agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth in Section 9.01, or such other address as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied or approved by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified.

“Agent” means the Administrative Agent and the Security Agent and any successors and assigns in such capacity, and “Agents” means two or more of them.

“Agent Fee Letter” means that certain Agency Fee Letter dated April 17, 2026, between the Borrower and Agents.

“Agreed Security Principles” means the agreed security principles attached to this Agreement as Schedule 1.01(a).

“Agreement” has the meaning provided in the preamble hereto.

“Agreement Currency” has the meaning assigned to such term in Section 9.14(b).

“AMC” has the meaning specified in the preamble to this Agreement.

“AMC Group” means AMC and its Subsidiaries (other than the Odeon Group), and includes, for the avoidance of doubt, Muvico and its Subsidiaries and any direct or indirect parent of the Company, and a “member” of the AMC Group means any of the foregoing.

“AMC Guaranty” means that certain Guarantee Agreement dated as of the Effective Date, by and between AMC and the Administrative Agent.

“AMC-Odeon Loans” means the Existing AMC Loans (or any Permitted Refinancing thereof) and any other permitted Indebtedness owed by a member of the Odeon Group to a member of the AMC Group (including, for the avoidance of doubt, any guarantee by a member of the Odeon Group of other Indebtedness owed to a member of the AMC Group); provided that AMC-Odeon Loans (and any Permitted Refinancing thereof) shall, at all times, be “Investor Liabilities” under and as defined in the Intercreditor Agreement (or subject to an Additional Intercreditor Agreement on substantially the same terms as “Investor Liabilities” under and as defined in the Intercreditor Agreement as in effect on the date hereof (or terms not materially less favorable to the Secured Parties)).

“Applicable Account” means, with respect to any payment to be made to the Administrative Agent hereunder, the account specified by the Administrative Agent from time to time for the purpose of receiving payments of such type.

“Applicable Creditor” has the meaning assigned to such term in Section 9.14(b).

“Applicable Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(2).

“Applicable Premium” means:

(a)            if the Applicable Premium Trigger Date occurs prior to the two-year anniversary of the Effective Date, the Make-Whole Amount;

(b)            if the Applicable Premium Trigger Date occurs on or after the two-year anniversary of the Effective Date but prior to the three-year anniversary of the Effective Date, an amount equal to 5.25% of the aggregate principal amount of (x) the applicable Term Loans paid on such date (with respect to the repayment or prepayment of Term Loans pursuant to Section 2.11(a)(i)) or (y) all Term Loans outstanding on such date (with respect to any other Applicable Premium Trigger Event), as applicable;

(c)            if the Applicable Premium Trigger Date occurs on or after the three-year anniversary of the Effective Date but prior to the four-year anniversary of the Effective Date, an amount equal to 2.625% of (x) the applicable Term Loans paid on such date (with respect to the repayment or prepayment of Term Loans pursuant to Section 2.11(a)(i)) or (y) all Term Loans outstanding on such date (with respect to any other Applicable Premium Trigger Event), as applicable; and

(d)            if the Applicable Premium Trigger Date occurs on or after the four-year anniversary of the Effective Date, $0.

“Applicable Premium Trigger Date” means the date of the occurrence of an Applicable Premium Trigger Event.

“Applicable Premium Trigger Event” means any event, the occurrence of which results in the Applicable Premium becoming due and owing pursuant to the terms of Section 2.11(a)(i) or Section 7.01.

“Applicable Rate” means 10.50% per annum.

“Approved Bank” has the meaning assigned to such term in the definition of the term “Permitted Investments.”

“Approved Foreign Bank” has the meaning assigned to such term in the definition of the term “Permitted Investments.”

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale Prepayment Event” has the meaning specified in clause (a) of the definition of the term “Prepayment Event.”

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any Person whose consent is required by Section 9.04), or as otherwise required to be entered into under the terms of this Agreement, substantially in the form of Exhibit A or any other form reasonably approved by the Administrative Agent.

“Attorney Costs” means and includes all reasonable and documented or invoiced out-of-pocket fees, expenses and disbursements of any specified law firm or other specified external legal counsel.

“Auction Agent” means (a) the Administrative Agent or (b) any other financial institution or advisor employed by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Discounted Term Loan Prepayment pursuant to Section 2.11(a)(ii); provided that the Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent).

“Audited Financial Statements” means the audited consolidated balance sheet of AMC and its consolidated subsidiaries as at the end of, and related statements of income and cash flows of AMC and its consolidated subsidiaries for, the fiscal year ending December 31, 2025.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means:

(a)            with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule;

(b)            with respect to any state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write down and Conversion Powers contained in that law or regulation; and

(c)            with respect to the United Kingdom, the UK Bail-In Legislation.

“Bank Levy” means any amount payable by any Lender or any of its Affiliates on the basis of, or in relation to, its balance sheet or capital base or any part of that person or its liabilities or minimum regulatory capital or any combination thereof (including the bank levy set out in Part 5 of, and Schedule 19 to, the United Kingdom Finance Act 2011, and any other levy or tax in any jurisdiction levied on a similar basis or for a similar purpose), to the extent applying to that Lender or its Affiliate as at the date on which the Lender became a party to this Agreement.

“Bankruptcy Code” means Title 11 of the United States Code, as amended, restated or replaced from time to time.

“Bankruptcy Laws” means the Bankruptcy Code, the UK Insolvency Act 1986, Part 26 and Part 26A of the UK Companies Act 2006, the UK Corporate Insolvency and Governance Act 2020, the German Insolvency Code (Insolvenzordnung), the German Stabilization and Restructuring Framework for Companies (StaRUG), the Spanish Insolvency Law, the Swedish Bankruptcy Act and the Swedish Reorganisation Act, and any other federal, state or foreign law (including, without limitation, any law of the United States, England and Wales, Finland, Germany, Spain and/or Sweden) for the relief of debtors, or any arrangement, reorganization, insolvency, moratorium, liquidation, conservatorship, assignment for the benefit of creditors, rearrangement, administrative receivership, administration, dissolution, winding-up, suspension of payment, reorganization, restructuring, judicial management, any other marshalling of the assets or liabilities, the appointment of any receiver, liquidator, compulsory manager or administrator, or similar bankruptcy, insolvency, receivership or similar law now or hereafter in effect.

“Basel III” means, collectively, those certain agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems,” “Basel III: International Framework for Liquidity Risk Measurement, Standards and Monitoring,” and “Guidance for National Authorities Operating the Countercyclical Capital Buffer,” each as published by the Basel Committee on Banking Supervision in December 2010 (as revised from time to time), and as implemented by a Lender’s primary banking regulatory authority.

“Blocking Law” means any provision of EU Regulation (EC) No. 2271/96, section 7 of the German Foreign Trade Ordinance (Außenwirtschaftsverordnung) (in conjunction with section 4 and 19 of the German Foreign Trade Act (Außenwirtschaftsgesetz)) or any similar applicable blocking or anti-boycott law, regulation or statute in force from time to time.

“Board of Directors” means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person or any committee thereof duly authorized to act on behalf of such board, (b) in the case of any limited liability company, the board of managers, board of directors, manager or managing member of such Person or the functional equivalent of the foregoing, (c) in the case of any partnership, the board of directors, board of managers, manager or managing member of a general partner of such Person or the functional equivalent of the foregoing and (d) in any other case, the functional equivalent of the foregoing. In addition, the term “director” means a director or functional equivalent thereof with respect to the relevant Board of Directors.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning provided in the introductory paragraph.

“Borrower DTTP Filing” means an HM Revenue & Customs’ Form DTTP2 duly completed and filed by the Borrower, which (i) where it relates to a Lender that is a Treaty Lender on the date of this Agreement, contains the scheme reference number and jurisdiction of tax residence stated opposite that Lender’s name in Schedule 2.01, and is filed with HM Revenue & Customs within thirty (30) days of the date of this Agreement; or (ii) where it relates to a Treaty Lender that becomes a party hereto as a Lender pursuant to an Assignment and Assumption, contains the scheme reference number and jurisdiction of tax residence stated in respect of that Lender in the documentation which that Lender executes on becoming a party as a Lender and is filed with HM Revenue & Customs within thirty (30) days of that date.

“Borrower Offer of Specified Discount Prepayment” means the offer by the Borrower to make a voluntary prepayment of Term Loans at a Specified Discount to par pursuant to Section 2.11(a)(ii)(B).

“Borrower Solicitation of Discount Range Prepayment Offers” means the solicitation by the Borrower of offers for, and the corresponding acceptance by a Term Lender of, a voluntary prepayment of Term Loans at a specified range at a discount to par pursuant to Section 2.11(a)(ii)(C).

“Borrower Solicitation of Discounted Prepayment Offers” means the solicitation by the Borrower of offers for, and the subsequent acceptance, if any, by a Term Lender of, a voluntary prepayment of Term Loans at a discount to par pursuant to Section 2.11(a)(ii)(D).

“Borrowing” means Loans made on the same date in the same currency.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 and substantially in the form of Exhibit Q or such other form as may be reasonably approved by the Administrative Agent and the Borrower (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Business Day” means any day that is not a Saturday, Sunday or other day that is a legal holiday under the laws of the State of New York, London, United Kingdom or is a day on which banking institutions in such state are authorized or required by law to close.

“Cancelled Certificate” means any QPP Certificate in respect of which HM Revenue & Customs has given a notification under regulation 7(5) of the QPP Regulations so that such QPP Certificate is a cancelled certificate for the purposes of the QPP Regulations.

“Capital Lease Obligation” means an obligation that is a Capitalized Lease; and the amount of Indebtedness represented thereby at any time shall be the amount of the liability in respect thereof that would at that time be required to be capitalized on a balance sheet in accordance with GAAP as in effect on December 31, 2018, in accordance with GAAP as in effect from time to time but subject to the proviso in the definition of GAAP; for the avoidance of doubt, any obligation relating to a lease that was accounted for by such Person as an operating lease as of the Effective Date and any similar lease entered into after December 31, 2018 shall be accounted for as obligations relating to an operating lease and not as Capital Lease Obligations.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, as in effect on December 31, 2018, recorded as capitalized leases.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Company and its Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of the Company and its Subsidiaries.

“Cash Management Obligations” means obligations of the Company or any Subsidiary in respect of (a) any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements and cash management or treasury services or any automated clearing house transfers of funds (collectively, “Cash Management Services”), (b) other obligations in respect of netting services, employee credit or purchase card programs and similar arrangements and (c) other services related, ancillary or complementary to the foregoing (including Cash Management Services).

“Cash Management Services” has the meaning assigned to such term in the definition of the term “Cash Management Obligations.”

“Cash Pooling Arrangements” means deposit account and liquidity arrangements by and among depository institutions and one or more members of the Odeon Group involving the pooling of cash deposits in and overdrafts in respect of one or more deposit or similar accounts for cash management purposes.

“Casualty Event” means any event that gives rise to the receipt by the Company or any Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“Change in Control” means (a) the acquisition of beneficial ownership by any Person or group of Voting Equity Interests representing 40% or more of the aggregate votes entitled to vote for the election of directors of AMC having a majority of the aggregate votes on the Board of Directors of AMC, (b) the Company ceasing to be a direct or indirect wholly-owned Subsidiary of AMC or a direct wholly-owned Subsidiary of Odeon Parent, (c) the Borrower ceasing to be a direct wholly-owned Subsidiary of the Company, or (d) Cinemas Holdings ceasing to be a direct or indirect wholly-owned Subsidiary of the Company.

For purposes of this definition, including other defined terms used herein in connection with this definition and notwithstanding anything to the contrary in this definition or any provision of Section 13d-3 of the Exchange Act,

(i)            “beneficial ownership” shall be as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act as in effect on the date hereof,

(ii)            the phrase Person or group shall be as determined within the meaning of Section 13(d) or 14(d) of the Exchange Act, but shall exclude any employee benefit plan of such Person or group or its subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan,

(iii)            [reserved],

(iv)            a Person or group shall not be deemed to beneficially own Voting Equity Interests (x) to be acquired by such Person or group pursuant to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Voting Equity Interests in connection with the transactions contemplated by such agreement and (y) as a result of veto or approval rights in any joint venture agreement, shareholder agreement or other similar agreement, and

(v)            a Person or group shall not be deemed to beneficially own the Voting Equity Interests of another Person as a result of its ownership of Equity Interests or other securities of such other Person’s parent (or related contractual rights) unless it owns more than 50% of the total voting power of the Voting Equity Interests entitled to vote for the election of directors of such Person’s parent having a majority of the aggregate votes on the Board of Directors of such Person’s parent.

“Change in Law” means:

(a)            the adoption of any rule, regulation, treaty or other law after the Effective Date,

(b)            any change in any rule, regulation, treaty or other law or in the administration, interpretation or application thereof by any Governmental Authority after the Effective Date or

(c)            the making or issuance of any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date;

provided that, notwithstanding anything herein to the contrary,

(i)            any requests, rules, guidelines or directives under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or issued in connection therewith and

(ii)            any requests, rules, guidelines or directives promulgated by the Bank of International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” to the extent enacted, adopted, promulgated or issued after the Effective Date, but only to the extent such rules, regulations, or published interpretations or directives are applied to the Company, the Borrower, and any Subsidiaries by the Administrative Agent or any Lender in substantially the same manner as applied to other similarly situated borrowers under comparable syndicated credit facilities, including, without limitation, for purposes of Section 2.15.

“Cinemas Holdings” means Odeon and UCI Cinemas Holdings Limited, a private limited company incorporated under the laws of England and Wales with company number 06170611.

“Code” means the Internal Revenue Code of 1986, as amended, restated or replaced from time to time.

“Collateral” means any and all assets, whether real or personal, tangible or intangible, on which Liens are purported to be granted pursuant to the Security Documents as security for the Secured Obligations (and including, for the avoidance of doubt, “Charged Property” as defined in the UK Security Documents).

“Commitment” means, with respect to a Lender, the commitment of such Lender to make a Loan on the Effective Date in the amount of such Lender’s Commitment set forth on Schedule 2.01, as such commitment shall be terminated pursuant to Section 2.08. As of the Effective Date, the aggregate principal amount of Commitments of the Lenders is $425,000,000.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended, restated or replaced from time to time, and any successor statute.

“Company Materials” has the meaning specified in Section 5.01.

“Comparable Treasury Issue” means the United States Treasury security selected by the Required Lenders (and notified to the Administrative Agent) as having a maturity comparable to the remaining term from the Applicable Premium Trigger Date to the two-year anniversary of the Effective Date, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to the two-year anniversary of the Effective Date.

“Comparable Treasury Price” means, with respect to any Applicable Premium Trigger Date, if clause (ii) of the definition of “Adjusted Treasury Rate” is applicable, the average of three, or such lesser number as is obtained by the Required Lenders (and notified to the Administrative Agent), Reference Treasury Dealer Quotations for the Applicable Premium Trigger Date.

“Competitor” means (a) any Person that is engaged in the theatrical exhibition business conducted by the AMC Group or the Odeon Group who is identified in writing by or on behalf of the Company (i) to the Administrative Agent and Deutsche Bank on or prior to the Effective Date, or (ii) to the Administrative Agent, from time to time on or after the Effective Date and prior to the commencement of an Insolvency Proceeding, and (b) any Affiliate of a Competitor described in the preceding clause (a) that (other than any Affiliates that are banks, financial institutions, bona fide debt funds or investment vehicles that are engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course), in each case, is either reasonably identifiable as such on the basis of its name or is identified as such in writing by or on behalf of the Company (i) to the Administrative Agent and Deutsche Bank on or prior to the Effective Date, or (ii) to the Administrative Agent from time to time on or after the Effective Date and prior to the commencement of an Insolvency Proceeding.

The Administrative Agent or the Company shall make the list of Competitors available to any Lender or any prospective Lender, upon request by such Lender or prospective Lender, as applicable. To the extent Persons are identified as Competitors after the Effective Date pursuant to clauses (a) or (b) above, the inclusion of such Persons as Competitors shall not retroactively apply to prior assignments made in compliance with Section 9.04 hereof.

“Compliance Certificate” means a certificate of a Financial Officer required to be delivered pursuant to Section 5.01(d).

“Consolidated EBITDA” means, for any period, the Consolidated Net Income for such period, plus:

(a)            without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i)            total interest expense and, to the extent not reflected in such total interest expense,

(A)            any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations or such derivative instruments,

(B)            bank and letter of credit fees and costs of surety bonds in connection with financing activities,

(C)            cash dividend payments in respect of preferred stock and any Disqualified Equity Interests and

(D)            other items excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (i) through (xiii) thereof,

(ii)            provision for taxes based on income, profits, revenue or capital, including federal, foreign and state income, franchise, excise, value added and similar taxes based on income, profits, revenue or capital and foreign withholding taxes paid or accrued during such period (including in respect of repatriated funds) including (A) penalties and interest related to such taxes or arising from any tax examinations and (B) other fees, taxes and expenses to maintain corporate existence,

(iii)            depreciation and amortization (including amortization of intangible assets, Capitalized Software Expenditures, internal labor costs and amortization of deferred financing fees, OID or costs),

(iv)            other non-cash charges (including the excess of GAAP rent expense over actual cash rent paid during such period due to the use of straight line rent for GAAP purpose) (provided, in each case, that if any non-cash charges represent an accrual or reserve for potential cash items in any future period, (A) such Person may elect not to add back such non-cash charges in the current period and (B) to the extent such Person elects to add back such non-cash charges in the current period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period),

(v)            the amount of any non-controlling interest consisting of income attributable to non-controlling interests of third parties in any non-wholly-owned subsidiary deducted (and not added back in such period to Consolidated Net Income) excluding cash distributions in respect thereof,

(vi)            (A) the amount of payments made to option, phantom equity or profits interest holders of the Borrower or any of their direct or indirect parent companies in connection with, or as a result of, any distribution being made to shareholders of such person or its direct or indirect parent companies, which payments are being made to compensate such option, phantom equity or profits interest holders as though they were shareholders at the time of, and entitled to share in, such distribution, including any cash consideration for any repurchase of equity, in each case to the extent permitted in the Loan Documents and

(B)            the amount of fees, expenses and indemnities paid to directors, including of the Borrower or any direct or indirect parent thereof,

(vii)            [reserved],

(viii)            cash receipts (or any netting arrangements resulting in reduced cash expenditures) not included in the calculation of Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (d) below for any previous period and not added back,

(ix)            any costs or expenses incurred by the Company or any Subsidiary pursuant to any management equity plan or stock option or phantom equity plan or any other management or employee benefit plan or agreement, any severance agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are non-cash or otherwise funded with cash proceeds contributed to the capital of the Company or Net Proceeds of an issuance of Equity Interests of the Company (other than Disqualified Equity Interests),

(x)            any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification 715, and any other items of a similar nature, and

(xi)            expenses consisting of internal software development costs that are expensed but could have been capitalized under alternative accounting policies in accordance with GAAP,

plus

(b)            [reserved];

plus

(c)            [reserved];

less

(d)            without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i)            non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or Consolidated EBITDA in any prior period),

(ii)            the amount of any non-controlling interest consisting of loss attributable to non-controlling interests of third parties in any non-wholly-owned subsidiary added (and not deducted in such period from Consolidated Net Income), in each case, as determined on a consolidated basis for the Company, the Borrower, and their Subsidiaries in accordance with GAAP; provided that,

(I)            there shall be included in determining Consolidated EBITDA for any period, without duplication, the Acquired EBITDA of any Person, property, business or asset acquired by the Company or any Subsidiary during such period whether such acquisition occurred before or after the Effective Date to the extent not subsequently sold, transferred or otherwise disposed of (but not including the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) (each such Person, property, business or asset acquired, including pursuant to a transaction consummated prior to the Effective Date, and not subsequently so disposed of, an “Acquired Entity or Business”), based on the Acquired EBITDA of such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) determined on a historical Pro Forma Basis, and

(II)            there shall be

(A)            excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset sold, transferred or otherwise disposed of, closed or classified as discontinued operations by the Company or any Subsidiary during such period (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, at the Company’s election only when and to the extent such operations are actually disposed of), including any division, product line, theatre, screen or other facility used for operations of the Company or any Subsidiary, which was closed for business or disposed of during such period (other than any theatre closed in the ordinary course of business within 120 days of lease expiration) (each such Person, property, business or asset so sold, transferred or otherwise disposed of, closed or classified, a “Sold Entity or Business”), based on the Disposed EBITDA of such Sold Entity for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closure, classification or conversion) determined on a historical Pro Forma Basis and

(B)            included in determining Consolidated EBITDA for any period in which a Sold Entity or Business is disposed, an adjustment equal to the Pro Forma Disposal Adjustment with respect to such Sold Entity or Business (including the portion thereof occurring prior to such disposal) as specified in the Pro Forma Disposal Adjustment certificate delivered to the Administrative Agent (for further delivery to the Lenders).

“Consolidated First Lien Debt” means, as of any date of determination, the aggregate amount of Consolidated Total Debt (including in respect of the Loans hereunder) that is secured by any asset or property of the Company or any Subsidiary thereof by unsubordinated Liens (or Liens that are not subordinated to Liens securing other Indebtedness) and all Capital Lease Obligations of the Company or any Subsidiary thereof.

“Consolidated Interest Expense” means the sum of

(a)            cash interest expense (including that attributable to Capitalized Leases), net of cash interest income, of the Company, the Borrower, and their Subsidiaries with respect to all outstanding Indebtedness of the Company, the Borrower, and their Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under hedging agreements plus

(b)            the amount of cash dividends or distributions made by the Company, the Borrower, and their Subsidiaries in respect of preferred Equity Interests issued in accordance with Section 6.01(c), but excluding, for the avoidance of doubt,

(i)             amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses and any other amounts of non-cash interest (including as a result of the effects of acquisition method accounting or pushdown accounting),

(ii)            non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under hedging agreements or other derivative instruments pursuant to FASB Accounting Standards Codification No. 815-Derivatives and Hedging,

(iii)            any one-time cash costs associated with breakage in respect of hedging agreements for interest rates,

(iv)            [reserved],

(v)            all non-recurring cash interest expense or “additional interest” for failure to timely comply with registration rights obligations,

(vi)            any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect to any acquisition or any other Investment, all as calculated on a consolidated basis in accordance with GAAP,

(vii)           any payments with respect to make-whole premiums or other breakage costs of any Indebtedness,

(viii)          penalties and interest relating to taxes,

(ix)            accretion or accrual of discounted liabilities not constituting Indebtedness,

(x)             any interest expense attributable to a direct or indirect parent entity resulting from push down accounting,

(xi)            any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting,

(xii)           any pay-in-kind interest expense or other non-cash interest expenses and

(xiii)          any payments made in respect of any operating leases.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company, the Borrower, and their Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication:

(a)            extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including any unusual or non-recurring operating expenses directly attributable to the implementation of cost savings initiatives and any accruals or reserves in respect of any extraordinary, non-recurring or unusual items), severance, relocation costs, integration and facilities’ or offices’ opening costs, start-up costs and other business optimization expenses (including related to new product introductions, costs incurred in connection with any New Project (including costs incurred in connection with unconsummated theatre acquisitions) and other strategic or cost saving initiatives), restructuring charges, accruals or reserves (including restructuring and integration costs related to acquisitions consummated prior to or after the Effective Date and adjustments to existing reserves), whether or not classified as restructuring expense on the consolidated financial statements, signing costs, retention or completion bonuses, other executive recruiting and retention costs, transition costs, costs related to the closure or disposition of any theatre or a screen within a theatre, costs related to closure/consolidation of facilities or offices, internal costs in respect of strategic initiatives and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities and charges resulting from changes in estimates, valuations and judgements thereof),

(b)            the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period to the extent included in Consolidated Net Income,

(c)            Transaction Costs,

(d)            [reserved],

(e)            any fees and expenses (including any transaction or retention bonus or similar payment, any earnout, contingent consideration obligation or purchase price adjustment) incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Effective Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful (including, for the avoidance of doubt, the effects of expensing all transaction-related expenses in accordance with FASB Accounting Standards Codification 805 and gains or losses associated with FASB Accounting Standards Codification 460),

(f)             any income (loss) for such period attributable to the early extinguishment of Indebtedness, hedging agreements or other derivative instruments,

(g)            accruals and reserves that are established or adjusted as a result of the Transactions in accordance with GAAP (including any adjustment of estimated payouts on existing earn-outs) or changes as a result of the adoption or modification of accounting policies during such period,

(h)            all Non-Cash Compensation Expenses,

(i)             any income (loss) attributable to deferred compensation plans or trusts,

(j)             any income (loss) from investments recorded using the equity method of accounting (but including any cash dividends or distributions actually received by the Company, the Borrower, or any Subsidiary in respect of such investment),

(k)            any gain (loss) on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business) or income (loss) from discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of),

(l)            any non-cash gain (loss) attributable to the mark to market movement in the valuation of hedging obligations or other derivative instruments pursuant to FASB Accounting Standards Codification 815-Derivatives and Hedging or mark to market movement of other financial instruments pursuant to FASB Accounting Standards Codification 825-Financial Instruments in such Test Period; provided that any cash payments or receipts relating to transactions realized in a given period shall be taken into account in such period,

(m)           any non-cash gain (loss) related to currency remeasurements of Indebtedness, net loss or gain resulting from hedging agreements for currency exchange risk and revaluations of intercompany balances and other balance sheet items,

(n)            any non-cash expenses, accruals or reserves related to adjustments to historical tax exposures (provided, in each case, that the cash payment in respect thereof in such future period shall be subtracted from Consolidated Net Income for the period in which such cash payment was made),

(o)            any impairment charge or asset write-off or write-down (including related to intangible assets (including goodwill), long-lived assets, film television costs and investments in debt and equity securities), and

(p)            [reserved].

There shall be excluded from Consolidated Net Income for any period the effects from applying acquisition method accounting, including applying acquisition method accounting to inventory, property and equipment, loans and leases, software and other intangible assets and deferred revenue (including deferred costs related thereto and deferred rent) required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Company, the Borrower, and their Subsidiaries), as a result of the any acquisition or Investment consummated prior to (or after) the Effective Date and any Permitted Acquisitions or other Investment or the amortization or write-off of any amounts thereof.

In addition, to the extent not already included in Consolidated Net Income, Consolidated Net Income shall include (i) the amount of proceeds received, due or otherwise estimated in good faith to be received from business interruption insurance, liability or casualty events insurance or reimbursement of expenses and charges that are covered by indemnification, insurance and other reimbursement provisions in connection with any acquisition or other Investment or any disposition of any asset permitted hereunder (occurring prior to or after the Effective Date (net of any amount so added back in any prior period to the extent not so reimbursed within a two-year period) and (ii) the amount of any cash tax benefits related to the tax amortization of intangible assets in such period.

“Consolidated Total Assets” means, as at any date of determination, the amount that would be set forth opposite the caption “total assets” (or any like caption) on the most recent consolidated balance sheet of the Company, the Borrower and their Subsidiaries in accordance with GAAP.

“Consolidated Total Debt” means, as of any date of determination, the outstanding principal amount of all third party Indebtedness for borrowed money (including purchase money Indebtedness), unreimbursed drawings under letters of credit, Capital Lease Obligations, third party Indebtedness obligations evidenced by notes or similar instruments (and excluding, for the avoidance of doubt, Swap Obligations), in each case of the Company, the Borrower and their Subsidiaries on such date, on a consolidated basis and determined in accordance with GAAP (excluding, in any event, the effects of any discounting of Indebtedness resulting from the application of acquisition method or pushdown accounting in connection with any Permitted Acquisition or other Investment).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Copyright License” means any written agreement, now or hereafter in effect, granting to any Person any right under any Copyright now or hereafter owned by any other Person or that such other Person otherwise has the right to license, and all rights of any such Person under any such agreement.

“Copyrights” means, with respect to any Person, all of the following now owned or hereafter acquired by such Person: (a) all copyright rights in any work arising under the copyright laws of the United States or any other jurisdiction in which members of the Odeon Group operate, whether as author, assignee, transferee or otherwise, and (b) all registrations and applications for registration of any such copyright in the United States or any other jurisdiction in which members of the Odeon Group operate, including registrations, supplemental registrations and pending applications for registration in the United States Copyright Office or any similar offices in any other jurisdiction in which members of the Odeon Group operate.

“CTA 2009” means the Corporation Tax Act 2009.

“Cure Expiration Date” has the meaning assigned to such term in Section 7.02.

“Customary Bridge Loans” means customary bridge loans with a maturity date of no longer than one year; provided that (a) the Weighted Average Life to Maturity of any loans, notes, securities or other Indebtedness which are exchanged for or otherwise replace such bridge loans is not shorter than the Weighted Average Life to Maturity of the Term Loans and (b) the final maturity date of any loans, notes, securities or other Indebtedness which are exchanged for or otherwise replace such bridge loans is no earlier than the Latest Maturity Date at the time such bridge loans are incurred.

“Customary Escrow Provisions” means customary redemption terms in connection with escrow arrangements.

“Customary Exceptions” means (a) customary asset sale, insurance and condemnation proceeds events, excess cash flow sweeps, change-of-control offers or events of default and/or (b) Customary Escrow Provisions.

“Debenture” means that certain English law governed debenture, dated as of October 20, 2022, by and among the Company, the Guarantors (other than AMC) and the Security Agent, as supplemented by the English law governed supplemental debenture, dated as of the Effective Date, by and among the Company, the Guarantors (other than AMC) and the Security Agent.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulted Quarter” has the meaning assigned to such term in Section 7.02.

“Defaulted Quarter Default” has the meaning assigned to such term in Section 7.02.

“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware LLC Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Deutsche Bank” means Deutsche Bank AG New York Branch and its Affiliates, and its or their related funds or accounts, together with any investment funds, accounts, vehicles or other entities that are managed, advised or sub-advised by any of them.

“Direction of the Required Lenders” means a written direction or instruction from Lenders constituting the Required Lenders, or from the Lender Advisor on behalf of the Required Lenders, which may (in the sole discretion of the Agent) be in the form of an email or other form of written communication. For the avoidance of doubt, with respect to each reference herein to (i) documents, agreements or other matters being “satisfactory,” “acceptable,” “reasonably satisfactory” or “reasonably acceptable” (or any expression of similar import) to the Required Lenders, such determination may be communicated by a Direction of the Required Lenders as contemplated above and/or (ii) any matter requiring the consent or approval of, or a determination by, the Required Lenders, such consent, approval or determination may be communicated by a Direction of the Required Lenders as contemplated above. In connection with any direction from the Lender Advisor on behalf of the Required Lenders, (a) such direction shall expressly state that it is a Direction of the Required Lenders and contain a representation by the Lender Advisor that authorization from the Required Lenders has been duly given, (b) such direction shall be deemed a Direction of the Required Lenders for all purposes of this Agreement and the Loan Documents and shall have the same force and effect as a direction directly from the Required Lenders, and (c) the indemnity and reimbursement obligations set forth in this Agreement and the other Loan Documents inuring to the benefit of the Agent shall be applicable to such direction. Further, the Agent shall be entitled to conclusively assume (without investigation and without incurring liability therefor) that the Lender Advisor has received direction from the Required Lenders in so providing such direction to the Agent.

“director” has the meaning assigned to such term in the definition of “Board of Directors.”

“Discount Prepayment Accepting Lender” has the meaning assigned to such term in Section 2.11(a)(ii)(B)(2).

“Discount Range” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(1).

“Discount Range Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(1).

“Discount Range Prepayment Notice” means a written notice of the Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 2.11(a)(ii)(C) substantially in the form of Exhibit K.

“Discount Range Prepayment Offer” means the irrevocable written offer by a Term Lender, substantially in the form of Exhibit L, submitted in response to an invitation to submit offers following the Auction Agent’s receipt of a Discount Range Prepayment Notice.

“Discount Range Prepayment Response Date” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(1).

“Discount Range Proration” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(3).

“Discounted Prepayment Determination Date” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(3).

“Discounted Prepayment Effective Date” means, in the case of the Borrower Offer of Specified Discount Prepayment or Borrower Solicitation of Discount Range Prepayment Offer, five (5) Business Days following the receipt by each relevant Term Lender of notice from the Auction Agent in accordance with Section 2.11(a)(ii)(B), Section 2.11(a)(ii)(C) or Section 2.11(a)(ii)(D), as applicable, unless a shorter period is agreed to between the Borrower and the Auction Agent.

“Discounted Term Loan Prepayment” has the meaning assigned to such term in Section 2.11(a)(ii)(A).

“Disposed EBITDA” means, with respect to any Sold Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business (determined as if references to the Company, the Borrower and their Subsidiaries in the definition of the term “Consolidated EBITDA” (and in the component financial definitions used therein) were references to such Sold Entity or Business and its subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business.

“Disposition” has the meaning assigned to such term in Section 6.05.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

(a)            matures or is mandatorily redeemable (other than solely for Equity Interests in such Person or in any Parent Entity that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;

(b)            is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person or in any Parent Entity that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or

(c)            is redeemable (other than solely for Equity Interests in such Person or in any Parent Entity that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by such Person or any of its Affiliates, in whole or in part, at the option of the holder thereof;

in each case, on or prior to the date ninety-one (91) days after the Latest Maturity Date; provided, however, that

(i)            an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale,” “condemnation event,” a “change in control” or similar event shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after repayment in full of all the Loans and all other Loan Document Obligations that are accrued and payable and the termination of the Commitments,

(ii)            if an Equity Interest in any Person is issued pursuant to any plan for the benefit of employees of the Company or the Borrower (or any direct or indirect parent thereof), the Company, the Borrower, or any of their Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by the Company or the Borrower (or any direct or indirect parent company thereof), the Company, the Borrower, or any of their Subsidiaries in order to satisfy applicable statutory or regulatory obligations of such Person or as a result of such employee’s termination, death, or disability,

(iii)           any class of Equity Interests of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Equity Interest shall not be deemed to be Disqualified Equity Interest and

(iv)           Equity Interests constituting Qualified Equity Interests when issued shall not cease to constitute Qualified Equity Interests as a result of the subsequent extension of the Maturity Date.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in dollars, such amount and (b) with respect to any amount denominated in any currency other than dollars, the equivalent amount thereof in dollars as determined by the Administrative Agent at such time in accordance with Section 1.05 hereof.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means April 17, 2026, the date on which all conditions precedent set forth in Section 4.01 and Section 4.02 are satisfied (or waived).

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person, other than, in each case, (i) any member of the Odeon Group or any Affiliates thereof, (ii) any member of the AMC Group or any Affiliates thereof, or (iii) a natural person.

“Entity Division” means, with respect to any corporation, limited liability company, trust, joint venture, association, company, partnership, or other entity, the division of such entity into two or more corporations, limited liability companies, trusts, joint ventures, associations, companies, partnerships, or other entities, whether pursuant to statute or otherwise, including any Delaware LLC Division or any comparable transaction under any similar law.

“Environmental Laws” means applicable common law and all applicable treaties, rules, regulations, codes, ordinances, judgments, orders, decrees and other applicable Requirements of Law, and all applicable injunctions or binding agreements issued, promulgated or entered into by or with any Governmental Authority, in each instance relating to pollution or the protection of the environment, including with respect to the preservation or reclamation of natural resources, Hazardous Materials, or to the extent relating to exposure to Hazardous Materials, the protection of human health or safety.

“Environmental Liability” means any liability, obligation, loss, claim, action, order or cost, contingent or otherwise (including any liability for damages, costs of medical monitoring, costs of environmental remediation or restoration, administrative oversight costs, consultants’ fees, fines, penalties and indemnities), of the Company, the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law or permit, license or approval issued thereunder, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, restated or replaced from time to time, and the rules and regulations promulgated thereunder.

“Erroneous Payment” has the meaning set forth in Section 8.12(a).

“Erroneous Payment Recipient” has the meaning set forth in Section 8.12(a).

“Erroneous Payment Subrogation Rights” has the meaning set forth in Section 8.12(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“euro” means the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, restated or replaced from time to time.

“Excluded Assets” shall have the meaning ascribed to that term in the Debenture and/or as excluded in accordance with the Agreed Security Principles.

“Excluded Jurisdiction” means any jurisdiction other than England and Wales, Finland, Germany, Spain, Sweden and the United States of America (or any state thereof or the District of Columbia).

“Excluded Subsidiary” means (except as otherwise provided in clause (b) of the definition of “Subsidiary Loan Party”), any Subsidiary that is excluded in accordance with the Agreed Security Principles.

For the avoidance of doubt, the Company, the Borrower and Cinemas Holdings shall not constitute an Excluded Subsidiary. A Subsidiary shall not be an Excluded Subsidiary if, and for so long as, it Guarantees any Indebtedness under any indentures, agreements, credit agreements or similar documents evidencing Indebtedness of any Loan Party.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document,

(a)            Taxes imposed on (or measured by) its net income or profits (however denominated), branch profits Taxes, and franchise Taxes, in each case imposed by

(i)             a jurisdiction as a result of such recipient being organized or having its principal office located in or, in the case of any Lender, having its applicable lending office located in such jurisdiction or

(ii)            any jurisdiction as a result of any other present or former connection between such recipient and the jurisdiction imposing such Tax (other than a connection arising solely from such recipient having executed, delivered, or become a party to, performed its obligations or received payments under, received or perfected a security interest under, sold or assigned of an interest in, engaged in any other transaction pursuant to, or enforced, any Loan Documents),

(b)            any withholding Tax that is attributable to a Lender’s failure to comply with Section 2.17(f),

(c)            except in the case of an assignee pursuant to a request by the Borrower under Section 2.19, any U.S. federal withholding Taxes imposed due to a Requirement of Law in effect at the time a Lender becomes a party hereto (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding Tax under Section 2.17(a),

(d)            any U.S. federal withholding Tax imposed pursuant to FATCA.

(e)            United Kingdom income tax deductible at source from interest payable to or for the account of such Lender if,

(i)             on the date on which the payment of interest falls due, the payment could have been made to the relevant Lender without a deduction on account of United Kingdom income tax if the Lender had been a UK Qualifying Lender but on that date that Lender is not or has ceased to be a UK Qualifying Lender other than as a result of a Change in Law occurring after the date it became a Lender,

(ii)            the Borrower making the payment is able to demonstrate that the payment could have been made to the Lender without a deduction or withholding for any Taxes had that Lender complied with its obligations under Section 2.17(j),

(iii)

(A)            an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the ITA 2007 which relates to the payment and that Lender has received from the Loan Party making the payment a certified copy of that Direction and

(B)            the payment could have been made to the Lender without any UK Tax Deduction if that Direction had not been made, or

(iv)

(A)            the relevant Lender has not given a Tax Confirmation, and

(B)            the payment could have been made to the Lender without any UK Tax Deduction if the Lender had given a Tax Confirmation, on the basis that the Tax Confirmation would have enabled the Borrower to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the ITA 2007, and

(f)            any Bank Levy.

“Existing AMC Loans” has the meaning assigned to such term in Section 3.15(b); provided that the Existing AMC Loans (and any Permitted Refinancing thereof) shall, at all times, be “Investor Liabilities” under and as defined in the Intercreditor Agreement (or subject to an Additional Intercreditor Agreement on substantially the same terms as “Investor Liabilities” under and as defined in the Intercreditor Agreement as in effect on the date hereof (or terms not materially less favorable to the Secured Parties)).

“Existing Intra-Group Loans” has the meaning assigned to such term in Section 3.15(c); provided that the Existing Intra-Group Loans (and any Permitted Refinancing thereof) shall, if required thereunder, be “Intra-Group Liabilities” under and as defined in the Intercreditor Agreement (or subject to an Additional Intercreditor Agreement on substantially the same terms as “Intra-Group Liabilities” under and as defined in the Intercreditor Agreement as in effect on the date hereof (or terms not materially less favorable to the Secured Parties)).

“Fair Market Value” means with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset. Except as otherwise expressly set forth herein, such value shall be determined in good faith by the Company or the Borrower.

“Fair Value” means the amount at which the assets (both tangible and intangible), in their entirety, of the Company, the Borrower and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

“FATCA” means Sections 1471 through 1474 of the Code as in effect on the date hereof (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future Treasury regulations or official administrative interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code, any intergovernmental agreements (and related legislation or official guidance) entered into in connection with the implementation of such current Sections of the Code (or any such amended or successor version described above) and any laws, fiscal or regulatory legislation, rules or practices adopted by a non-U.S. jurisdiction to implement the foregoing.

“FCPA” has the meaning assigned to such term in Section 3.18(a).

“Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the preceding Business Day as so published on the next succeeding Business Day.

“Fee Letter” means that certain Fee Letter dated March 6, 2026, among AMC, the Borrower, and Deutsche Bank.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company or the Borrower, as the context may require.

“First Lien Leverage Ratio” means, on any date, the ratio of (a) Consolidated First Lien Debt as of such date to (b) Consolidated EBITDA for the Test Period as of such date.

“Fixed Amounts” has the meaning assigned to such term in Section 1.03(f).

“Foreign Prepayment Event” has the meaning assigned to such term in Section 2.11(h)(A).

“Foreign Subsidiary” means any Subsidiary that is organized, incorporated or established under the laws of a jurisdiction other than the United Kingdom.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein,

(a)            all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB Accounting Standards Codification 825-Financial Instruments, or any successor thereto (including pursuant to the FASB Accounting Standards Codification), to value any Indebtedness of the Company, the Borrower, or any Subsidiary at “fair value,” as defined therein and

(b)            the amount of any Indebtedness or other balance sheet items or income statement items under GAAP with respect to Capital Lease Obligations and any other leases shall be determined in accordance with the definition of Capital Lease Obligations and otherwise in accordance with GAAP as in effect on December 31, 2018 (and, in any event, shall exclude the impact on rent expense resulting from the adoption of ASC 842).

“German Loan Party” means any Loan Party incorporated or established (or, for the purpose of the definition of “Solvent,” having its center of main interests) in Germany.

“Government Securities” means direct obligations (or certificates representing an ownership interest in such obligations) of, or obligations guaranteed by, the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, Governmental Authorities.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning assigned to such term in Section 9.04(e).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Effective Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined in good faith by a Financial Officer. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantee Limitations” means, in respect of any Loan Party and any payments it is required to make in respect of its Guaranty, the limitations and restrictions applicable to such Loan Party as set out in the applicable Guaranty or in the relevant joinder of such Loan Party to the relevant Guaranty.

“Guarantors” means collectively, (a) the Company, (b) the Subsidiary Loan Parties, and (c) AMC.

“Guaranty” means, individually, each agreement, document or other instrument evidencing or documenting the Guarantee of payment of the Loan Document Obligations and this Agreement by the Company or any Subsidiary Loan Party and, collectively, all such agreements, documents or instruments.

“Guaranty Obligations” means the due and punctual performance of all the obligations of each Guarantor under any Guaranty (including interest and monetary obligations incurred during the pendency of any Insolvency Proceeding, regardless of whether allowed or allowable therein), subject in any case to the relevant limitations applicable to each Guarantor (including the Guarantee Limitations).

“Hazardous Materials” means all explosive, radioactive, hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum by-products or distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated as hazardous or toxic, or any other term of similar import, pursuant to any Environmental Law.

“Identified Participating Lenders” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(3).

“Identified Qualifying Lenders” has the meaning specified in Section 2.11(a)(ii)(D)(3).

“IFRS” means international accounting standards as promulgated by the International Accounting Standards Board.

“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Incurrence-Based Amounts” has the meaning assigned to such term in Section 1.04(f).

“Indebtedness” of any Person means, without duplication,

(a)            all obligations of such Person for borrowed money,

(b)            all obligations of such Person evidenced by bonds, debentures, notes or similar instruments,

(c)            all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person,

(d)            all obligations of such Person in respect of the deferred purchase price of property or services (excluding trade accounts or similar obligations payable in the ordinary course of business and any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid within sixty (60) days after being due and payable),

(e)            all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed,

(f)             all Guarantees by such Person of Indebtedness of others,

(g)            all Capital Lease Obligations of such Person,

(h)            all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and

(i)             all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances;

provided that the term “Indebtedness” shall not include

(i)             deferred or prepaid revenue,

(ii)            purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller,

(iii)           any obligations attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto,

(iv)           Indebtedness of any Parent Entity appearing on the balance sheet of the Company or the Borrower solely by reason of push down accounting under GAAP,

(v)            accrued expenses and royalties,

(vi)           asset retirement obligations and other pension related obligations (including pensions and retiree medical care) that are not overdue by more than sixty (60) days and

(vii)          any obligations under any operating leases (as determined under GAAP as in effect on the Effective Date).

The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The amount of Indebtedness of any Person for purposes of clause (e) above shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the Fair Market Value of the property encumbered thereby as determined by such Person in good faith. For all purposes hereof, the Indebtedness of the Company, the Borrower, and their Subsidiaries shall exclude intercompany liabilities arising from their cash management, tax, and accounting operations and intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business.

“Indemnified Taxes” means all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Information” has the meaning assigned to such term in Section 9.12(a).

“Insolvency Proceeding” means (a) with respect to any Loan Party or member of the Odeon Group incorporated or organized in any jurisdiction other than the United Kingdom, any bankruptcy or insolvency proceeding or other event pursuant to any Bankruptcy Laws, including, without limitation, any “Insolvency Event” (as defined in the Intercreditor Agreement) and any proceeding, appointment or similar event described in paragraphs (h) or (i) of Section 7.01; and (b) with respect to any Loan Party or member of the Odeon Group incorporated or organized in the United Kingdom, any UK Insolvency Proceeding.

“Intellectual Property” means, with respect to any Person, all intellectual and similar property of every kind and nature now owned or hereafter acquired by any such Person, including inventions, designs, Patents, Copyrights, Licenses, Trademarks, trade secrets, domain names, confidential or proprietary technical and business information, know-how, show-how or other data or information, software and databases.

“Intercreditor Agreement” means the intercreditor agreement dated October 22, 2022 between, among others, the Borrower, the Company, the Subsidiary Loan Parties, and U.S. Bank Trust Company, National Association, as “Original Senior Secured Notes Trustee and Security Agent”, as amended, restated or otherwise modified from time to time in accordance with its terms, attached to this Agreement as Exhibit E.

“Interest Payment Date” means the fifteenth day each January, April, July and October, commencing with July 15, 2026.

“International Reporting Segment” has the meaning assigned to such term in Section 5.01(a).

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of

(a)            the purchase or other acquisition of Equity Interests or Indebtedness or other securities of another Person,

(b)            a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other Indebtedness or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of the Company, the Borrower, and their Subsidiaries, (i) intercompany advances arising from their cash management, tax, and accounting operations and (ii) intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business and consistent with past practices) or

(c)            the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person.

The amount, as of any date of determination, of

(i)             any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, minus any cash payments actually received by such investor representing interest in respect of such Investment (to the extent any such payment to be deducted does not exceed the remaining principal amount of such Investment), but without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof,

(ii)            any Investment in the form of a Guarantee shall be equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined in good faith by a Financial Officer,

(iii)           any Investment in the form of a transfer of Equity Interests or other non-cash property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the Fair Market Value of such Equity Interests or other property as of the time of the transfer, minus any payments actually received by such investor representing a return of capital of, or dividends or other distributions in respect of, such Investment (to the extent such payments do not exceed, in the aggregate, the original amount of such Investment), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment, and

(iv)           any Investment (other than any Investment referred to in clause (i), (ii) or (iii) above) by the specified Person in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any other Person shall be the original cost of such Investment (including any Indebtedness assumed in connection therewith), plus (A) the cost of all additions thereto and minus (B) the amount of any portion of such Investment that has been repaid to the investor in cash as a repayment of principal or a return of capital, and of any cash payments actually received by such investor representing interest, dividends or other distributions in respect of such Investment (to the extent the amounts referred to in this clause (B) do not, in the aggregate, exceed the original cost of such Investment plus the costs of additions thereto), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment.

For purposes of Section 6.04, if an Investment involves the acquisition of more than one Person, the amount of such Investment shall be allocated among the acquired Persons in accordance with GAAP; provided that pending the final determination of the amounts to be so allocated in accordance with GAAP, such allocation shall be as reasonably determined by a Financial Officer. If the Company, the Borrower or any Subsidiary sells or otherwise disposes of any Equity Interests of any Subsidiary, or any Subsidiary issues any Equity Interests, in either case, such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company or the Borrower, the Company or the Borrower, as applicable, shall be deemed to have made an Investment on the date of any such sale or other disposition equal to the Fair Market Value of the Equity Interests of and all other Investments in such Person retained.

“ITA 2007” means the Income Tax Act 2007.

“Judgment Currency” has the meaning assigned to such term in Section 9.14(b).

“Junior Financing” means any unsecured or secured Indebtedness (other than any permitted intercompany Indebtedness among the AMC Group members) that is subordinated in right of payment to the Loan Document Obligations and/or secured by Liens on some or all of the Collateral that are subordinated to the Liens securing the Secured Obligations.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, as extended in accordance with this Agreement from time to time.

“LCT Election” has the meaning provided in Section 1.06.

“LCT Test Date” has the meaning provided in Section 1.06.

“Legal Reservations” means (a) the application of relevant debtor relief laws, (b) general principles of equity and/or principles of good faith and fair dealing, (c) any principle that certain remedies may be granted or refused at the discretion of the court, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganization, court schemes, moratoria, administration and other laws generally affecting the rights of creditors and secured creditors, (d) any time barring of claims under applicable limitation laws and defenses of acquiescence, set off or counterclaim and any possibility that an undertaking to assume liability for or to indemnify a person against non-payment of stamp duty may be void, (e) any principle that in certain circumstances Liens granted by way of fixed security may be re-characterized as being floating security or that Liens purported to be constituted as an assignment may be re-characterized as a charge, (f) any principle that additional interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty or prohibited interest-on-interest and thus void, (g) any principle that a court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant; (h) any principle that the creation or purported creation of a Lien over any contract or agreement which is subject to a prohibition on transfer, assignment or charging may be void, ineffective or invalid and may give rise to a breach of the contract or agreement over which such Lien has purportedly been created; (i) the accessory nature of certain Liens governed by relevant local laws, (j) the principle that a court may not give effect to any parallel debt provisions, covenants to pay any collateral agent or other similar provisions, (k) the fact that a court may limit the concept of irrevocability by applying restrictions based on cogent reasons for the respective concerned party to withdraw from the right irrevocably granted, (l) the principles of private and procedural laws of any relevant jurisdiction which affect the enforcement of a foreign court judgment, (m) the principle that in certain circumstances pre-existing Liens purporting to secure an additional facility, further advances or any facility following a structural adjustment may be void, ineffective, invalid or unenforceable, and (n) similar principles, rights and defenses under the laws of any relevant jurisdiction.

“Lender” means any Person with an outstanding Loan or Commitment to make a Loan, including any Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Lender Advisor” means Willkie Farr & Gallagher LLP, as counsel to Deutsche Bank.

“Liabilities” means the recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Company, the Borrower, and their Subsidiaries taken as a whole, as of the Effective Date after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied.

“License” means any Patent License, Trademark License, Copyright License or other license or sublicense agreement to which any Person is a party.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (including extended retention of title agreement) (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Limited Condition Transaction” means any Acquisition Transaction or any other acquisition or Investment permitted by this Agreement, in each case whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Loan Document Obligations” means

(a)            the due and punctual payment by the Borrower of

(i)            the principal of and interest at the applicable rate or rates provided in this Agreement (including interest accruing during the pendency of any Insolvency Proceeding, regardless of whether allowed or allowable therein) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and

(ii)            all other monetary obligations of the Borrower under or pursuant to this Agreement and each of the other Loan Documents, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any Insolvency Proceeding, regardless of whether allowed or allowable therein),

(b)            the due and punctual payment and performance of all other obligations of the Borrower under or pursuant to each of the Loan Documents and

(c)            the due and punctual payment and performance of all the obligations of each other Loan Party under or pursuant to this Agreement and each of the other Loan Documents (including interest and monetary obligations incurred during the pendency of any Insolvency Proceeding, regardless of whether allowed or allowable therein).

“Loan Documents” means this Agreement, the AMC Guaranty, each Guaranty, the Security Documents, the Fee Letter, the Intercreditor Agreement, any Additional Intercreditor Agreement, and, except for purposes of Section 9.02, any promissory notes delivered pursuant to Section 2.09(e).

“Loan Parties” means the Company, the Borrower, the Subsidiary Loan Parties and any other Guarantor, but not including AMC.

“Loans” means the loans made by the Lenders to the Borrower pursuant to Section 2.01 of this Agreement.

“Make-Whole Amount” means, with respect to any Term Loan on any relevant Applicable Premium Trigger Date, the present value on the Applicable Premium Trigger Date of (a) the amount of all required remaining scheduled interest payments due in respect of such Term Loan through the two-year anniversary of the Effective Date (excluding accrued and unpaid interest) and (b) the Applicable Premium pursuant to clause (b) of the definition of “Applicable Premium” as if such Term Loans were paid on the two-year anniversary of the Effective Date, computed using a discount rate equal to the Adjusted Treasury Rate; provided that, in the event that, on or prior to March 31, 2027, the Borrower prepays the Loan Document Obligations in full in cash from the proceeds of new Indebtedness for borrowed money incurred to refinance or repay the Loan Document Obligations and “Loan Document Obligations” (under and as defined in the Muvico Credit Agreement), the Make-Whole Amount shall be an amount equal to 2.00% of the aggregate principal amount of the outstanding Term Loans on such prepayment date.

“Master Agreement” has the meaning assigned to such term in the definition of “Swap Agreement.”

“Material Adverse Effect” means any event, circumstance or condition that has had, or could reasonably be expected to have, a materially adverse effect on (a) the business or financial condition of the Company and its Subsidiaries, taken as a whole, (b) the ability of the Borrower and the Guarantors, taken as a whole, to perform their payment obligations under the Loan Documents or (c) the rights and remedies of the Agents and the Lenders under the Loan Documents.

“Material Indebtedness” means any Indebtedness for borrowed money (other than the Loan Document Obligations), Capital Lease Obligations, unreimbursed drawings under letters of credit, third party Indebtedness obligations evidenced by notes or similar instruments or obligations in respect of one or more Swap Agreements, of any one or more of the Company, the Borrower, and its Subsidiaries in an aggregate principal amount exceeding $25,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company, the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Property” means any asset, including intellectual property, owned by any member of the Odeon Group that is material to the business, operations, assets, or financial condition of the Odeon Group, taken as a whole.

“Material Real Property” means, as of any date of determination, (a) each fee owned parcel of real property owned by (or committed to be transferred to) any member of the Odeon Group as of the Effective Date and (b) each fee owned parcel of real property having a fair market value equal to or in excess of $5,000,000, in each case, owned by any Loan Party. For the purpose of determining the relevant value under this Agreement with respect to the preceding sentence, such value shall be determined as of (a) the Effective Date for real property owned as of the Effective Date, (b) the date of acquisition for real property acquired after the Effective Date or (c) the date on which the entity owning such real property becomes a Loan Party after the Effective Date, in each case as reasonably determined by the Company.

“Maturity Date” means April 17, 2031.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgage” means a mortgage, deed of trust, land charge, assignment of leases and rents or other security document granting a Lien on any Mortgaged Property to secure the Secured Obligations. Each Mortgage shall be in a form reasonably agreed between the Company and the Security Agent (acting at the Direction of the Required Lenders).

“Mortgaged Property” means each parcel of Material Real Property and the improvements thereon with respect to which (a) a Mortgage has been granted prior to the Effective Date and (b) a Mortgage shall be granted pursuant to Section 5.11 and Section 5.12.

“Muvico Credit Agreement” means the Credit Agreement, dated as of July 22, 2024 (as amended by the First Amendment to Credit Agreement, dated as of July 24, 2025), among AMC and Muvico, LLC, as borrowers, the lenders from time to time party thereto, and Wilmington Savings Fund Society, FSB, as administrative agent and collateral agent.

“Muvico Loan Party” means any Person that is a “Loan Party” (under and as defined in the Muvico Credit Agreement).

“Net Proceeds” means, with respect to any event,

(a)            the proceeds received in respect of such event in cash or Permitted Investments, including

(i)              any cash or Permitted Investments received in respect of any non-cash proceeds, including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or earn-out (but excluding any interest payments), but only as and when received,

(ii)             in the case of a casualty, insurance proceeds that are actually received,

(iii)            in the case of a condemnation or similar event, condemnation awards and similar payments that are actually received, and

(iv)            any cash or Permitted Investments received in respect of any termination or sale of a leasehold interest, minus

(b)            the sum of

(i)             all fees and out-of-pocket expenses paid by the Company, the Borrower, and the Subsidiaries in connection with such event (including attorney’s fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, underwriting discounts and commissions, other customary expenses and brokerage, consultant, accountant and other customary fees),

(ii)            in the case of a Disposition of an asset (including pursuant to a Casualty Event or similar proceeding),

(A)            any funded escrow established pursuant to the documents evidencing any Disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such sale or disposition; provided that the amount of any subsequent reduction of such escrow (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds occurring on the date of such reduction solely to the extent that the Company, the Borrower, and/or any Subsidiaries receives cash in an amount equal to the amount of such reduction,

(B)            the amount of all payments that are permitted hereunder and are made by the Company, the Borrower, and their Subsidiaries as a result of such event to repay Indebtedness (other than the Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event,

(C)            the pro rata portion of net cash proceeds thereof (calculated without regard to this clause (C)) attributable to minority interests and not available for distribution to or for the account of the Company, the Borrower, and their Subsidiaries as a result thereof and

(D)            the amount of any liabilities directly associated with such asset and retained by the Company, the Borrower, or their Subsidiaries and

(iii)            the amount of all taxes paid (or reasonably estimated to be payable, including any withholding taxes estimated to be payable in connection with the repatriation of such Net Proceeds), and the amount of any reserves established by the Company, the Borrower, and their Subsidiaries to fund contingent liabilities reasonably estimated to be payable, that are associated with such event, provided that any reduction at any time in the amount of any such reserves (other than as a result of payments made in respect thereof) shall be deemed to constitute the receipt by the Company, the Borrower, at such time of Net Proceeds in the amount of such reduction.

“New Project” means (a) each facility, theatre or other project which is either a new facility, a new theatre or an expansion, renovation, relocation, remodeling or other improvement or modernization of an existing theatre or facility owned by the Company, the Borrower, or their Subsidiaries which in fact commences operations and (b) each creation (in one or a series of related transactions) of a business unit to the extent such business unit commences operations or each expansion (in one or a series of related transactions) of business into a new market.

“Non-Cash Compensation Expense” means any non-cash expenses and costs that result from the issuance of stock-based awards, partnership interest-based awards and similar incentive based compensation awards or arrangements.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(b)(xviii)(d).

“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit S or such other form as may be reasonably approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer.

“NYFRB” shall mean the Federal Reserve Bank of New York.

“Odeon Group” means the Company, the Borrower, Cinemas Holdings, and their respective Subsidiaries, together, and a “member” of the Odeon Group means any of the foregoing.

“Odeon Indenture” means the Indenture, dated as of October 20, 2022, pursuant to which the Odeon Notes were issued among Odeon Finco PLC, the guarantors named therein and U.S. Bank Trust Company, National Association, as trustee and security agent.

“Odeon Notes” means those 12.75% Senior Secured Notes due 2027 issued pursuant to the Odeon Indenture in the original principal amount of $400,000,000.

“Odeon Parent” means AMC UK Holding Limited.

“OFAC” has the meaning assigned to such term in Section 3.18(b).

“Offered Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(1).

“Offered Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(1).

“Organizational Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction, including, without limitation: (i) the articles of association and memorandum of incorporation of any entity incorporated in England and Wales and (ii) an up-to-date copy of a literal excerpt (certificación literal) issued by the relevant Spanish Commercial Registry of any entity incorporated in Spain regarding its due incorporation and valid legal existence, as well as the composition of its governing body (certificación de vigencia y cargos), and its up-to-date by-laws (certificación de estatutos sociales)); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction, including, without limitation: (i) the articles of association and memorandum of incorporation or organization of any entity incorporated or organized in England and Wales and (ii)) and (ii) an up-to-date copy of a literal excerpt (certificación literal) issued by the relevant Spanish Commercial Registry of any entity incorporated in Spain regarding its due incorporation and valid legal existence, as well as the composition of its governing body (certificación de vigencia y cargos), and its up-to-date by-laws (certificación de estatutos sociales)); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Applicable Indebtedness” has the meaning assigned to such term in Section 2.11(i).

“Other Taxes” means any and all present or future recording, stamp, documentary, transfer, sales, property or similar Taxes arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document, except any such Taxes imposed with respect to an assignment.

“Parallel Debt” means the “Senior Secured Security Agent Claim” under and as defined in the Intercreditor Agreement or any other “parallel debt” or similar provisions applicable to secured debt under any Additional Intercreditor Agreement or any other Loan Document.

“Parent Entity” means any Person that is a direct or indirect parent of the Company.

“Participant” has the meaning assigned to such term in Section 9.04(c)(i).

“Participant Register” has the meaning assigned to such term in Section 9.04(c)(iii).

“Participating Lender” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(2).

“Participation Lender” has the meaning assigned to such term in Section 9.04(c)(i).

“Patent License” means any written agreement, now or hereafter in effect, granting to any Person any right to make, use or sell any invention covered by a Patent, now or hereafter owned by any other Person or that any other Person now or hereafter otherwise has the right to license, and all rights of any such Person under any such agreement.

“Patents” means, with respect to any Person, all of the following now owned or hereafter acquired by such Person: (a) all letters patent of the United States or any other jurisdiction in which members of the Odeon Group operate, all registrations thereof and all applications for letters patent of the United States or any other jurisdiction in which members of the Odeon Group operate, including registrations and pending applications in the United States Patent and Trademark Office or any similar offices in any other jurisdiction in which members of the Odeon Group operate, and (b) all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein.

“Perfection Requirements” means the delivery of physical possession, making or procuring of the appropriate registrations, filings, endorsements, notarizations, stampings and/or notifications of the Security Documents or the security interest created thereunder and any other actions or steps, necessary in any jurisdiction in order to create, perfect or enforce any Security or the Security Documents or to achieve the relevant priority expressed therein (including payment of any associated fees, costs or expenses).

“Permitted Acquisition” means an Acquisition Transaction; provided that (a) with respect to each such Acquisition Transaction, all actions required to be taken with respect to any such newly created or acquired Subsidiary (including each subsidiary thereof) or assets in order to satisfy Section 5.11 and (b) after giving effect to any such purchase or other acquisition, no Event of Default under clause (a), (b), (h) or (i) of Section 7.01 shall have occurred and be continuing.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Permitted Investments between the Company, the Borrower, or a Subsidiary and another Person, subject to (x) the total Fair Market Value of all assets and property of the Company, the Borrower or any Subsidiaries so sold or exchanged in any Permitted Asset Swaps consummated pursuant to this clause (x) from and after the Effective Date does not exceed $10,000,000 in the aggregate, and (y) additional Permitted Asset Swaps shall be permitted so long as (i) the Borrower shall deliver to the Agents a fairness opinion from a reputable internationally recognized investment bank, valuation firm or accounting firm with respect to such Permitted Asset Swap and (ii) any assets or property acquired by the Company, the Borrower or any Subsidiary are Theater Assets and located in (1) jurisdictions in which members of the Odeon Group operate as of the Effective Date or (2) the United States (provided that, in the case of a Permitted Asset Swap under this clause (2), (I) the relevant Odeon Group members shall enter into a shared services agreement (or other similar agreement) with one or more AMC Group members with respect to such acquired Theater Assets, (II) such agreement and any other agreements or transactions with any AMC Group member with respect to such acquired Theater Assets are on terms substantially as favorable to such Odeon Group members as would be obtainable thereby at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, and (III) the agreements or transactions described in clauses (I) and (II) (other than any agreements or transactions that are not material to the business of owning or operating such Theater Assets) shall remain in full force and effect (including, without limitation, following the occurrence or commencement of an Insolvency Proceeding with respect to any Odeon Group member or AMC Group member) (it being understood that, upon the date such agreements or transactions cease to be in full force and effect, such transaction shall cease to be deemed a Permitted Asset Swap hereunder).

“Permitted Encumbrances” means:

(a)            Liens for taxes, assessments or other governmental charges that are not overdue for a period of more than sixty (60) days or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(b)            Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or construction contractors’ Liens and other similar Liens arising in the ordinary course of business and consistent with past practices that secure amounts not overdue for a period of more than sixty (60) days or, if more than sixty (60) days overdue, are unfiled and no other action has been taken to enforce such Liens or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP, in each case so long as such Liens do not individually or in the aggregate have a Material Adverse Effect;

(c)            Liens incurred or deposits made in the ordinary course of business and consistent with past practices (i) in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) insurance carriers providing property, casualty or liability insurance to the Company, the Borrower, or any Subsidiary or otherwise supporting the payment of items set forth in the foregoing clause (i);

(d)            Liens incurred or deposits made to secure the performance of bids, trade contracts, governmental contracts and leases, statutory obligations, surety, stay, customs and appeal bonds, performance bonds, bankers’ acceptance facilities and other obligations of a like nature (including those to secure health, safety and environmental obligations) and obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same, incurred in the ordinary course of business and consistent with past practices;

(e)            easements, encumbrances, rights-of-way, reservations, restrictions, restrictive covenants, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines and other similar purposes building codes, encroachments, protrusions, zoning restrictions, and other similar encumbrances and minor title defects or other irregularities in title and survey exceptions affecting real property that, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of the Odeon Group, taken as a whole;

(f)             Liens securing, or otherwise arising from, judgments not constituting an Event of Default under Section 7.01(j);

(g)            Liens on goods the purchase price of which is financed by a documentary letter of credit issued for the account of the Company, the Borrower, or any of their Subsidiaries or Liens on bills of lading, drafts or other documents of title arising by operation of law or pursuant to the standard terms of agreements relating to letters of credit, bank guarantees and other similar instruments, provided that such Lien secures only the obligations of the Company, the Borrower, or such Subsidiaries in respect of such letter of credit to the extent such obligations are permitted by Section 6.01;

(h)            rights of set-off, banker’s lien, netting agreements and other Liens arising by operation of law or by of the terms of documents (including applicable general terms and conditions) of banks or other financial institutions in relation to the maintenance of administration of deposit accounts, securities accounts, cash management arrangements or in connection with the issuance of letters of credit, bank guarantees or other similar instruments;

(i)             Liens arising from precautionary Uniform Commercial Code financing statements or any similar filings made in respect of operating leases entered into by the Company, the Borrower, or any of their Subsidiaries;

(j)             Liens created in connection with pension liabilities or partial retirement liabilities (Altersteilzeitverpflichtungen) pursuant to the German Partial Retirement Act (Altersteilzeitgesetz) or in connection with time credits (Wertguthaben) pursuant to section 7(e) of the German Social Code (Sozialgesetzbuch IV) or pursuant to section 4 of the German Act for the Improvement of Occupational Pensions Schemes (Gesetz zur Verbesserung der betrieblichen Altersvorsorge);

(k)            Liens required to be granted under mandatory law in favor of creditors as a consequence of a merger or conversion permitted under this Agreement due to sections 22, 204 German Transformation Act (Umwandlungsgesetz - UmwG) or a termination of a profit and loss pooling agreement (Beherrschungs- und Gewinnabfhrungsvertrag) pursuant to section 303 German Stock Corporation Act (Aktiengesetz – AktG); and

(l)            Liens on bank accounts held in Germany arising under customary general terms and conditions (allgemeine Geschäftsbedingungen der Banken und Sparkassen) in favor of the respective account bank with which the Company, the Borrower, any Loan Party or any of their Subsidiaries maintains a banking relationship in the ordinary course of its business.

“Permitted Investments” means any of the following, to the extent owned by the Company, the Borrower, or any Subsidiary:

(a)            dollars, euro, pounds, Australian dollars, Swiss Francs, Canadian dollars, Yuan, Pesos or such other currencies held by it from time to time in the ordinary course of business;

(b)            readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of (i) the United States, (ii) the United Kingdom or (iii) any member nation of the European Union rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, having average maturities of not more than twenty-four (24) months from the date of acquisition thereof; provided that the full faith and credit of the United States, the United Kingdom or such member nation of the European Union is pledged in support thereof;

(c)            time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is a Lender or (ii) has combined capital and surplus of at least (x) $250,000,000 in the case of U.S. banks and (y) $100,000,000 (or the Dollar Equivalent as of the date of determination) in the case of non-U.S. banks (any such bank meeting the requirements of clause (i) or (ii) above being an “Approved Bank”), in each case with average maturities of not more than twenty-four (24) months from the date of acquisition thereof;

(d)            commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any variable or fixed rate note issued by, or guaranteed by, a corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, in each case with average maturities of not more than twenty-four (24) months from the date of acquisition thereof;

(e)            repurchase agreements and reverse repurchase agreements entered into by any Person with an Approved Bank, a bank or trust company (including any of the Lenders) or recognized securities dealer, in each case, having capital and surplus in excess of (i) $250,000,000 in the case of U.S. banks and (ii) $100,000,000 (or the Dollar Equivalent as of the date of determination) in the case of non-U.S. banks, in each case, for direct obligations issued by or fully guaranteed or insured by the government or any agency or instrumentality of (i) the United States or (ii) any member nation of the European Union rated A-2 (or the equivalent thereof) or better by S&P and P-2 (or the equivalent thereof) or better by Moody’s, in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a Fair Market Value of at least 100% of the amount of the repurchase obligations;

(f)            marketable short-term money market and similar highly liquid funds either (i) having assets in excess of (x) $250,000,000 in the case of U.S. banks or other U.S. financial institutions and (y) $100,000,000 (or the Dollar Equivalent as of the date of determination) in the case of non-U.S. banks or other non-U.S. financial institutions or (ii) having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(g)            securities with average maturities of twenty-four (24) months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority of any such state, commonwealth or territory having an investment grade rating from either S&P or Moody’s (or the equivalent thereof);

(h)            investments with average maturities of twenty-four (24) months or less from the date of acquisition in mutual funds rated A (or the equivalent thereof) or better by S&P or A2 (or the equivalent thereof) or better by Moody’s;

(i)             instruments equivalent to those referred to in clauses (a) through (h) above denominated in euro or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction;

(j)             investments, classified in accordance with GAAP as current assets, in money market investment programs that are registered under the Investment Company Act of 1940 or that are administered by financial institutions having capital of at least $250,000,000, and, in either case, the portfolios of which are limited such that substantially all of such investments are of the character, quality and maturity described in clauses (a) through (i) of this definition;

(k)            auction rate securities issued by any domestic corporation or any domestic government instrumentality, in each case rated at least “A-1” (or its equivalent) by S&P or at least “P-1” (or its equivalent) by Moody’s and maturing within six (6) months of the date of acquisition (or with interest rates or dividend yields that are re-set at least every thirty-five (35) days);

(l)             qualified purchaser funds regulated by the exemption provided by Section 3(c)(7) of the Investment Company Act of 1940, as amended, restated or replaced from time to time, which funds possess a “AAA” rating from at least two nationally recognized agencies and provide daily liquidity;

(m)            with respect to any Foreign Subsidiary:

(i)            obligations of the national government of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business, provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein,

(ii)           certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business, provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “A-2” or the equivalent thereof or from Moody’s is at least “P-2” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than twenty-four (24) months from the date of acquisition and

(iii)          the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank; and

(n)            investment funds investing at least 90% of their assets in securities of the types described in clauses (a) through (m) above.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of all or any portion of Indebtedness of such Person; provided that

(a)            the principal amount (or accreted value, if applicable) thereof does not exceed the original principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other amounts paid, and fees and expenses incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing revolving commitments unutilized thereunder to the extent that the portion of any existing and unutilized revolving commitment being refinanced was permitted to be drawn under Section 6.01 and Section 6.02 of this Agreement immediately prior to such refinancing (other than by reference to a Permitted Refinancing) and such drawing shall be deemed to have been made,

(b)            other than with respect to a Permitted Refinancing in respect of Indebtedness not constituting debt for borrowed money third party Indebtedness obligations evidenced by notes or similar instruments permitted pursuant to clauses (ii)(A) or (v) of Section 6.01(a), Indebtedness resulting from such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended (other than Customary Bridge Loans),

(c)            if the Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Loan Document Obligations, Indebtedness resulting from such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Loan Document Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended,

(d)

(i)            clause (e) of the definition of “Required Additional Debt Terms” shall apply to such Indebtedness and

(ii)            the primary obligor in respect of, and/or the Persons (if any) that Guarantee, the Indebtedness resulting from such modification, refinancing, refunding, renewal or extension are the primary obligor in respect of, and/or Persons (if any) that Guaranteed the Indebtedness being modified, refinanced, refunded, renewed or extended,

(e)            if the Indebtedness being modified, refinanced, refunded, renewed or extended is of Junior Financing, such Indebtedness shall not have any scheduled payments of principal or a final maturity prior to the date that is 365 days after the Maturity Date,

(f)

(i)            such Indebtedness shall not be secured by any property or asset of the Company, the Borrower, or any Subsidiary that did not secure the Indebtedness being modified, refinanced, refunded, renewed or extended other than

(A)            after-acquired property that is affixed to or incorporated into the property covered by such Lien,

(B)            in the case of any property or assets financed by Indebtedness or subject to a Lien securing Indebtedness, in each case, permitted by Section 6.01, the terms of which Indebtedness require or include a pledge of after-acquired property to secure such Indebtedness and related obligations, any such after-acquired property, and

(C)            the proceeds and products thereof, accessions thereto and improvements thereon,

(ii)            if the Indebtedness being modified, refinanced, refunded, renewed or extended is secured by Liens that are consensual Liens that are secured by the Collateral, then the holders of such Indebtedness resulting from such modification, refinancing, refunding, renewal or extension or their authorized representative shall enter into or become party to the Intercreditor Agreement or an Additional Intercreditor Agreement, as applicable; and

(iii)            the Liens securing Indebtedness resulting from such modification, refinancing, refunding, renewal or extension shall be of the same priority level as the existing Lien securing the Indebtedness being modified, refinanced, refunded, renewed or extended.

For the avoidance of doubt, it is understood that a Permitted Refinancing may constitute a portion of an issuance of Indebtedness in excess of the amount of such Permitted Refinancing; provided that such excess amount is otherwise permitted to be incurred under Section 6.01. For the avoidance of doubt, it is understood and agreed that a Permitted Refinancing includes successive Permitted Refinancings of the same Indebtedness.

“Permitted Transferees” means, with respect to any Person that is a natural person (and any Permitted Transferee of such Person),

(a)            such Person’s Immediate Family Members, including his or her spouse, ex-spouse, children, step-children and their respective lineal descendants and

(b)            without duplication with any of the foregoing, such Person’s heirs, legatees, executors and/or administrators upon the death of such Person and any other Person who was an Affiliate of such Person upon the death of such Person and who, upon such death, directly or indirectly owned Equity Interests in the Borrower.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Platform” has the meaning specified in Section 5.01.

“Prepayment Event” means:

(a)            (i) any sale, transfer or other Disposition of any property or asset of the Company, the Borrower, or any of their Subsidiaries pursuant to clauses (j), (k), (l), (m) and (n) of Section 6.05 or (ii) any termination or sale of a leasehold interest (each such event, an “Asset Sale Prepayment Event”); or

(b)            the incurrence by the Company, the Borrower, or any of the Subsidiaries of any Indebtedness, other than Indebtedness permitted under Section 6.01 or permitted pursuant to Section 9.02.

“Present Fair Saleable Value” means the amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Company, the Borrower, and their Subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

“primary obligor” has the meaning assigned to such term in the definition of “Guarantee.”

“Pro Forma Adjustment” means, for any Test Period, any adjustments to Consolidated EBITDA made in accordance with clauses (b) and (c) of the definition of that term.

“Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” means, with respect to compliance with any test, financial ratio or covenant hereunder required by the terms of this Agreement to be made on a Pro Forma Basis, that:

(a)            to the extent applicable, the Pro Forma Adjustment shall have been made and

(b)            all Specified Transactions and the following transactions in connection therewith that have been made during the applicable period of measurement or subsequent to such period and prior to or simultaneously with the event for which the calculation is made shall be deemed to have occurred as of the first day of the applicable period of measurement in such test, financial ratio or covenant:

(i)            income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction,

(A)            in the case of a Disposition of all or substantially all Equity Interests in any subsidiary of the Company or any division, product line, or facility used for operations of the Company or any of the Subsidiaries, shall be excluded, and

(B)            in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction” or any New Project shall be included,

(ii)            any retirement of Indebtedness, and

(iii)           any Indebtedness incurred or assumed by the Company, the Borrower, or any of the Subsidiaries in connection therewith (but without giving effect to any simultaneous incurrence of any Indebtedness pursuant to any fixed dollar basket or Consolidated EBITDA grower basket) and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination.

“Pro Forma Disposal Adjustment” means, for any Test Period that includes all or a portion of a fiscal quarter included in any eight full consecutive quarter period immediately following the disposal of any Sold Entity or Business, the pro forma increase or decrease in Consolidated EBITDA projected by the Company in good faith as a result of contractual arrangements between the Company, the Borrower, or any Subsidiary entered into with such Sold Entity or Business at the time of its disposal or within such eight quarter period and which represent an increase or decrease in Consolidated EBITDA which is incremental to the Disposed EBITDA of such Sold Entity or Business for the most recent Test Period prior to its disposal.

“Pro Forma Entity” means any Acquired Entity or Business.

“Proposed Change” has the meaning assigned to such term in Section 9.02(b)(xviii)(d).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 5.01.

“QPP Certificate” means a creditor certificate for the purposes of the QPP Regulations, given in the form set out in Exhibit R (or such other form as may satisfy the requirements of the QPP Regulations from time to time).

“QPP Lender” means a Lender which:

(a)            is not a Treaty Lender (and would not be a Treaty Lender on the assumption that all necessary procedural formalities were completed);

(b)            is a Lender in respect of Loans the amount of each of which, at the time at which such Loans were advanced, was at least £10 million; and

(c)            has delivered a QPP Certificate to the Company in respect of that Lender, provided that such QPP Certificate is not a Withdrawn Certificate or a Cancelled Certificate,

provided that if any Person in respect of which a QPP Certificate has been provided by a Lender is a “connected person” in relation to the Borrower within the meaning of the QPP Regulations, such Lender shall not be a QPP Lender.

“QPP Regulations” means the United Kingdom Qualifying Private Placement Regulations 2015 (SI 2015/2002).

“Qualified Equity Interests” means Equity Interests in the Company or Borrower or any parent of the Company or Borrower other than Disqualified Equity Interests.

“Qualifying Lender” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(3).

“Reference Treasury Dealer” means any three nationally recognized investment banking firms selected by the Required Lenders (and notified to the Administrative Agent) that are primary dealers of Government Securities.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Applicable Premium Trigger Date, the average, as determined by the Required Lenders (and notified to the Administrative Agent), of the bid and asked prices for the Comparable Treasury Issue with respect to the Term Loans, expressed in each case as a percentage of its principal amount, quoted in writing to the Required Lenders (and notified to the Administrative Agent) by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day immediately preceding the Applicable Premium Trigger Date.

“Refinancing” has the meaning assigned to such term in the Recitals.

“Register” has the meaning assigned to such term in Section 9.04(b)(iv).

“Reinvestment Notice” means a written notice executed by a Responsible Officer of the Borrower in connection with the occurrence of any Asset Sale Prepayment Event stating that the Borrower intends and expects to reinvest all or a portion of the Net Proceeds received in respect thereof in Theater Assets in compliance with Section 2.11(c).

“Related Business Assets” means assets (other than cash or Permitted Investments) used or useful in a Similar Business (which may consist of securities of a Person, including the Equity Interests of any Subsidiary).

“Related Funds” means with respect to any Lender that is an Approved Fund, any other Approved Fund that is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the partners, directors, officers, employees, trustees, agents, controlling persons, advisors and other representatives of such Person and of each of such Person’s Affiliates and permitted successors and assigns.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) and including the environment within any building or other structure.

“Replacement Effective Date” has the meaning assigned to such term in Section 8.06.

“Required Additional Debt Terms” means with respect to any Indebtedness,

(a)            except with respect to Customary Bridge Loans and (other than with respect to Indebtedness incurred under Section 6.01(a)(xxviii)) such Indebtedness does not mature earlier than the Latest Maturity Date,

(b)            such Indebtedness (other than Customary Bridge Loans) does not have mandatory redemption features (other than Customary Exceptions) that could result in redemptions of such Indebtedness prior to the Latest Maturity Date (it being understood that the Company, the Borrower, and their Subsidiaries shall be permitted to make any AHYDO “catch up” payments, if applicable),

(c)            such Indebtedness is not guaranteed by any entity that is not a Loan Party,

(d)            such Indebtedness that is secured:

(i)             is not secured by any assets not securing the Secured Obligations,

(ii)            is subject to the relevant Intercreditor Agreement or Additional Intercreditor Agreement; and

(iii)           is subject to security agreements relating to such Indebtedness that are substantially the same as the Security Documents (with such differences as are reasonably satisfactory to the Required Lenders, the Agents and the Borrower), and

(e)            to the extent that such Indebtedness benefits from any covenants that are either not contained in this agreement or are contained in this Agreement but are more restrictive on the Company, the Borrower, or their Subsidiaries than the equivalent terms of this Agreement to the Lenders, the Required Lenders shall have provided their prior written consent to the incurrence of such Indebtedness; provided that no consent shall be required by the Administrative Agent or any of the Lenders if such covenant is added for the benefit of any Loans remaining outstanding after the issuance or incurrence of any such Indebtedness in connection therewith or such equivalent covenant contained in this Agreement is made equally restrictive and any such additional covenant or more restrictive version of such covenant shall not be contingent on such provision continuing to be in effect for such other Indebtedness or such Indebtedness remaining outstanding; provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such resulting Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement, shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent (acting at the direction of the Required Lenders) notifies the Borrower within such five (5) Business Day period that the Required Lenders disagree with such determination (including a reasonable description of the basis upon which they disagree).

“Required Lenders” means, at any time, Lenders having Term Loans and unused Commitments representing more than 50.0% of the aggregate outstanding Term Loans and unused Commitments at such time; provided if at any time there are two or more unaffiliated Lenders, then “Required Lenders” shall include at least two such unaffiliated Lenders.

“Requirements of Law” means, with respect to any Person, any statutes, laws, treaties, rules, regulations, official administrative pronouncements, orders, decrees, writs, injunctions or determinations of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means the chief executive officer, chief marketing officer, chief financial officer, president, vice president, treasurer or assistant treasurer, or other similar officer, manager or a director of a Loan Party and with respect to certain limited liability companies or partnerships that do not have officers, any manager, sole member, managing member or general partner thereof, and as to any document delivered on the Effective Date or thereafter pursuant to Section 5.14, any secretary, assistant secretary or director of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company, the Borrower, or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Company, the Borrower, or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests.

“S&P” means S&P Global Ratings Services, a division of S&P Global Inc. or any successor to the rating agency business thereof.

“Sale Leaseback” means any transaction or series of related transactions pursuant to which the Company, the Borrower, or any other Subsidiary (a) sells, transfers, licenses or otherwise disposes of any property, real or personal or any lease, rental or similar arrangement, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed of.

“Sanctioned Country” means any country or territory that is, or whose government is, the subject of general, comprehensive, or territory-wide applicable Sanctions.

“Sanctioned Person” means any person that is (a) listed on, or 50% owned or controlled, as applicable, (directly or indirectly) by a person listed on, any Sanctions List, (b) located in, resident in, operating from, or organized or incorporated under the laws of a Sanctioned Country, or (c) otherwise a target of Sanctions.

“Sanctions” means any applicable economic, financial or trade sanctions, embargoes, export controls, or other restrictive measures imposed, administered or enforced by (a) the United Nations Security Council, (b) the European Union or any of its Member States, (c) the United Kingdom, (d) the United States of America (including OFAC, the U.S. Department of State and the U.S. Department of Commerce), or (e) any other governmental, public or regulatory authority or body of the aforementioned (a)-(d) (each a “Sanctions Authority”).

“Sanctions List” means any list of sanctioned or designated persons or entities whose property or interests in property are blocked or frozen, or who are otherwise subject to applicable Sanctions, issued or maintained by a Sanctions Authority with jurisdiction over the parties, as amended, supplemented or substituted from time to time.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Second Amendment to Muvico Credit Agreement” means that certain Second Amendment to Credit Agreement dated as of the date hereof, among AMC and Muvico, LLC, as borrowers, and Wilmington Savings Fund Society, FSB, as administrative agent and collateral agent.

“Secured Obligations” has the meaning given to such term in the Intercreditor Agreement and, in any event, shall include, without limitation, all Loan Document Obligations, any Guaranty Obligations and the Parallel Debt.

“Secured Parties” has the meaning given to such term in the Intercreditor Agreement and, in any event, shall include, without limitation: (a) each Lender, (b) the Administrative Agent and the Security Agent, and (c) the permitted successors and assigns of each of the foregoing.

“Security Agent” means U.S. Bank Trust Company, National Association, in its capacity as security agent hereunder and under the other Loan Documents, together with its permitted successors and assigns in such capacity as provided in clause 21 (The Security Agent) of the Intercreditor Agreement or this Agreement.

“Security Documents” means, collectively, the Intercreditor Agreement, any Additional Intercreditor Agreement, the Debenture, the Share Charge, the other UK Security Documents, the Spanish Security Documents, and any other mortgages, security agreements, intellectual property security agreements or pledge agreements relating to the Collateral, each for the benefit of the Security Agent, as amended, amended and restated, modified, renewed, replaced or otherwise modified from time to time.

“Share Charge” means that certain English law governed limited recourse share charge, dated as of October 20, 2022, by and between Odeon Parent and the Security Agent, as supplemented by the English law governed limited recourse supplemental share charge, dated as of the Effective Date, by and between Odeon Parent and the Security Agent, together with all limited recourse supplemental share charges thereto.

“Similar Business” means any business conducted or proposed to be conducted by the Company, the Borrower, and their Subsidiaries on the Effective Date or any business that is similar, reasonably related, synergistic, incidental, or ancillary thereto.

“Sold Entity or Business” has the meaning given such term in the definition of “Consolidated EBITDA.”

“Solicited Discount Proration” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(3).

“Solicited Discounted Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(1).

“Solicited Discounted Prepayment Notice” means an irrevocable written notice of the Borrower Solicitation of Discounted Prepayment Offers made pursuant to Section 2.11(a)(ii)(D) substantially in the form of Exhibit M.

“Solicited Discounted Prepayment Offer” means the irrevocable written offer by each Lender, substantially in the form of Exhibit N, submitted following the Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.

“Solicited Discounted Prepayment Response Date” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(1).

“Solvent” means:

(a)            the Fair Value of the assets of AMC and its Subsidiaries on a consolidated basis taken as a whole exceeds their Liabilities,

(b)            the Present Fair Saleable Value of the assets of AMC and its Subsidiaries on a consolidated basis taken as a whole exceeds their Liabilities,

(c)            AMC and its Subsidiaries on a consolidated basis taken as a whole after consummation of the Transactions are a going concern and have sufficient capital to reasonably ensure that it will continue to be a going concern for the period from the date hereof through the Latest Maturity Date taking into account the nature of, and the needs and anticipated needs for capital of, the particular business or businesses conducted or to be conducted by AMC and its Subsidiaries on a consolidated basis as reflected in the projected financial statements and in light of the anticipated credit capacity,

(d)            for the period from the date hereof through the Latest Maturity Date, AMC and its Subsidiaries on a consolidated basis taken as a whole will have sufficient assets and cash flow to pay their Liabilities as those liabilities mature or (in the case of contingent Liabilities) otherwise become payable, in light of business conducted or anticipated to be conducted by AMC and its Subsidiaries as reflected in the projected financial statements and in light of the anticipated credit capacity,

(e)            with respect to a German Loan Party, that any such German Loan Party is neither unable to pay its debts as they fall due (Zahlungsunfähigkeit) within the meaning of section 17 of the German Insolvency Code (Insolvenzordnung), nor is overindebted (Überschuldung) within the meaning of section 19 of the German Insolvency Code (Insolvenzordnung), and

(f)            with respect to a Spanish Loan Party, that any such Spanish Loan Party is not in a situation of actual insolvency (insolvencia actual) as provided under Article 2.3 of the Spanish Insolvency Law, meaning the inability to pay its debts when they become due and payable.

“Spanish Civil Code” means the Spanish Código Civil published by the Royal Decree of July 24, 1889 (Real Decreto de 24 de julio de 1889 por el que se publica el Código Civil), as amended, restated or replaced from time to time.

“Spanish Civil Procedural Law” means the Spanish Law 1/2000 of 7 January 2000 on procedural law (Ley 1/2000, de 7 de enero, de Enjuiciamiento Civil), as amended, restated or replaced from time to time.

“Spanish Commercial Code” means the Spanish Código de Comercio published by the Spanish Royal Legislative Decree dated 22 August 1885, approving the Spanish Commercial Code (Código de Comercio), as amended, restated or replaced from time to time.

“Spanish Companies Law” means Spanish Royal Legislative Decree 1/2010, of 2 July, approving the Spanish Capital Companies Law (Ley de Sociedades de Capital), as amended, restated or replaced from time to time.

“Spanish Insolvency Law” means the consolidated text of the Spanish Insolvency Law (Ley Concursal), which restated text was approved pursuant to Royal Legislative Decree 1/2020, of May 5 (Real Decreto Legislativo 1/2020, de 5 de mayo, por el que se aprueba el texto refundido de la Ley Concursal), as amended, restated or replaced from time to time (in particular, without limitation, pursuant to Spanish Ley 16/2022, de 5 de septiembre, de reforma del texto refundido de la Ley Concursal).

“Spanish Loan Party” means a Loan Party incorporated or established under the laws of Spain.

“Spanish Public Document” means, a documento público, being either an escritura pública or a póliza intervenida by a Spanish notary public.

“Spanish Royal Law Decree 5/2005” means Spanish Royal Law Decree 5/2005 of 11 March, on urgent reforms to encourage, among others, productivity and improve public procurement (Real Decreto Ley 5/2005, de 11 de marzo, de reformas urgentes para el impulso a la productividad y para la mejora de la contratación pública), as amended, restated or replaced from time to time.

“Spanish Security Document” means each Spanish law governed Security Document, including, without limitation: (i) the deed of pledges over the shares in CINESA Compañía de Iniciativas y Espectáculos, S.A. granted by, among others, United Cinemas International Acquisitions Limited and United Cinemas International Multiplex B.V., as pledgors; (ii) the deed of pledge over credit rights arising from bank accounts granted by, among others, CINESA Compañía de Iniciativas y Espectáculos, S.A., as pledgor; and (iii) the deed of pledge over credit rights arising from agreements granted by, among others, CINESA Compañía de Iniciativas y Espectáculos, S.A., as pledgor, each as amended, amended and restated, modified, renewed, replaced or otherwise modified from time to time.

“Specified Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(B)(1).

“Specified Discount Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(B)(1).

“Specified Discount Prepayment Notice” means an irrevocable written notice of the Borrower Offer of Specified Discount Prepayment made pursuant to Section 2.11(a)(ii)(B) substantially in the form of Exhibit I.

“Specified Discount Prepayment Response” means the irrevocable written response by each Lender, substantially in the form of Exhibit J, to a Specified Discount Prepayment Notice.

“Specified Discount Prepayment Response Date” has the meaning assigned to such term in Section 2.11(a)(ii)(B)(1).

“Specified Discount Proration” has the meaning assigned to such term in Section 2.11(a)(ii)(B)(3).

“Specified Transaction” means, with respect to any period, any Investment, Disposition, incurrence or repayment of Indebtedness, Restricted Payment, subsidiary designation, New Project or other event that by the terms of the Loan Documents requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis.”

“SPV” has the meaning assigned to such term in Section 9.04(e).

“Stated Maturity”, when used with respect to any note, loan or other instrument evidencing Indebtedness, or any installment of interest thereof, means the date specified in such note, loan, or other instrument evidencing Indebtedness, as the fixed date on which the principal of such note, loan or other instrument evidencing Indebtedness, or such installment of interest, is due and payable.

“Submitted Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(1).

“Submitted Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(1).

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means, unless the context requires otherwise, any subsidiary of the Company, including, without limitation, the Borrower and Cinemas Holdings, and any subsidiary of the Borrower or Cinemas Holdings.

“Subsidiary Loan Party” means (a) each Subsidiary that is a party to the Guaranty and (b) any other Subsidiary of the Company that may be designated by the Company (by way of delivering to the Security Agent the applicable Security Documents (or a supplement to the applicable Security Documents) and a Guaranty (or a supplement to an applicable Guaranty), in each case, duly executed by such Subsidiary) in its sole discretion from time to time to be a guarantor in respect of the Secured Obligations, whereupon such Subsidiary shall be obligated to comply with the other requirements of Section 5.11 as if it were newly acquired.

“Swap” means any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Agreement” means

(a)            any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and

(b)            any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Person, any obligation to pay or perform under any Swap.

“Tax Confirmation” means a confirmation in writing by a Lender that the Person beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document is either (a) a company resident in the United Kingdom for United Kingdom tax purposes or (b) a partnership each member of which is (i) a company so resident in the United Kingdom or (ii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA 2009) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA 2009 or (c) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA 2009) of that company.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges, fees, assessments or withholdings (including backup withholdings) imposed by any Governmental Authority, including any interest, additions to tax and penalties applicable thereto.

“Term Lender” means a Lender.

“Term Loan” means the Loans.

“Termination Date” means the date on which (a) all Commitments shall have been terminated and (b) all Loan Document Obligations (other than in respect of contingent indemnification and contingent expense reimbursement claims not then due) have been paid in full in cash.

“Test Period” means, at any date of determination, the most recently completed four consecutive fiscal quarters of the Company ending on or prior to such date for which financial statements have been (or were required to have been) delivered pursuant to Section 5.01(a) (or, if applicable, 5.01(c)(i)) or 5.01(b) (or, if applicable, 5.01(c)(ii)); provided that prior to the first date financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) or, if applicable, 5.01(c), the Test Period in effect shall be the period of four consecutive fiscal quarters of the Borrower ended December 31, 2025.

“Theater Assets” means any assets that are located within any member of the Odeon Group’s owned or leased theater properties and are used or useful in the businesses operated by any member of the Odeon Group’s theaters.

“Total Leverage Ratio” means, on any date, the ratio of (a) Consolidated Total Debt as of such date to (b) Consolidated EBITDA for the Test Period as of such date.

“Trademark License” means any written agreement, now or hereafter in effect, granting to any Person any right to use any Trademark now or hereafter owned by any other Person or that any other Person otherwise has the right to license, and all rights of any such Person under any such agreement.

“Trademarks” means, with respect to any Person, all of the following now owned or hereafter acquired by such Person: (a) all trademarks, service marks, trade names, brand names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, domain names, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations thereof, and all registration and applications filed in connection therewith, including registrations and applications in the United States Patent and Trademark Office or any similar offices in any other jurisdiction in which members of the Odeon Group operate, and all extensions or renewals thereof, (b) all goodwill associated therewith or symbolized thereby and (c) all other assets, rights and interests that uniquely reflect or embody such goodwill.

“Transaction Costs” means any fees or expenses (including Taxes) incurred or paid by, or attributable to, the Company or any Subsidiary in connection with the Transactions, this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

“Transactions” means, collectively, (a) the issuance of the Term Loans on the Effective Date and the consummation of the other transactions contemplated by this Agreement, including the execution of the Loan Documents, (b) the consummation of the Refinancing, (c) the execution of the Second Amendment to Muvico Credit Agreement, and (d) the payment of fees and expenses related to the foregoing.

“Treaty Lender” means a Lender which is not a QPP Lender and which (i) is treated as a resident of a Treaty State for the purposes of the Treaty, (ii) does not carry on a business in the United Kingdom through a permanent establishment with which that Lender's participation in the Loans is effectively connected, and (iii) meets all other conditions under the Treaty and under domestic law for full exemption from United Kingdom taxation on interest, including the completion of any necessary procedural formalities (except that for these purposes, the completion of procedural formalities shall be assumed in respect of a Lender, where the Lender holds a valid treaty passport under the under the HMRC DT Treaty Passport scheme and the Borrower has received that Lender’s scheme reference number and jurisdiction of tax residence, if the Borrower has not made a Borrower DTTP Filing with respect to such Lender within 30 days of the Borrower receiving such particulars).

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Security Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a U.S. jurisdiction other than the State of New York, the term “UCC” means the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“UK Bail-In Legislation” means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable to the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

“UK Insolvency Proceeding”

(a)            Any corporate action, legal proceedings or other procedure or step (in each case for reasons of financial difficulty and excluding any arrangements or negotiations with any of the Lenders) is taken in relation to:

(i)             the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Loan Party;

(ii)            a composition, compromise, assignment or arrangement with any class of creditors of a Loan Party (other than the Lenders) in connection with or as a result of any financial difficulty on the part of such Loan Party;

(iii)           the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Loan Party or any of its material assets; or

(iv)          enforcement of any Collateral over any assets of any Loan Party.

(b)            Paragraph (a) shall not apply to:

(A)            any winding-up petition which is being contested in good faith or frivolous or vexatious and in each case is discharged, stayed or dismissed within twenty (20) days of commencement; or

(B)            any step or procedure that contemplates the solvent liquidation transaction or reorganization of any member of the Odeon Group or AMC (so long as the AMC Guarantee is in effect) permitted under this Agreement.

“UK Non-Bank Lender” means (a) where a Lender becomes a party to this Agreement on the date of this Agreement, a Lender listed as a UK Non-Bank Lender in Schedule 2.01, and (b) where a Lender becomes a party to this Agreement after the date of this Agreement, a Lender which gives a Tax Confirmation in the documentation which it executes on becoming a party to this Agreement as a Lender.

“UK Qualifying Lender” means a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document and is:

(a)            a Lender:

(i)             which is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Loan Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the CTA 2009; or

(ii)            in respect of an advance made under a Loan Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made and within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(iii)           a Lender which is:

(A)           a company resident in the United Kingdom for United Kingdom tax purposes;

(B)           a partnership each member of which is:

(1)	a company so resident in the United Kingdom; or

(2)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA 2009) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA 2009; or

(C)            a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA 2009) of that company; or

(b)            a Treaty Lender; or

(c)            a QPP Lender.

“UK Security Documents” has the meaning assigned to such term in Section 4.01(b), together with any other Security Document governed by the law of England and Wales, each as amended, amended and restated, modified, renewed, replaced or otherwise modified from time to time.

“UK Tax Deduction” means a deduction or withholding for, or on account of, Tax imposed by the United Kingdom from a payment under a Loan Document.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended, restated or replaced from time to time.

“U.S. Bank” has the meaning specified in the preamble to this Agreement.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(2)(C).

“VAT” means (a) any value added tax imposed under the Value Added Tax Act 1994; (b) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and (c) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such taxes referred to in (a) or (b), or imposed elsewhere.

“Voting Equity Interests” means Equity Interests that are entitled to vote generally for the election of directors to the Board of Directors of the issuer thereof. Shares of preferred stock that have the right to elect one or more directors to the Board of Directors of the issuer thereof only upon the occurrence of a breach or default by such issuer thereunder shall not be considered Voting Equity Interests as long as the directors that may be elected to the Board of Directors of the issuer upon the occurrence of such a breach or default represent a minority of the aggregate voting power of all directors of Board of Directors of the issuer. The percentage of Voting Equity Interests of any issuer thereof beneficially owned by a Person shall be determined by reference to the percentage of the aggregate voting power of all Voting Equity Interests of such issuer that are represented by the Voting Equity Interests beneficially owned by such Person.

“Voting Participant” has the meaning assigned to such term in Section 9.04(c)(i).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“wholly-owned subsidiary” means, with respect to any Person at any date, a subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests (other than (a) directors’ qualifying shares and (b) nominal shares issued to foreign nationals or other Persons to the extent required by applicable Requirements of Law) are, as of such date, owned, controlled or held by such Person or one or more wholly-owned subsidiaries of such Person or by such Person and one or more wholly-owned subsidiaries of such Person.

“Withdrawn Certificate” means a withdrawn certificate for the purposes of the QPP Regulations, or a QPP Certificate which has otherwise been withdrawn by the relevant Lender in writing.

“Withholding Agent” means any Loan Party, the Administrative Agent and, in the case of any U.S. federal withholding tax, any other withholding agent, if applicable.

“Write-Down and Conversion Powers” means

(a) in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

(b) in relation to any other applicable Bail-In Legislation:

(i) any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii) any similar or analogous powers under that Bail-In Legislation; and

(c) in relation to any UK Bail-In Legislation, any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02         Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement (including this Agreement and the other Loan Documents), instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) the word “or” shall be inclusive.

Section 1.03         Accounting Terms; GAAP; Certain Calculations.

(a)            All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP as in effect from time to time, except to the extent otherwise provided herein.

(b)            Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or utilization of any basket contained in this Agreement, Consolidated EBITDA, Consolidated Total Assets, the Total Leverage Ratio or the First Lien Leverage Ratio shall be calculated on a Pro Forma Basis to give effect to all Specified Transactions (including the Transactions) that have been made during the applicable period of measurement or subsequent to such period and prior to or simultaneously with the event for which the calculation is made and to the extent the proceeds of any new Indebtedness are to be used to repay other Indebtedness (including by repurchase, redemption, retirement, extinguishment, defeasance, discharge or pursuant to escrow or similar arrangements) no later than sixty (60) days following the incurrence of such new Indebtedness, the Company shall be permitted to give Pro Forma Effect to such repayment of Indebtedness.

(c)            [Reserved].

(d)            In the event that AMC or the Company elect to prepare their financial statements in accordance with IFRS and such election results in a change in the method of calculation of financial covenants, standards or terms (collectively, the “Accounting Changes”) in this Agreement, Company and the Administrative Agent (at the Direction of the Required Lenders) agree to enter into good faith negotiations in order to amend such provisions of this Agreement (including the levels applicable herein to any computation of the Total Leverage Ratio or the First Lien Leverage Ratio) so as to reflect equitably the Accounting Changes with the desired result that the criteria for evaluating AMC or the Company’s financial condition shall be substantially the same after such change as if such change had not been made. Until such time as such an amendment shall have been executed and delivered by the Company, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed in accordance with GAAP (as determined in good faith by a Responsible Officer of the Company) (it being agreed that the reconciliation between GAAP and IFRS used in such determination shall be made available to Lenders) as if such change had not occurred.

(e)            For purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any financial ratio or test (including, without limitation, any First Lien Leverage Ratio test and/or any Total Leverage Ratio test, the amount of Consolidated EBITDA and/or Consolidated Total Assets), such financial ratio or test shall be calculated at the time such action is taken (subject to Section 1.07), such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio or test occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.

Section 1.04         Effectuation of Transactions. All references herein to the Company, the Borrower, and their subsidiaries shall be deemed to be references to such Persons, and all the representations and warranties of the Company, the Borrower, and the other Loan Parties contained in this Agreement and the other Loan Documents shall be deemed made, in each case, after giving effect to the Transactions to occur on the Effective Date, unless the context otherwise requires.

Section 1.05         Currency Translation; Rates.

(a)            Notwithstanding anything herein to the contrary, for purposes of any determination under Article V, Article VI or Article VII or any determination under any other provision of this Agreement expressly requiring the use of a current exchange rate, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than dollars shall be translated into dollars at the spot rate (rounded to the nearest currency unit, with 0.5 or more of a currency unit being rounded upward); provided, however, that for purposes of determining compliance with Article VI with respect to the amount of any Indebtedness, Investment, Disposition or Restricted Payment in a currency other than dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred or Disposition or Restricted Payment is made; provided, further, that, for the avoidance of doubt, the foregoing provisions of this Section 1.05 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred or Disposition or Restricted Payment made at any time under such Sections. For purposes of any determination of Consolidated Total Debt, amounts in currencies other than dollars shall be translated into dollars at the currency exchange rates used in preparing the most recently delivered financial statements pursuant to Section 5.01(a) or (b). Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent (at the Direction of the Required Lenders) may from time to time specify with the Company and the Borrower’s consent (such consent not to be unreasonably withheld) to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.

Section 1.06         Limited Condition Transactions.

In connection with any action being taken solely in connection with a Limited Condition Transaction, for purposes of:

(i)            determining compliance with any provision of this Agreement which requires the calculation of any financial ratio;

(ii)            determining the accuracy of representations and warranties and/or whether a Default or Event of Default shall have occurred and be continuing (or any subset of Defaults or Events of Default) (other than for purposes of satisfying the conditions set forth in Section 4.02 (a) and (b)); or

(iii)            testing availability under baskets set forth in this Agreement (including baskets measured as a percentage of Consolidated EBITDA or Consolidated Total Assets);

in each case, at the option of the Company (the Company’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), with such option to be exercised on or prior to the date of execution of the definitive agreements related to such Limited Condition Transaction, the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into (the “LCT Test Date”), and if, after giving Pro Forma Effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness or Liens and the use of proceeds thereof) as if they had occurred at the beginning of the most recent Test Period ending prior to the LCT Test Date, the Company could have taken such action on the relevant LCT Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with.

For the avoidance of doubt, if the Company has made an LCT Election and any of the ratios or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in Consolidated EBITDA of the Company or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations; however, if any ratios improve or baskets increase as a result of such fluctuations, such improved ratios or baskets may be utilized. If the Company has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of the incurrence ratios subject to the LCT Election on or following the relevant LCT Test Date and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated or (ii) the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness or Liens and the use of proceeds thereof) have been consummated.

Section 1.07         Cashless Rollovers. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender, in its sole discretion, extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with loans incurred under a new credit facility, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender pursuant to settlement mechanisms approved by the Company and the Borrower, the Administrative Agent and such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in dollars”, “in immediately available funds”, “in cash” or any other similar requirement.

Section 1.08         [Reserved].

Section 1.09         Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.10         Spanish Terms. In this Agreement or any other Loan Document, where it relates to an entity incorporated or organized in Spain or having its center of main interests in Spain, unless the contrary intention appears therein, a reference to:

(a)            “willful misconduct” means dolo;

(b)            “director” means an administrador and a consejero delegado;

(c)            “insolvency” (concurso or any other equivalent legal proceeding) and any step or proceeding related to it has the meaning attributed to them under the Spanish Insolvency Law and an “insolvency proceeding” includes a declaración de concurso (either a declaración de concurso necesario or a declaración de concurso voluntario) including, without limitation, a filing of the pre-insolvency notice pursuant to article 585 et seq. and 635 et seq. of the Spanish Insolvency Law, and any petition to appoint a restructuring expert (“experto en la reestructuración”) pursuant to article 672 et seq. of the Spanish Insolvency Law, and any filing for a workout homologation petition (solicitud de homologación de un plan de reestructuración);

(d)            “liquidation” or “dissolution” includes, without limitation, liquidación, disolución or any other similar situation under the Spanish corporate, insolvency, commercial and civil law regulation;

(e)            “receiver”, “liquidator”, or “administrator” or the like includes, without limitation, an administración concursal liquidador, experto en la reestructuración or any other person performing a similar function appointed as a result of any proceedings described in paragraphs (c), (d) above and (f) below;

(f)             “composition” or “arrangement” includes, without limitation, the execution of a convenio or acuerdo extrajudicial de refinanciación in the context of an insolvency proceeding or a restructuring plan (plan de reestructuración) in accordance with articles 614 et seq. of the Spanish Insolvency Law in the context of a pre-insolvency proceeding;

(g)            “security”, “security interest” or “collateral security” includes, without limitation, any garantía real governed by Spanish law (including without limitation, mortgage (hipoteca) or pledge (prenda) (with or without transfer of possession)), financial collateral agreement (garantía financiera pignoraticia) under Spanish law including Spanish Royal Law Decree 5/2005;

(h)            a “guarantee” includes any guarantee (fianza), performance bond (aval), and an on demand guarantee (garantía a primer requerimiento) or guarantee which is independent from the debt to which it relates;

(i)             “shares” in a Spanish company includes, without limitation: shares (acciones) or quota shares (participaciones) in that company, as applicable;

(j)             “rights of set-off” includes, without limitation and to the extent legally possible, the rights to compensate under Spanish Royal Law Decree 5/2005; and

(k)            “control” has the meaning stated under article 42 of the Spanish Commercial Code.

This Agreement is made in the English language. For the avoidance of doubt, where a Spanish translation of a word or phrase appears in the text of this Agreement, the Spanish translation of that word or phrase and the underlying Spanish law legal concept shall prevail over the English version.

Section 1.11         Swedish Terms. In this Agreement or any other Loan Document, where it relates to an entity incorporated or organized under the laws of Sweden:

(a)            A reference to:

(i)             its “organizational documents” include its articles of association (bolagsordning) and certificate of registration (registreringsbevis) issued by the Swedish Companies Registration Office (Bolagsverket), as in force from time to time;

(ii)            a “composition”, “compromise”, “assignment” or similar arrangement with any creditor includes a företagsrekonstruktion, konkursförfarande, or ackordsuppgörelse under the Swedish Bankruptcy Act (konkurslag (1987:672)) (as amended, restated or modified from time to time, “Swedish Bankruptcy Act”) or the Swedish Reorganisation Act (lag (2022:964) om företagsrekonstruktion) (as amended, restated or modified from time to time, “Swedish Reorganisation Act”) (as the case may be);

(iii)           a “compulsory manager”, “receiver”, “liquidator” or “administrator” includes a konkursförvaltare, företagsrekonstruktör or likvidator under Swedish law;

(iv)          “gross negligence” means grov vårdslöshet under Swedish law;

(v)           a “guarantee” includes any garanti under Swedish law which is independent from the debt to which it relates and any borgen under Swedish law which is accessory to or dependent on the debt to which it relates;

(vi)           “merger” or “consolidation” includes any fusion implemented in accordance with Chapter 23 of the Swedish Companies Act (Aktiebolagslagen (2005:551)) (“Swedish Companies Act”);

(vii)         a “reorganization”, “reorganisation” or “demerger” includes any contribution of part of its business in consideration of shares (apport) and any demerger (delning or fission) implemented in accordance with Chapter 24 of the Swedish Companies Act;

(viii)        a “winding-up”, “liquidation”, “administration” or “dissolution” includes a frivillig likvidation or a tvångslikvidation under Chapter 25 of the Swedish Companies Act;

(ix)           an “insolvency” includes that such entity is the subject of a konkurs under the Swedish Bankruptcy Act, a företagsrekonstruktion under the Swedish Reorganisation Act or a tvångslikvidation under Chapter 25, Section 10 of the Swedish Companies Act; and

(x)            a “suspension of payment” includes any betalningsinställelse.

(b)            Each reference to Lien governed by Swedish law shall be interpreted as a reference to Lien governed by Swedish law and/or perfected in accordance with Swedish law.

(c)            Any obligation of any entity incorporated or organized in Sweden to act as trustee shall be an obligation to act as agent and the obligation to hold assets on trust shall be an obligation not to hold such assets on trust but to hold such assets as agent. Specifically, if any entity incorporated or organized in Sweden (the “Swedish Obligated Party”) is required to hold an amount on trust on behalf of another party (a “Swedish Law Beneficiary”), the Swedish Obligated Party shall hold such money as agent for such Swedish Law Beneficiary on a separate account in accordance with the Swedish Act of 1944 in respect of assets held on account (lag (1944:181) om redovisningsmedel) and shall promptly pay or transfer the same to such Swedish Law Beneficiary or as such Swedish Law Beneficiary may direct.

(d)            Any transfer by novation in accordance with the Loan Documents, shall, as regards to any Lien governed by Swedish law and obligations owed by a Swedish Subsidiary, be deemed to take effect as an assignment and assumption or transfer of such rights, benefits, obligations and security interests and each such assignment and assumption or transfer shall be in relation to the proportionate part of the security interests granted under the relevant Swedish law governed Lien.

(e)            Each transfer and/or assignment by a Lender shall include a proportionate part of the security interests granted under the relevant Lien governed by Swedish law, together with a proportionate interest in the relevant Lien governed by Swedish law.

(f)             In relation to this Agreement and any other Loan Document, any winding-up, insolvency, bankruptcy proceeding or similar arrangement involving an entity incorporated or organized in Sweden will always be subject to Swedish law and in particular to, but not limited to, the procedure set forth in the Swedish Bankruptcy Act, the Swedish Reorganisation Act and the Swedish Companies Act.

(g)            Notwithstanding anything to the contrary in any Loan Document, the release, the disposal (including, without limitation, any payment, conversion, set-off or forgiveness of indebtedness which is (or required or purported to be) subject to a perfected Lien governed by Swedish law) or transfer of any asset, property and/or interests subject to perfected (or required or purported to be perfected) a Lien governed by Swedish law (and any permission provided for any disposal, reorganisation, merger or similar action relating to any asset which is (or required or purported to be) subject to such Swedish law governed perfected Lien) shall always be subject to the prior written consent of the Security Agent.

(h)            Notwithstanding anything to the contrary in any Loan Document, and without prejudice to any limitations contained in any of the Loan Documents, the obligations and liabilities of any Loan Party incorporated or organized in Sweden shall, in respect of obligations under any Loan Document owed by parties other than itself or its wholly-owned subsidiaries, be limited if (and only if) required by an application of the provisions of the Swedish Companies Act in force from time to time regulating unlawful distribution of assets and transfer of value (Chapter 17, Section 1-4 (or its equivalent from time to time) of the Swedish Companies Act) or unlawful financial assistance (including prohibited loans) (Chapter 21, Sections 1-5 (or its equivalent from time to time) of the Swedish Companies Act) and it is understood that the obligations and liabilities under the Loan Documents of any Loan Party incorporated or organized in Sweden only apply to the extent permitted by the above-mentioned provisions of the Swedish Companies Act.

Article II

THE CREDITS

Section 2.01         Commitments. Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make a Term Loan to the Borrower on the Effective Date in an aggregate principal amount equal to such Lender’s Commitment, and upon the disbursement of such Term Loan in accordance with the terms hereof, such Lender’s Commitment shall terminate and be deemed to be $0. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed.

Section 2.02         Loans and Borrowings.

(a)            Each Borrowing shall be made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder.

(b)            Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)            [Reserved].

(d)            Upon the Effective Date of this Agreement, interest shall begin to accrue on the full amount thereof as of such date. Once repaid, the Term Loans may not be reborrowed.

Section 2.03         Requests for Borrowings. To request a Term Loan Borrowing, the Borrower shall notify the Administrative Agent of such request, by delivering to the Administrative Agent, a Borrowing Request. Each such notice must be received by the Administrative Agent not later than 12:00 p.m., New York City time, three (3) Business Days prior to the anticipated Borrowing Date (or such shorter period as the Required Lenders and the Administrative Agent are willing to accommodate). Each such Borrowing Request shall be irrevocable and shall be delivered by hand delivery, facsimile or other electronic transmission to the Administrative Agent and shall be signed by the Borrower. Each such Borrowing Request shall specify the following information:

(i)            [reserved];

(ii)           the aggregate amount of such Borrowing;

(iii)           the date of such Borrowing, which shall be a Business Day;

(iv)          [reserved];

(v)           [reserved]; and

(vi)          the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04         [Reserved].

Section 2.05         [Reserved].

Section 2.06         Funding of Borrowings.

(a)            Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in dollars by 2:00 p.m., New York City time, to the Applicable Account of the Administrative Agent most-recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the Borrowing Request.

(b)            Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance on such assumption and in its sole discretion, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender agrees to pay to the Administrative Agent an amount equal to such share on demand of the Administrative Agent. If such Lender does not pay such corresponding amount forthwith upon demand of the Administrative Agent therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower agrees to pay such corresponding amount to the Administrative Agent forthwith on demand. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower interest on such corresponding amount, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, the rate reasonably determined by the Administrative Agent to be its cost of funding such amount, or (ii) in the case of the Borrower, the interest rate applicable to such Borrowing in accordance with Section 2.13. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

(c)            Obligations of the Lenders hereunder to make Term Loans are several and not joint. The failure of any Lender to make any Loan on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan.

Section 2.07         [Reserved].

Section 2.08         [Reserved].

Section 2.09         Repayment of Loans; Evidence of Debt.

(a)            The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.10.

(b)            Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)            The Administrative Agent, acting as a non-fiduciary agent of the Borrower, shall record in the Register (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)            The entries made in the accounts and the Register maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein, provided that the failure of any Lender or the Administrative Agent to maintain such accounts or records, or any error therein shall not in any manner affect the obligation of the Borrower to pay any amounts due hereunder in accordance with the terms of this Agreement. In the event of any inconsistency between the entries made pursuant to paragraphs (b) and (c) of this Section, the Register maintained by the Administrative Agent pursuant to paragraph (c) of this Section shall control.

(e)            Any Lender may request through the Administrative Agent that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form provided by such Lender and approved by the Borrower.

Section 2.10         Amortization of Term Loans; Repayment at Maturity.

(a)            Subject to adjustment pursuant to paragraph (c) of this Section 2.10, the Borrower shall repay Term Loan Borrowings on the fifteenth day of each April, July, October and January (commencing on July 15, 2026) in the principal amount of Term Loans equal to (i) the aggregate outstanding principal amount of Term Loans as of the Effective Date multiplied by (ii) 0.25%.

(b)            To the extent not previously paid, all Term Loans shall be due and payable on the Maturity Date.

(c)            Any prepayment of Term Loan Borrowings (x) pursuant to Section 2.11(a)(i) shall be applied to reduce the subsequent scheduled and outstanding repayments of the Term Loan Borrowings to be made pursuant to this Section as directed by the Borrower (and absent such direction in inverse order of maturity) and (y) pursuant to Section 2.11(c) or Section 2.11(d) shall be applied to reduce the subsequent scheduled and outstanding repayments of the Term Loan Borrowings to be made pursuant to this Section in inverse order of maturity.

(d)            Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing. Repayments of Term Loan Borrowings shall be accompanied by accrued interest on the amount repaid.

Section 2.11         Prepayment of Loans.

(a)         (i)              The Borrower shall have the right (and no Lender may decline to receive) at any time and from time to time to prepay the Borrowings in whole or in part. Each prepayment made pursuant to this Section 2.11(a)(i) shall be accompanied by the payment of (A) accrued and unpaid interest to the date of such payment on the amount prepaid and (B) the Applicable Premium payable in connection with such prepayment.

(ii)            Notwithstanding anything in any Loan Document to the contrary, so long as no Default or Event of Default has occurred and is continuing, the Borrower may prepay the outstanding Term Loans on the following basis:

(A)            The Borrower shall have the right to make a voluntary prepayment of Term Loans in cash at a discount to par (such prepayment, the “Discounted Term Loan Prepayment”) pursuant to the Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers, in each case made in accordance with this Section 2.11(a)(ii); provided that (x) the Borrower shall not make any Borrowing of Indebtedness in the form of revolving loans to fund any Discounted Term Loan Prepayment and (y) the Borrower shall not initiate any action under this Section 2.11(a)(ii) in order to make a Discounted Term Loan Prepayment unless (I) at least ten (10) Business Days shall have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by the Borrower on the applicable Discounted Prepayment Effective Date; or (II) at least three (3) Business Days shall have passed since the date the Borrower was notified that no Term Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of the Borrower’s election not to accept any Solicited Discounted Prepayment Offers.

(B)         (1)         Subject to the proviso to subsection (A) above, the Borrower may from time to time offer to make a Discounted Term Loan Prepayment by providing the Auction Agent and the Administrative Agent with three (3) Business Days’ notice in the form of a Specified Discount Prepayment Notice; provided that

(I)            any such offer shall be made available to each Lender with respect to all of the Loans,

(II)           any such offer shall specify the aggregate principal amount offered to be prepaid (the “Specified Discount Prepayment Amount”) with respect to each applicable tranche, the tranche or tranches of Term Loans subject to such offer and the specific percentage discount to par (the “Specified Discount”) of such Term Loans to be prepaid (it being understood that different Specified Discounts and/or Specified Discount Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section),

(III)          the Specified Discount Prepayment Amount shall be in an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and

(IV)          each such offer shall remain outstanding through the Specified Discount Prepayment Response Date.

The Auction Agent will promptly provide each relevant Term Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York City time, on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (the “Specified Discount Prepayment Response Date”).

(2)            Each relevant Term Lender receiving such offer shall notify the Auction Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its relevant then outstanding Term Loans at the Specified Discount and, if so (such accepting Term Lender, a “Discount Prepayment Accepting Lender”), the amount and the tranches of such Term Lender’s Term Loans to be prepaid at such offered discount. Each acceptance of a Discounted Term Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable. Any Term Lender whose Specified Discount Prepayment Response is not received by the Auction Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept the Borrower Offer of Specified Discount Prepayment.

(3)            If there is at least one Discount Prepayment Accepting Lender, the Borrower will make prepayment of outstanding Term Loans pursuant to this paragraph (B) to each Discount Prepayment Accepting Lender in accordance with the respective outstanding amount and tranches of Term Loans specified in such Term Lender’s Specified Discount Prepayment Response given pursuant to subsection (2); provided that, if the aggregate principal amount of Term Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro-rata among the Discount Prepayment Accepting Lenders in accordance with the respective principal amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Auction Agent (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”). The Auction Agent shall promptly, and in any case within three (3) Business Days following the Specified Discount Prepayment Response Date, notify:

(I)            the Borrower of the respective Term Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate principal amount of the Discounted Term Loan Prepayment and the tranches to be prepaid,

(II)           each Term Lender of the Discounted Prepayment Effective Date, and the aggregate principal amount and the tranches of Term Loans to be prepaid at the Specified Discount on such date and

(III)         each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the principal amount, tranche and Type of Loans of such Term Lender to be prepaid at the Specified Discount on such date.

Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower and Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(C)         (1)         Subject to the proviso to subsection (A) above, the Borrower may from time to time solicit Discount Range Prepayment Offers by providing the Auction Agent with three (3) Business Days’ notice in the form of a Discount Range Prepayment Notice; provided that

(I)            any such solicitation shall be extended to each Lender with respect to all of the Loans,

(II)           any such notice shall specify the maximum aggregate principal amount of the relevant Term Loans (the “Discount Range Prepayment Amount”), the tranche or tranches of Term Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the principal amount of such Term Loans with respect to each relevant tranche of Term Loans willing to be prepaid by the Borrower (it being understood that different Discount Ranges and/or Discount Range Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section),

(III)          the Discount Range Prepayment Amount shall be in an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and

(IV)          each such solicitation by the Borrower shall remain outstanding through the Discount Range Prepayment Response Date.

The Auction Agent will promptly provide each relevant Term Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding relevant Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York City time, on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (the “Discount Range Prepayment Response Date”). Each relevant Term Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) at which such Lender is willing to allow prepayment of any or all of its then outstanding Term Loans of the applicable tranche or tranches and the maximum aggregate principal amount and tranches of such Term Lender’s Term Loans (the “Submitted Amount”) such Term Lender is willing to have prepaid at the Submitted Discount. Any Term Lender whose Discount Range Prepayment Offer is not received by the Auction Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Term Loan Prepayment of any of its Term Loans at any discount to their par value within the Discount Range.

(2)            The Auction Agent shall review all Discount Range Prepayment Offers received on or before the applicable Discount Range Prepayment Response Date and shall determine (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the Applicable Discount and Term Loans to be prepaid at such Applicable Discount in accordance with this subsection (C). The Borrower agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by Auction Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par within the Discount Range being referred to as the “Applicable Discount”) which yields a Discounted Term Loan Prepayment in an aggregate principal amount equal to the lower of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts. Each Term Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Submitted Amount (subject to any required proration pursuant to the following subsection (3)) at the Applicable Discount (each such Term Lender, a “Participating Lender”).

(3)            If there is at least one Participating Lender, the Borrower will prepay the respective outstanding Term Loans of each Participating Lender in the aggregate principal amount and of the tranches specified in such Term Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the principal amount of the relevant Term Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro-rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Auction Agent (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Discount Range Proration”). The Auction Agent shall promptly, and in any case within five (5) Business Days following the Discount Range Prepayment Response Date, notify:

(I)            the Borrower of the respective Term Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount of the Discounted Term Loan Prepayment and the tranches to be prepaid,

(II)           each Term Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount and tranches of Term Loans to be prepaid at the Applicable Discount on such date,

(III)          each Participating Lender of the aggregate principal amount and tranches of such Term Lender to be prepaid at the Applicable Discount on such date, and

(IV)          if applicable, each Identified Participating Lender of the Discount Range Proration.

Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower and Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(D)         (1)         Subject to the proviso to subsection (A) above, the Borrower may from time to time solicit Solicited Discounted Prepayment Offers by providing the Auction Agent with three (3) Business Days’ notice in the form of a Solicited Discounted Prepayment Notice; provided that

(I)            any such solicitation shall be extended to each Lender with respect to all of the Loans,

(II)           any such notice shall specify the maximum aggregate dollar amount of the Term Loans (the “Solicited Discounted Prepayment Amount”) and the tranche or tranches of Term Loans the Borrower are willing to prepay at a discount (it being understood that different Solicited Discounted Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section),

(III)            the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and

(IV)            each such solicitation by the Borrower shall remain outstanding through the Solicited Discounted Prepayment Response Date.

The Auction Agent will promptly provide each relevant Term Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York City time on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (the “Solicited Discounted Prepayment Response Date”). Each Term Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date, and (z) specify both a discount to par (the “Offered Discount”) at which such Term Lender is willing to allow prepayment of its then outstanding Term Loan and the maximum aggregate principal amount and tranches of such Term Loans (the “Offered Amount”) such Term Lender is willing to have prepaid at the Offered Discount. Any Term Lender whose Solicited Discounted Prepayment Offer is not received by the Auction Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Term Loans at any discount.

(2)            The Auction Agent shall promptly provide the Borrower with a copy of all Solicited Discounted Prepayment Offers received on or before the Solicited Discounted Prepayment Response Date. The Borrower shall review all such Solicited Discounted Prepayment Offers and select the largest of the Offered Discounts specified by the relevant responding Term Lenders in the Solicited Discounted Prepayment Offers that is acceptable to the Borrower (the “Acceptable Discount”), if any. If the Borrower elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by the Borrower from the Auction Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this subsection (2) (the “Acceptance Date”), the Borrower shall submit an Acceptance and Prepayment Notice to the Auction Agent setting forth the Acceptable Discount. If the Auction Agent shall fail to receive an Acceptance and Prepayment Notice from the Borrower by the Acceptance Date, the Borrower shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(3)            Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, within three (3) Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Auction Agent will determine (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the aggregate principal amount and the tranches of Term Loans (the “Acceptable Prepayment Amount”) to be prepaid by the Borrower at the Acceptable Discount in accordance with this Section 2.11(a)(ii)(D)). If the Borrower elects to accept any Acceptable Discount, then the Borrower agrees to accept all Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount. Each Term Lender that has submitted a Solicited Discounted Prepayment Offer with an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Offered Amount (subject to any required pro-rata reduction pursuant to the following sentence) at the Acceptable Discount (each such Term Lender, a “Qualifying Lender”). The Borrower will prepay outstanding Term Loans pursuant to this subsection (D) to each Qualifying Lender in the aggregate principal amount and of the tranches specified in such Term Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the principal amount of the Term Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Auction Agent (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Solicited Discount Proration”). On or prior to the Discounted Prepayment Determination Date, the Auction Agent shall promptly notify:

(I)            the Borrower of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Term Loan Prepayment and the tranches to be prepaid,

(II)           each Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Term Loans and the tranches to be prepaid to be prepaid at the Applicable Discount on such date,

(III)          each Qualifying Lender of the aggregate principal amount and the tranches of such Term Lender to be prepaid at the Acceptable Discount on such date, and

(IV)          if applicable, each Identified Qualifying Lender of the Solicited Discount Proration.

Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower and Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(E)            In connection with any Discounted Term Loan Prepayment, the Borrower and the Term Lenders acknowledge and agree that the Auction Agent may require as a condition to any Discounted Term Loan Prepayment, the payment of customary fees and expenses from the Borrower in connection therewith.

(F)            If any Term Loan is prepaid in accordance with paragraphs (B) through (D) above, the Borrower shall prepay such Term Loans on the Discounted Prepayment Effective Date. The Borrower shall make such prepayment to the Auction Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Auction Agent’s office in dollars and in immediately available funds not later than 11:00 a.m., New York City time, on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining principal installments of the relevant tranche of Term Loans on a pro rata basis across such installments. The Term Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. Each prepayment of the outstanding Term Loans pursuant to this Section 2.11(a)(ii) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable. The aggregate principal amount of the tranches and installments of the relevant Term Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the tranches of Term Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Term Loan Prepayment.

(G)           To the extent not expressly provided for herein, each Discounted Term Loan Prepayment shall be consummated pursuant to procedures consistent, with the provisions in this Section 2.11(a)(ii), established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the Borrower.

(H)           Notwithstanding anything in any Loan Document to the contrary, for purposes of this Section 2.11(a)(ii), each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(I)            Each of the Borrower and the Term Lenders acknowledge and agree that the Auction Agent may perform any and all of its duties under this Section 2.11(a)(ii) by itself or through any Affiliate of the Auction Agent and expressly consents to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any Discounted Term Loan Prepayment provided for in this Section 2.11(a)(ii) as well as activities of the Auction Agent.

(J)            The Borrower shall have the right, by written notice to the Auction Agent, to revoke in full (but not in part) its offer to make a Discounted Term Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date (and if such offer is revoked pursuant to this subclause (J), any failure by the Borrower to make any prepayment to a Term Lender, as applicable, pursuant to this Section 2.11(a)(ii) shall not constitute a Default or Event of Default under Section 7.01 or otherwise).

Notwithstanding anything to contrary, the provisions of this Section 2.11(a)(ii) shall not permit any transaction permitted by such section to be conducted on a non-pro rata basis across the Loans.

(b)            [Reserved].

(c)            In the event and on each occasion that any Net Proceeds are received by or on behalf of the Company, the Borrower or any of their Subsidiaries in respect of any Prepayment Event, the Borrower shall, within ten (10) Business Days after such Net Proceeds are received (or, in the case of a Prepayment Event described in clause (b) of the definition of the term “Prepayment Event,” on the date of such Prepayment Event), prepay Term Loan Borrowings in an aggregate amount equal to the amount of such Net Proceeds; provided that, the Borrower may reinvest (i) the Net Proceeds received in respect of any Asset Sale Prepayment Event not to exceed $10,000,000 in the aggregate and (ii) the Net Proceeds of any Permitted Asset Swap or Casualty Event, in each case, (x) to the extent the Borrower shall have delivered to the Administrative Agent a Reinvestment Notice in respect of such Net Proceeds within ten (10) Business Days of the date of receipt of such Net Proceeds and (y) such Net Proceeds are reinvested in Theater Assets or replacement assets within 365 days of the date of receipt thereof; provided that, in the event the requirements in clause (c)(y) above are not satisfied, the Borrower shall promptly prepay the Term Loans in an aggregate amount equal to the remaining amount of such Net Proceeds not otherwise applied pursuant to clause (c)(y) above.

(d)            [Reserved].

(e)            [Reserved].

(f)             Prior to any optional or mandatory prepayment of Borrowings hereunder, the Borrower shall, in the event of any mandatory prepayment of Term Loan Borrowings made at a time when Term Loans remain outstanding, prepay the Term Loans on a pro rata basis; provided, that any Term Lender may elect, by written notice to the Administrative Agent at least three (3) Business Days prior to the prepayment date, to decline all or any portion of any prepayment of its Term Loans of any such Borrowing pursuant to this Section (other than an optional prepayment pursuant to paragraph (a)(i) of this Section, which may not be declined), in which case the aggregate amount of the prepayment that would have been applied to prepay Term Loans of any such Borrowing that was so declined (such amount, “Declined Proceeds”) shall be (x) be offered to all Term Lenders who did not decline such prepayment and (y) if any Declined Proceeds remain thereafter, such Declined Proceeds shall be retained by the Borrower and its Subsidiaries. Optional and mandatory prepayments of Term Loans shall be allocated among the Term Loans on a pro rata basis.

(g)            The Borrower shall notify the Administrative Agent of any prepayment hereunder by delivering a Notice of Loan Prepayment; provided that, unless otherwise agreed by the Administrative Agent, such notice must be received not later than 11:00 a.m., New York City time, ten (10) Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that a notice of optional prepayment may state that such notice is conditional upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable event or condition, in which case such notice of prepayment may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in a minimum amount of $500,000, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

(h)            Notwithstanding any other provisions of Section 2.11(c) or (d),

(A)            to the extent that any of or all the Net Proceeds of any Prepayment Event set forth in clause (a) of the definition thereof by a Foreign Subsidiary giving rise to a prepayment pursuant to Section 2.11(c) (a “Foreign Prepayment Event”) are prohibited or delayed by any Requirement of Law from being repatriated to the Loan Parties, the portion of such Net Proceeds so affected will not be required to be applied to repay Term Loans at the times provided in Section 2.11(c) or (d), as the case may be, and such amounts may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable Requirement of Law will not permit repatriation to the Borrower (the Company hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable Requirement of Law to permit such repatriation), and once such repatriation of any of such affected Net Proceeds is permitted under the applicable Requirement of Law, such repatriation will be promptly effected and such repatriated Net Proceeds will be promptly (and in any event not later than three (3) Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to Section 2.11(c) or (d), as applicable, and

(B)            to the extent that and for so long as the Company has determined in good faith that repatriation of any of or all the Net Proceeds of any Foreign Prepayment Event would have a material adverse tax consequence (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation) with respect to such Net Proceeds, the Net Proceeds so affected will not be required to be applied to repay Term Loans at the times provided in Section 2.11(c) or (d), as the case may be, and such amounts may be retained by the applicable Foreign Subsidiary; provided that when the Company determines in good faith that repatriation of any of or all the Net Proceeds of any Foreign Prepayment Event would no longer have a material adverse tax consequence (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation) with respect to such Net Proceeds, such Net Proceeds shall be promptly (and in any event not later than three (3) Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to Section 2.11(c) or (d), as applicable.

(i)            Notwithstanding anything herein to the contrary, if, at the time that any prepayment would be required under Section 2.11(c) (solely with respect to an Asset Sale Prepayment Event) or 2.11(d) or (e), the Borrower or any other Loan Party is required to repay or repurchase any other Indebtedness (or offer to repay or repurchase such Indebtedness) that is secured on a pari passu basis with any Secured Obligation pursuant to the terms of the documentation governing such Indebtedness with the proceeds of such Asset Sale Prepayment Event (such Indebtedness required to be so repaid or repurchased (or offered to be repaid or repurchased), the “Other Applicable Indebtedness”), then the relevant Person may apply the proceeds of such Asset Sale Prepayment Event on a pro rata (or less than pro rata) basis to the prepayment, repurchase or repayment of the Other Applicable Indebtedness (determined on the basis of the aggregate outstanding principal amount of the Other Applicable Indebtedness (or accreted amount if such Other Applicable Indebtedness is issued with original issue discount) at such time); it being understood that

(1)           the portion of the proceeds of such Asset Sale Prepayment Event allocated to the Other Applicable Indebtedness shall not exceed the amount of the proceeds of such Asset Sale Prepayment Event required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof (and the remaining amount, if any, of the proceeds of such Asset Sale Prepayment Event shall be allocated in accordance with the terms hereof), and the amount of the prepayment, repurchase or repayment of the Other Applicable Indebtedness that would have otherwise been required pursuant to this Section 2.11 shall be reduced accordingly and

(2)           to the extent the holders of the Other Applicable Indebtedness decline to have such Indebtedness prepaid, repaid or repurchased, the declined amount shall promptly (and in any event within ten (10) Business Days after the date of such rejection) be applied in accordance with the terms hereof (without giving effect to this Section 2.11(i)).

(j)             Notwithstanding anything herein to the contrary, but subject to the terms of Section 6.08(b), if, at the time that any prepayment would be required under Section 2.11(c) (solely with respect to an Asset Sale Prepayment Event), the Borrower or any Subsidiary is required to repay or repurchase any other Indebtedness (or offer to repay or repurchase such Indebtedness) that is secured on assets of any member of the Odeon Group that is not a Loan Party pursuant to the terms of the documentation governing such Indebtedness with the proceeds of such Asset Sale Prepayment Event (such Indebtedness required to be so repaid or repurchased (or offered to be repaid or repurchased), the “ Odeon Other Applicable Indebtedness”), then the relevant Person may apply the proceeds of such Asset Sale Prepayment Event to prepay such Odeon Other Applicable Indebtedness prior to any prepayment of the Term Loans.

Section 2.12         Fees and Certain Other Payments.

(a)            The Borrower agrees to pay all premiums and/or fees to the Lenders as separately agreed as between the Borrower and the Lenders and set forth in the Fee Letter. The Borrower agrees to pay to the Administrative Agent and Security Agent, in each case for its own account, the fees payable in the amounts and at the times (including fees payable on the Effective Date) separately agreed upon in the Agent Fee Letter.

(b)            [Reserved].

(c)            All fees payable hereunder shall be paid on the dates due, in dollars and in immediately available funds, to the Administrative Agent for distribution. Fees paid hereunder shall not be refundable under any circumstances.

Section 2.13         Interest.

(a)            The Loans shall bear interest at the Applicable Rate.

(b)            [Reserved].

(c)            Notwithstanding the foregoing, during the continuance of an Event of Default, all outstanding principal amounts of each Loan and any fee or other amount payable by the Borrower hereunder that is not paid when due shall bear interest, after as well as before judgment, at a rate per annum equal to 3.00% per annum plus the Applicable Rate.

(d)            Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan, provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand (and shall be considered as the procedural default interest (interés de mora procesal) for the purposes set forth in Article 576 of the Spanish Civil Procedural Law) and (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(e)            [Reserved].

Section 2.14         [Reserved].

Section 2.15         Increased Costs.

(a)            If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender; or

(ii)           impose on any Lender or the applicable market any other condition, cost or expense (other than with respect to Taxes) affecting this Agreement or Loans made by such Lender therein; or

(iii)          subject any Lender to any Taxes on its Loans, letters of credit, Commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the actual cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the actual cost to such Lender or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then, from time to time upon request of such Lender, the Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender for such increased costs actually incurred or reduction actually suffered, provided that to the extent any such costs or reductions are incurred by any Lender as a result of any requests, rules, guidelines or directives enacted or promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Basel III after the Effective Date, then such Lender shall be compensated pursuant to this Section 2.15(a) only to the extent such Lender is imposing such charges on similarly situated borrowers under the other syndicated credit facilities that such Lender is a lender under. Notwithstanding the foregoing, this paragraph (a) will not apply to (A) Indemnified Taxes or Other Taxes or (B) Excluded Taxes.

(b)            If any Lender determines that any Change in Law regarding liquidity or capital requirements has the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to liquidity or capital adequacy), then, from time to time upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction actually suffered.

(c)            A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company in reasonable detail, as the case may be, as specified in paragraph (a) or (b) of this Section delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within fifteen (15) Business Days after receipt thereof.

(d)            Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16         [Reserved].

Section 2.17         Taxes.

(a)            Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction for any Taxes, provided that if the applicable Withholding Agent shall be required by applicable Requirements of Law to withhold or deduct any Taxes from such payments, then (i) the applicable Withholding Agent shall make such withholdings or deductions, (ii) the applicable Withholding Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law and (iii) if the Tax in question is an Indemnified Tax or Other Tax, the amount payable by the applicable Loan Party shall be increased as necessary so that after all required deductions have been made (including deductions applicable to additional amounts payable under this Section 2.17) a Lender (or, in the case of a payment received by the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deductions been made.

(b)            Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Requirements of Law.

(c)            The Borrower shall indemnify the Administrative Agent and each Lender, within thirty (30) days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Administrative Agent or such Lender, as the case may be, and any Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)            Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e)            As soon as practicable after any payment of Taxes by a Loan Party to a Governmental Authority pursuant to this Section 2.17, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt or certificate issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)            Each Lender shall deliver to the Borrower and the Administrative Agent at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Requirements of Law and such other documentation reasonably requested by the Borrower or the Administrative Agent (i) as will permit any payments to such Lender to be made without, or at a reduced rate of, withholding or (ii) as will enable a Loan Party or the Administrative Agent to determine whether or not such Lender is subject to withholding or information reporting requirements. Each Lender shall, whenever a lapse or time or change in circumstances renders such documentation obsolete, expired or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so.

Without limiting the foregoing:

(1)            Each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent) two properly completed and duly signed original copies of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding.

(2)            Each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(A)            two properly completed and duly signed original copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor forms) claiming eligibility for the benefits of an income tax treaty to which the United States is a party,

(B)            two properly completed and duly signed original copies of Internal Revenue Service Form W-8ECI (or any successor forms),

(C)            in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (x) two properly completed and duly signed certificates substantially in the form of Exhibit P-1, P-2, P-3 and P-4, as applicable, (any such certificate, a “U.S. Tax Compliance Certificate”) and (y) two properly completed and duly signed original copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor forms),

(D)           to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership or a participating Lender), two properly completed and duly signed original copies of Internal Revenue Service Form W-8IMY (or any successor forms) of the Lender, accompanied by a Form W-8ECI, W-8BEN, W-8BEN-E, U.S. Tax Compliance Certificate, Form W-9, Form W-8IMY or any other required information (or any successor forms) from each beneficial owner that would be required under this Section 2.17(f) if such beneficial owner were a Lender, as applicable (provided that if the Lender is a partnership for U.S. federal income tax purposes (and not a participating Lender) and one or more direct or indirect partners are claiming the portfolio interest exemption, the U.S. Tax Compliance Certificate may be provided by such Lender on behalf of such direct or indirect partner(s)), or

(E)           two properly completed and duly signed original copies of any other form prescribed by applicable U.S. federal income tax laws as a basis for claiming a complete exemption from, or a reduction in, U.S. federal withholding tax on any payments to such Lender under the Loan Documents, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(3)            If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA and, if necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (3), “FATCA” shall include any amendments made to FATCA after the date hereof.

Notwithstanding any other provisions of this clause (f), a Lender shall not be required to deliver any form or other documentation that such Lender is not legally eligible to deliver.

(g)            If the Borrower determines in good faith that a reasonable basis exists for contesting any Taxes for which indemnification has been demanded hereunder, the Administrative Agent or the relevant Lender, as applicable, shall use commercially reasonable efforts to cooperate with the Borrower in a reasonable challenge of such Taxes if so requested by the Borrower; provided that (a) the Administrative Agent or such Lender determines in its reasonable discretion that it would not be subject to any unreimbursed third party cost or expense or otherwise be prejudiced by cooperating in such challenge, (b) the Borrower pays all related expenses of the Administrative Agent or such Lender, as applicable, and (c) the Borrower indemnifies the Administrative Agent or such Lender, as applicable, for any liabilities or other costs incurred by such party in connection with such challenge. The Administrative Agent or a Lender shall claim any refund that it determines is reasonably available to it, unless it concludes in its reasonable discretion that it would be adversely affected by making such a claim. If the Administrative Agent or a Lender receives a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees promptly to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. The Administrative Agent or such Lender, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided that the Administrative Agent or such Lender may delete any information therein that the Administrative Agent or such Lender deems confidential). Notwithstanding anything to the contrary, this Section 2.17(g) shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to Taxes which it deems confidential) to any Loan Party or any other Person.

(h)           Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to Section 2.17(f).

(i)            Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(j)            Additional United Kingdom Withholding Tax Matters.

(i)            Subject to clause (ii) below, each Lender and each Loan Party which makes a payment to such Lender shall cooperate in completing any procedural formalities necessary for the Loan Party to obtain authorization to make such payment without deduction or withholding for taxes imposed under the laws of the United Kingdom.

(ii)

(A)          a Treaty Lender which is a Lender at the date of this Agreement that (x) holds a passport under the HMRC DT Treaty Passport scheme and (y) wishes such scheme to apply to this Agreement, shall provide its scheme reference number and its jurisdiction of tax residence in Schedule 2.01; and

(B)           a Treaty Lender which is a Lender at the date of this Agreement that (x) obtains a passport under the HMRC DT Treaty Passport scheme after the date on which this Agreement is entered into and (y) wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence to the Borrower and the Administrative Agent in writing following receipt of its passport; and

(C)           a Lender which becomes a Lender after the date of this Agreement that (x) holds a passport under the HMRC DT Treaty Passport scheme and (y) wishes such scheme to apply to this Agreement, shall provide its scheme reference number and its jurisdiction of tax residence to the Borrower and the Administrative Agent.

(D)           Upon satisfying either clause (A), (B) or (C) above, such Lender shall have satisfied its obligation under paragraph (j)(i) above.

(iii)          If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (j)(ii) above, the Borrower shall make a Borrower DTTP Filing with respect to such Lender, and shall promptly provide such Lender with a copy of such filing; provided that, if:

(A)           the Borrower making a payment to such Lender has not made a Borrower DTTP Filing in respect of such Lender;

(B)            the Borrower making a payment to such Lender has made a Borrower DTTP Filing in respect of such Lender but:

(1)            such Borrower DTTP Filing has been rejected by HMRC; or

(2)            HMRC has not given such Borrower authority to make payments to such Lender without a deduction for tax within 60 days of the date of such UK Borrower DTTP Filing;

and in each case, that Borrower has notified that Lender in writing of either clauses (1) or (2) above, then such Lender and that Borrower shall co-operate in completing any additional procedural formalities necessary for that Borrower to obtain authorization to make that payment without a UK Tax Deduction.

(iv)          If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with paragraph (j)(ii) above, the Borrower shall not make a Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s Commitment(s) or its participation in any Loan unless the Lender otherwise agrees.

(v)           The Borrower shall, promptly on making a UK Borrower DTTP Filing, deliver a copy of such UK Borrower DTTP Filing to the Administrative Agent for delivery to the relevant Lender.

(vi)          Each Lender shall promptly notify the Borrower and the Administrative Agent if it determines that it ceases to be entitled to claim the benefits of an income tax treaty to which the United Kingdom is a party with respect to payments made by a Loan Party hereunder.

(vii)         Each Lender which becomes a party to this Agreement after the date of this Agreement shall indicate, in the documentation which it executes on becoming a party to this Agreement as a Lender, and each Lender which is a party on the date of this Agreement confirms by specifying opposite its name in Schedule 2.01, which of the following categories it falls in in respect of a UK Loan Party: (A) not a UK Qualifying Lender; (B) a UK Qualifying Lender (other than a UK Treaty Lender); (C) a UK Treaty Lender; or (D) a QPP Lender. If such a Lender fails to indicate its status in accordance with this Section 2.17(j)(vii), then that Lender shall be treated for the purposes of this Agreement (including by each Loan Party) as if it is not a UK Qualifying Lender with respect to the relevant Loan Party until such time as it notifies the Administrative Agent which category applies (and the Administrative Agent, upon receipt of such notification, shall inform the Borrower). For the avoidance of doubt, the documentation which a Lender executes on becoming a Party as a Lender shall not be invalidated by any failure of a Lender to comply with this Section 2.17(j)(vii).

(viii)        A UK Non-Bank Lender which becomes a party to this Agreement on the day on which this Agreement is entered into gives a Tax Confirmation by entering into this Agreement. A UK Non-Bank Lender shall notify the Administrative Agent if there is any change in the position from that set out in the Tax Confirmation.

(ix)          Any Loan Party shall promptly upon becoming aware that it or any Loan Party must make a UK Tax Deduction (or that there is any change in the rate or the basis of a UK Tax Deduction) notify the Administrative Agent accordingly. Similarly, a Lender shall notify the Administrative Agent on becoming so aware in respect of a payment payable to that Lender. If the Administrative Agent receives such notification from a Lender it shall promptly notify the Borrower.

(x)            If the Borrower receives a notification from HM Revenue & Customs that a QPP Certificate given by a Lender has no effect, the Borrower shall promptly deliver a copy of that notification to that Lender, and, for the avoidance of doubt, such QPP Certificate will be a Cancelled Certificate from the date that Borrower receives such notification.

Section 2.18         Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a)           Unless otherwise specified, the Borrower shall make each payment required to be made by it under any Loan Document (whether of principal, interest, fees or of amounts payable under Section 2.15 or 2.17, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 12:00 p.m., New York City time), on the date when due, in dollars and in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to such account as may be specified by the Administrative Agent and except that payments pursuant to Sections 2.15, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Unless otherwise specified, if any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day. In the case of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate for the period of such extension. All payments or prepayments of any Loan shall be made in the currency in which such Loan is denominated, all payments of accrued interest payable on a Loan shall be made in dollars, and all other payments under each Loan Document shall be made in dollars.

(b)           If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all applicable amounts of principal, interest and fees then due hereunder, such funds shall be applied towards payment of applicable interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the applicable amounts of interest and fees then due to such parties.

(c)           If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender with outstanding Loans, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that

(i)            if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and

(ii)            the provisions of this paragraph shall not be construed to apply to

(A)          any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement,

(B)           any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant or

(C)           any disproportionate payment obtained by a Lender as a result of the extension by Lenders of the maturity date or expiration date of some but not all Loans or Commitments or any increase in the Applicable Rate in respect of Loans of Lenders that have consented to any such extension.

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)           Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)            If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06(a), Section 2.06(b), Section 2.06(c), Section 2.18(d) or Section 9.03(c), then the Administrative Agent may, in its discretion and in the order determined by the Administrative Agent (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Section until all such unsatisfied obligations are fully paid.

Section 2.19         Mitigation Obligations; Replacement of Lenders.

(a)            If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder affected by such event, or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or Section 2.17, as the case may be, and (ii) would not subject such Lender to any unreimbursed cost or expense reasonably deemed by such Lender to be material and would not be inconsistent with the internal policies of, or otherwise be disadvantageous in any material economic, legal or regulatory respect to, such Lender.

(b)           If (i) any Lender requests compensation under Section 2.15, or (ii) the Borrower is required to pay any additional amount to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.17, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment and delegation), provided that

(A)          the Borrower shall have received the prior written consent of the Administrative Agent to the extent such consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable, which consents, in each case, shall not unreasonably be withheld or delayed,

(B)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued but unpaid interest thereon, accrued but unpaid fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts),

(C)           the Borrower or such assignee shall have paid (unless waived) to the Administrative Agent the processing and recordation fee specified in Section 9.04(b)(ii) and

(D)           in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payment required to be made pursuant to Section 2.17, such assignment will result in a material reduction in such compensation or payments.

A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise (including as a result of any action taken by such Lender under paragraph (a) above), the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment need not be a party thereto.

Section 2.20         [Reserved].

Article III

REPRESENTATIONS AND WARRANTIES

Each of the Company and the Borrower represents and warrants to the Lenders that:

Section 3.01         Organization; Powers.

(a)            Such Person and each of its respective Subsidiaries is (i) duly organized, incorporated or formed, validly existing and in good standing (to the extent such concept exists in the relevant jurisdictions) under the laws of the jurisdiction of its incorporation or organization, (ii) has the corporate or other organizational power and authority to carry on its business as now conducted and to execute, deliver and perform its obligations under each Loan Document to which it is a party and, (iii) is qualified to do business in, and is in good standing (to the extent such concept exists in the relevant jurisdictions) in, every jurisdiction where such qualification is required, except in the case of clause (i) (other than with respect to any Loan Party), clause (ii) (other than with respect to any Loan Party) and clause (iii), where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)            In respect of any Loan Party whose jurisdiction of incorporation is in the European Union, for the purposes of Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast) (the “Regulation”), so far as it is aware its centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in its jurisdiction of incorporation and it has no “establishment” (as that term is used in Article 2(10) of the Regulations) in any other jurisdiction.

Section 3.02         Authorization; Enforceability. This Agreement has been duly authorized, executed and delivered by the Company and the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, subject to Legal Reservations and Perfection Requirements, a legal, valid and binding obligation of the Company and of the Borrower or such Loan Party, as the case may be, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03         Governmental Approvals; No Conflicts. The execution, delivery and performance by any Loan Party of this Agreement or any other Loan Document (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third party, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Loan Documents including the registration of particulars of the UK Security Documents at UK Companies House under section 860 of the Companies Act 2006, (b) will not violate (i) the Organizational Documents of the Company or the Borrower or any other Loan Party, or (ii) any Requirements of Law applicable to the Company or the Borrower or any Subsidiary, (c) will not violate or result in a default under any indenture or other agreement or instrument binding upon the Company, the Borrower or any Subsidiary or their respective assets, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by the Company, the Borrower or any Subsidiary, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation thereunder, and (d) will not result in the creation or imposition of any Lien on any asset of the Company, the Borrower or any Subsidiary, except Liens created under the Loan Documents, except (in the case of each of clauses (a), (b)(ii) and (c)) to the extent that the failure to obtain or make such consent, approval, registration, filing or action, or such violation, default or right as the case may be, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 3.04         Financial Condition; No Material Adverse Effect.

(a)            The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly indicated therein, including the notes thereto, and (ii) fairly present in all material respects the financial condition of the Company and the Borrower and their consolidated subsidiaries, as applicable, as of the respective dates thereof and the consolidated results of their operations for the respective periods then ended in accordance with GAAP consistently applied during the periods referred to therein, except as otherwise expressly indicated therein, including the notes thereto.

(b)            Since March 6, 2026, there has been no Material Adverse Effect.

Section 3.05         Good Title to Assets, Properties.

(a)            Each of the Company, the Borrower, and each Subsidiary has good and valid title to, or valid leasehold interests in, all its real and personal property material to its business, if any (including the Mortgaged Properties), (i) free and clear of all Liens except for Liens permitted by Section 6.02 and (ii) except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or as proposed to be conducted or to utilize such properties for their intended purposes, in each case, except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)            As of the Effective Date after giving effect to the Transactions, Schedule 3.05 contains a true and complete list of each Material Real Property and each fee owned parcel of real property owned by the Company, the Borrower, and each Subsidiary.

(c)            In respect of any shares in a company incorporated or organized in England and Wales, no Warning Notice or Restrictions Notice (in each case as defined in Schedule 1B to the Companies Act 2006) has been given or issued in respect of all or any part of any such shares which constitute Collateral.

Section 3.06         Litigation and Environmental Matters.

(a)            There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Company or the Borrower, threatened in writing against or affecting the Company, the Borrower or any Subsidiary that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b)            Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of the Company, the Borrower nor any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has, to the knowledge of the Company or the Borrower, become subject to any Environmental Liability, (iii) has received written notice of any Environmental Liability or (iv) has, to the knowledge of the Company or the Borrower, any basis to reasonably expect that the Company, the Borrower or any Subsidiary will become subject to any Environmental Liability.

Section 3.07         Compliance with Laws and Agreements. Each of the Company, the Borrower, and each Subsidiary is in compliance with (a) its Organizational Documents, (b) all Requirements of Law applicable to it or its property and (c) all indentures and other agreements and instruments binding upon it or its property, except, in the case of clauses (b) and (c) of this Section, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Event of Default and, on the date of this Agreement, no Default is continuing or is reasonably likely to result from the making of the Loan or the entry into, the performance of, or any transaction contemplated by, any Loan Document.

Section 3.08         Investment Company Status. None of the Company, the Borrower, nor any other Loan Party is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, restated or replaced from time to time.

Section 3.09         Taxes. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company, the Borrower, and each Subsidiary (a) have timely filed or caused to be filed all Tax returns required to have been filed and (b) have paid or caused to be paid all Taxes required to have been paid (whether or not shown on a Tax return) including in their capacity as tax withholding agents, except any Taxes (i) that are not overdue by more than thirty (30) days or (ii) that are being contested in good faith by appropriate proceedings, provided that the Company, the Borrower or such Subsidiary, as the case may be, has set aside on its books adequate reserves therefor in accordance with GAAP.

Section 3.10         [Reserved].

Section 3.11         Disclosure. As of the Effective Date, none of the reports, financial statements, certificates or other written information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or delivered thereunder (as modified or supplemented by other information so furnished) when taken as a whole (and together with AMC’s annual report on Form 10-K for the fiscal year ended December 31, 2025) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading, provided that, with respect to projected financial information, the Company and the Borrower represent only that such information was prepared in good faith based upon assumptions believed by them to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Effective Date, as of the Effective Date, it being understood that any such projected financial information may vary from actual results and such variations could be material.

Section 3.12         Subsidiaries. As of the Effective Date, Schedule 3.12 sets forth the name of, and the ownership interest of (a) Odeon Parent in the Company and (b) the Company, the Borrower, and each Subsidiary in, each Subsidiary.

Section 3.13         Intellectual Property; Licenses, Etc. Except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, the Company, the Borrower and each Subsidiary owns, licenses or possesses the right to use, all of the rights to Intellectual Property that are reasonably necessary for the operation of its business as currently conducted, free and clear of all Liens other than Liens permitted by Section 6.02, and, without conflict with the rights of any Person. The Company, the Borrower or any Subsidiary does not, in the operation of their businesses as currently conducted, infringe upon any Intellectual Property rights held by any Person except for such infringements, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the Intellectual Property owned by the Company, the Borrower or any of the Subsidiaries is pending or, to the knowledge of the Company or the Borrower, threatened in writing against the Company, the Borrower or any Subsidiary, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 3.14         Solvency.

(a)            On the Effective Date, after the consummation of the Transactions to occur on or about the Effective Date, AMC and its Subsidiaries are, on a consolidated basis after giving effect to the Transactions, Solvent.

(b)            No corporate action, legal proceeding or other procedure or step described in paragraph (a) of the definition of UK Insolvency Proceeding has been taken in relation to any member of the Odeon group incorporated or established in England and Wales; and none of the circumstances described in paragraphs (h) (i) or (j) of Section 7.01 apply to the Company, the Borrower, any of the Subsidiaries (as applicable to such Subsidiary in accordance with its governing Bankruptcy Law), or AMC (so long as the AMC Guaranty is in effect).

Section 3.15         Senior Indebtedness.

(a)            This Agreement and the Loan Documents constitute “Senior Facilities Agreement” and “Senior Finance Documents” (or any comparable terms) under and as defined in the Intercreditor Agreement, and the Loan Document Obligations constitute (i) “Senior Lender Liabilities” or “Liabilities” owed to “the Primary Creditors” and “Senior Secured Creditors” (or any comparable terms) under and as defined in the Intercreditor Agreement and (ii) “Senior Indebtedness” (or any comparable term) and “Designated Senior Debt” (or any comparable term) (if applicable) under and as defined in the documentation governing any Junior Financing.

(b)           Schedule 3.15(b) sets forth any and all Indebtedness between any AMC Group member and any Odeon Group member as of the Effective Date (the “Existing AMC Loans”), and, as of the Effective Date, each AMC Group member that is a lender under any Existing AMC Loan is party to the Intercreditor Agreement, each Odeon Group member that is an obligor under any Existing AMC Loan is a party to the Intercreditor Agreement and the Existing AMC Loans are “Investor Liabilities” under and as defined in the Intercreditor Agreement.

(c)            Schedule 3.15(c) sets forth any and all Indebtedness between any Odeon Group member and any other Odeon Group member as of the Effective Date (the “Existing Intra-Group Loans”).

(d)           Neither the Company nor any of its Subsidiaries has any Indebtedness outstanding other than as permitted by this Agreement.

(e)           After giving effect to the Transactions, the Liens securing the Secured Obligations on the Collateral has or will have first-ranking priority and is not subject to any prior-ranking Liens, except as otherwise permitted or not prohibited under this Agreement (including any Liens in effect prior to the Closing Date that are permitted pursuant to Section 6.02(iii)).

Section 3.16         Federal Reserve Regulations. None of the Company, the Borrower, nor any Subsidiary is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors), or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of the Loans will be used, directly or indirectly, to purchase or carry any margin stock or to refinance any Indebtedness originally incurred for such purpose, or for any other purpose that entails a violation (including on the part of any Lender) of the provisions of Regulations U or X of the Board of Governors.

Section 3.17         Use of Proceeds. The Borrower will use the proceeds of the Term Loans made on the Effective Date to consummate the Refinancing and to pay all fees and expenses related to the foregoing and in connection with the Transactions hereunder.

Section 3.18         Sanctions, USA PATRIOT Act, OFAC and FCPA.

(a)           The Company, the Borrower and their Subsidiaries will not use the proceeds of the Loans knowingly, directly, or, to the knowledge of the Company or the Borrower, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, restated or replaced from time to time (the “FCPA”), the UK Bribery Act 2010 or other similar legislation in other jurisdictions.

(b)           Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, to the knowledge of the Company or the Borrower, none of the Company, the Borrower nor the Subsidiaries has, in the past three years, committed a violation of applicable regulations of the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) or His Majesty’s Treasury, Title III of the USA Patriot Act, the FCPA or the UK Bribery Act 2010.

(c)           None of the Company, the Borrower, or any Subsidiary nor, to its knowledge, any of their respective directors, officers or employees is a Sanctioned Person or is located, organized or resident in a Sanctioned Country. The Company, the Borrower, and the Subsidiaries comply, in all material respects, with all Sanctions applicable to them.

(d)           The Company neither knows nor has reason to believe that there are any pending or threatened investigations, claims or proceedings against it or any Subsidiary relating to Sanctions.

(e)           The representations and warranties in this Section 3.18 shall not be deemed given to any Person, or by any Loan Party with respect to any Person, if and to the extent that this Section 3.18 is or would be unenforceable by or in respect of such Person by reason of breach of, or would result in a breach by such Person of or conflict with, any applicable Blocking Law; provided that this clause (e) shall apply to a Lender, and such Lender shall not benefit from the representations and warranties under this Section 3.18 to the extent set forth in this clause (e), only in the event such Lender has notified the Administrative Agent in writing that this clause (e) shall not apply.

(f)            The representations and warranties set forth in this Section 3.18 shall not be given to the extent that it would violate or expose any Loan Party or any of its directors, officers, or employees to any liability under any applicable Blocking Law.

Article IV

CONDITIONS

Section 4.01         Effective Date. The effectiveness of this Agreement and the obligation of each Lender to make a Loan on the Effective Date is subject to the satisfaction (or waiver) of the following conditions:

(a)           The Administrative Agent shall have received copies of this Agreement, the AMC Guaranty, the Guaranty of the Company and each Subsidiary Loan Party, the Debenture, the accession agreement to the Intercreditor Agreement (with respect to any Person required to become a party thereto, to the extent not already a party thereto), the Share Charge, and the Agent Fee Letter, executed and delivered by each applicable Loan Party and each other party thereto.

(b)           All documents and instruments required to create and perfect the Liens granted by (i) each Guarantor incorporated or organized in England and Wales over the assets described in the applicable English law Debenture and (ii) Odeon Parent over its shares owned in the Company ((i) and (ii) together, the “UK Security Documents”) have been executed and delivered (to extent required to do so on or prior to the Effective Date pursuant to the Agreed Security Principles or this Agreement) and, if applicable, be in proper form for filing (or arrangements reasonably satisfactory to the Security Agent shall have been made for the execution, delivery and filing of such documents and instruments substantially concurrently with the consummation of the Refinancing), pursuant to which the filing and registration of UK Security Documents with Companies House in England and Wales shall be made within twenty-one (21) days of executing such document (to the extent applicable).

(c)           The Administrative Agent shall have received, in respect of AMC and each Loan Party, (i) copies of each Organizational Document, and, to the extent applicable or common in the relevant jurisdiction, certified as of the Effective Date or a date no earlier than thirty (30) days prior thereto by the appropriate Governmental Authority; (ii) signature and incumbency certificates of the officers or directors (as applicable) of such Loan Party or AMC; (iii) resolutions of the board of directors or similar governing body (including resolutions of the relevant shareholders where applicable) of such Loan Party or AMC approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party or by which it or its assets may be bound as of the Effective Date, certified as of the Effective Date by one of the directors as being in full force and effect without modification or amendment; (iv) shareholder resolutions signed by the relevant holders of the issued or allotted shares in each Loan Party incorporated or organized in England and Wales and Odeon Parent approving the terms of, the transactions contemplated by, and the execution, delivery and performance of the Loan Documents to which it will be party; and (v) in the case of AMC only, a good standing certificate (to the extent applicable in the relevant jurisdiction) from the applicable Governmental Authority of AMC’s jurisdiction of incorporation, organization or formation, each dated within thirty (30) days of the Effective Date.

(d)           The representations and warranties of AMC and each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the Effective Date; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on the date of such credit extension or on such earlier date, as the case may be.

(e)           Agents and Lenders and their respective counsel shall have received executed copies of the customary written opinions of (i) Weil, Gotshal & Manges LLP, counsel for AMC in respect of (A) the capacity of AMC, and (B) the enforceability of the U.S. Loan Documents being entered into by the Loan Parties, and (ii) Willkie Farr & Gallagher LLP, as special UK counsel for the Lenders in respect of (A) the capacity of the Guarantors incorporated or organized in England and Wales and (B) the enforceability of any UK Loan Documents being entered into by the Loan Parties, in each case, dated the Effective Date, and in form and substance reasonably satisfactory to the Administrative Agent and addressed to the Administrative Agent and the Lenders.

(f)            The Agents, Lenders and the Lender Advisor shall have received, substantially simultaneously with the funding of the Term Loans (i) all fees required to be paid by the Borrower on the Effective Date pursuant to the Agent Fee Letter or Fee Letter and (ii) to the extent invoiced at least three (3) Business Days prior to the Effective Date (except as otherwise reasonably agreed by the Borrower) the reasonable and documented out-of-pocket fees and expenses as previously agreed in writing to be received on the Effective Date.

(g)           On the Effective Date, Administrative Agent shall have received a Closing Certificate in the form attached as Exhibit G hereto.

(h)           Since March 6, 2026, there has been no Material Adverse Effect (without giving effect to the Transactions).

(i)            The Administrative Agent shall have received a certificate from a Financial Officer of AMC to the effect that on the Effective Date, AMC and its Subsidiaries are, on a consolidated basis and after giving effect to the consummation of the Transactions, Solvent.

(j)            The Agents shall have received at least three (3) Business Days prior to the Effective Date all documentation and other information about the Company, the Borrower and any Guarantor as shall have been reasonably requested in writing by any Agent at least ten (10) Business Days prior to the Effective Date and as required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering laws, rules and regulations. For the avoidance of doubt, to the extent the Company or the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, any Lender that has requested, in a written notice to the Borrower at least ten Business Days prior to the Effective Date, a certification regarding beneficial ownership in relation to the (10) Company or the Borrower as required by the Beneficial Ownership Regulation (the “Beneficial Ownership Certification”), shall have received such certification at least three (3) Business Days prior to the Effective Date. As of the Effective Date, the information included in the Beneficial Ownership Certification with respect to any beneficial owner of the Company or the Borrower is true and correct in all material respects to the best knowledge of the Company or the Borrower. The Borrower and each Guarantor shall have provided any relevant customary documentation reasonably requested by the Agent and each Lender for purposes of completing the process of setting up the Borrower and each Guarantor as a new account with such Person and the Agent and each Guarantor shall have received all approvals with respect to setting up the Borrower and each Guarantor as a new account with such Person.

(k)           Substantially simultaneously with the Borrowing of the Term Loans, the Transactions, including the Refinancing, shall be consummated in accordance with this Agreement and the terms hereof.

(l)            The Administrative Agent shall have received a copy of the Second Amendment to Muvico Credit Agreement, executed and delivered by each party thereto, which shall be in form and substance reasonably satisfactory to the Lenders.

Section 4.02         Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, including on the Effective Date, is subject to receipt of the request therefor in accordance herewith and to the satisfaction (or waiver) of the following conditions:

(a)           The representations and warranties of AMC and each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on the date of such credit extension or on such earlier date, as the case may be.

(b)           At the time of and immediately after giving effect to such Borrowing, no Default or Event of Default shall have occurred and be continuing or would result therefrom.

(c)           The Administrative Agent shall have received a fully executed and delivered Borrowing Notice in the form attached as Exhibit Q hereto.

(d)           To the extent this Section 4.02 is applicable, each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in clauses (a) and (b) of this Section.

Article V

AFFIRMATIVE COVENANTS

Until the Termination Date shall have occurred, each of the Company and the Borrower covenants and agrees with the Lenders that:

Section 5.01         Financial Statements and Other Information. The Company and the Borrower shall deliver (or cause to be delivered):

(a)            to the Administrative Agent, for prompt distribution to the Lenders, beginning with the fiscal year ending December 31, 2026 and thereafter, on or before the date on which such financial statements are required or permitted to be filed with the SEC (or, if such financial statements are not required to be filed with the SEC, on or before the date that is ninety (90) days after the end of each such fiscal year of AMC), an audited consolidated balance sheet and audited consolidated statements of income and cash flows of AMC as of the end of and for such year, and related notes thereto, setting forth in each case (x) in comparative form the figures for the previous fiscal year (which comparative form may be based on pro forma financial information to the extent any previous fiscal year includes a period occurring prior to the Effective Date) and (y) information about operating segments in accordance with ASC 280-10, Segment Reporting, for the reporting segments and reporting units identified by AMC and its Subsidiaries, which shall report information about their theatrical exhibition operations for their international markets (any such segment, an “International Reporting Segment”) in form and scope materially consistent, taken as a whole, with the Audited Financial Statements, all reported on by Ernst & Young Global Limited or other independent public accountants of recognized national standing (without a “going concern” qualification (but may be subject to a “going concern” or like qualification or exception) and without any qualification or exception as to the scope of such audit (other than any exception or explanatory paragraph, but not a qualification, that is expressly solely with respect to, or expressly resulting solely from, (A) an upcoming maturity date of any Indebtedness occurring within one year from the time such opinion is delivered or (B) any potential inability to satisfy a financial maintenance covenant on a future date or in a future period)) to the effect that such consolidated financial statements present fairly in all material respects the financial position and results of operations and cash flows of AMC and its Subsidiaries as of the end of and for such year on a consolidated basis in accordance with GAAP consistently applied;

(b)            to the Administrative Agent, for prompt distribution to the Lenders, commencing with the financial statements for the fiscal quarter ending March 30, 2026, on or before the date on which such financial statements are required or permitted to be filed with the SEC (or, if such financial statements are not required to be filed with the SEC, on or before the date that is forty-five (45) days after the end of each such fiscal quarter), unaudited consolidated balance sheets and unaudited consolidated statements of income and cash flows of AMC as of the end of and for such fiscal quarter (except in the case of cash flows) and the then elapsed portion of the fiscal year, and setting forth (x) in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year (which comparative form may be based on pro forma financial information to the extent any previous period includes a period occurring prior to the Effective Date) and (y) information about any International Reporting Segment in form and scope materially consistent, taken as a whole, with the financial statements for the fiscal quarter ending September 30, 2025, all certified by a Financial Officer as presenting fairly in all material respects the financial position and results of operations and cash flows of AMC and its Subsidiaries as of the end of and for such fiscal quarter (except in the case of cash flows) and such portion of the fiscal year on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)            notwithstanding the foregoing, (x) from and after the date that the AMC Guarantee is released according to the terms thereof or (y) with respect to any fiscal quarter or fiscal year, if (i) the total revenues of the Odeon Group do not account for at least 97.5% of the total revenues of an International Reporting Segment for such fiscal quarter or such fiscal year or (ii) the total assets of the Odeon Group do not account for at least 97.5% of the total assets of an International Reporting Segment as of the end of such fiscal quarter or such fiscal year, to the Administrative Agent, for prompt distribution to the Lenders:

(i)            on or before the date that is 120 days after the end of each fiscal year of the Company (or, with respect to the fiscal year during which the AMC Guarantee is released, 150 days after the end of such fiscal year), annual reports containing: (A) an operating and financial review of the audited financial statements, including a discussion of the financial condition, results of operations and consolidated EBITDA and a discussion of liquidity and capital resources, material commitments and contingencies and critical accounting policies of the Company; (B) unaudited pro forma income statement and balance sheet information of the Company, together with explanatory footnotes, for any material acquisitions, dispositions or recapitalizations that have occurred since the beginning of the most recently completed fiscal year as to which such annual report relates (unless such pro forma information has been provided in a previous report pursuant to paragraph (c)(ii) or paragraph (c)(iii) below); provided that such pro forma financial information will be provided only to the extent available without unreasonable expense or burden, in which case, the Company will provide, in the case of a material acquisition, acquired company financials; (C) the audited consolidated balance sheet of the Company as at the end of the most recent fiscal year with comparative balance sheet information as at the end of the prior fiscal year and audited consolidated income statements and statements of cash flow of the Company for the most recent two fiscal years, including appropriate footnotes to such financial statements, for and as at the end of such fiscal years and the report of the independent auditors on the financial statements; (D) a description of the management and shareholders of the Company, all material affiliate transactions and a description of all material debt instruments; and (E) a description of material risk factors and material subsequent events; provided that the information described in clause (D) and clause (E) may be provided in the footnotes to the audited financial statements;

(ii)           on or before the date that is sixty (60) days after the end of the first, second and third fiscal quarters in each fiscal year of the Company (or, with respect to the first two of such quarters ending on or after the date on which the AMC Guarantee is released, ninety (90) days), quarterly financial statements of the Company containing the following information: (A) the Company’s unaudited condensed consolidated balance sheet as at the end of such quarter and unaudited condensed statements of income and cash flow for the most recent quarter end year-to-date period ending on the unaudited condensed balance sheet date and the comparable prior period, together with condensed footnote disclosure; (B) unaudited pro forma income statement and balance sheet information of the Company, together with explanatory footnotes, for any material acquisitions, dispositions or recapitalizations that have occurred since the beginning of the most recently completed fiscal year as to which such quarterly report relates; provided that such pro forma financial information will be provided only to the extent available without unreasonable expense or burden, in which case the Company will provide, in the case of a material acquisition, acquired company financials; and (C) an operating and financial review of the unaudited financial statements, including a discussion of the results of operations, consolidated EBITDA and material changes in liquidity and capital resources of the Company; and

(iii)          promptly after the occurrence of any material acquisition, disposition or restructuring or any senior executive officer changes at the Company or change in auditors of the Company or any other material event that the Company announces publicly, a report containing a description of such events;

(d)           not later than five (5) days after any delivery of financial statements under paragraph (a) or (b)  (or, if applicable, paragraph (c)(i) or (c)(ii)) above, to the Administrative Agent, for prompt distribution to the Lenders, a certificate of a Financial Officer certifying (i) as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, and (ii) whether the conditions described in paragraph (c)(i) or (c)(ii) apply with respect to such financial statements;

(e)           not later than ten (10) Business Days after the end of each fiscal quarter, to the Administrative Agent, for posting to the portion of the Platform not designated “Public Side Information”, a certificate of a Financial Officer certifying as to (a) the aggregate amount of cash held in deposit accounts of the members of the Odeon Group as of the last day of such fiscal quarter and (b) compliance with Section 6.10(b) at all times during such fiscal quarter;

(f)            promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and registration statements (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) filed by AMC or any Subsidiary of AMC with the SEC or with any national securities exchange, to the Administrative Agent, for prompt distribution to the Lenders; and

(g)            promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company, the Borrower, or any Subsidiary or such other information as may be required by applicable supervisory laws and regulations, as the Administrative Agent, on its own behalf or on behalf of any Lender, or any Lender may reasonably request in writing.

Notwithstanding the foregoing, the obligations in paragraphs (a), (b), (c)(i) and (c)(ii) of this Section 5.01 may be satisfied with respect to financial information of AMC and its Subsidiaries by furnishing (A) the Form 10-K or 10-Q (or the equivalent), as applicable, of AMC (or a parent company thereof) filed with the SEC or with a similar regulatory authority in a foreign jurisdiction or (B) the applicable financial statements of AMC (or any direct or indirect parent of AMC); provided that to the extent such information relates to a parent of AMC, such information is accompanied by consolidating information, which may be unaudited, that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to AMC and its Subsidiaries on a stand-alone basis, on the other hand, and to the extent such information is in lieu of information required to be provided under Section 5.01(a), such materials are accompanied by a report and opinion of KPMG LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than any exception or explanatory paragraph, but not a qualification, that is expressly solely with respect to, or expressly resulting solely from, (i) an upcoming maturity date of any Indebtedness occurring within one year from the time such opinion is delivered or (ii) any potential inability to satisfy a financial maintenance covenant on a future date or in a future period).

Documents required to be delivered pursuant to Section 5.01(a), (b), (c) or (f) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the earlier of (A) the date on which AMC posts such documents, or provides a link thereto, on AMC’s or one of its Affiliates’ website on the Internet or (B) the date on which such documents are posted on AMC’s behalf on IntraLinks/IntraAgency or another website, if any, to which each Lender and the Administrative Agent has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Company and the Borrower shall deliver such documents to the Administrative Agent, for prompt distribution to the Lenders, upon the reasonable request of the Administrative Agent or any Lender until a written notice to cease delivering such documents is given by the Administrative Agent and (ii) the Company and the Borrower shall notify the Administrative Agent (which may be by electronic mail) of the posting of any such documents and upon the reasonable request of the Administrative Agent or any Lender, provide to the Administrative Agent (for prompt distribution to the Lenders) by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or maintain paper copies of the documents referred to above, and each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents.

The Company and the Borrower hereby acknowledge that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of such Persons hereunder (collectively, “Company Materials”) by posting Company Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Company and the Borrower or their Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Company and the Borrower hereby agree that, upon the Administrative Agent’s or Deutsche Bank’s reasonable request, each of the Company and the Borrower will use commercially reasonable efforts to identify that portion of Company Materials that may be distributed to the Public Lenders and that (i) all such Company Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, means that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Company Materials “PUBLIC,” the Company and the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Company Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Company or the Borrower or their respective securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Company Materials constitute Information, they shall be treated as set forth in Section 9.12); (iii) all Company Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (iv) the Administrative Agent shall be entitled to treat any Company Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”. Other than as set forth in the immediately preceding sentence, the Company and the Borrower shall be under no obligation to mark any Company Materials “PUBLIC”.

Section 5.02         Notices of Material Events. Promptly after any Responsible Officer of the Company or the Borrower obtains actual knowledge thereof, such Person will furnish to the Administrative Agent (for distribution to each Lender through the Administrative Agent) written notice of the following:

(a)            the occurrence of any Default; and

(b)            the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of a Financial Officer or another senior executive officer of the Company, the Borrower, or any of their Subsidiaries, affecting the Company, the Borrower, or any of their Subsidiaries or the receipt of a written notice of an Environmental Liability, in each case, that could reasonably be expected to result in a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a written statement of a Responsible Officer of the Company and the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03         Information Regarding Collateral.

(a)           The Borrower will furnish to the Administrative Agent promptly (and in any event within thirty (30) days or such longer period as reasonably agreed to by the Security Agent) written notice of any change (i) in any Loan Party’s legal name (as set forth in its certificate of organization or like document) or (ii) in the jurisdiction of incorporation or organization of any Loan Party or in the form of its organization.

(b)           Each Loan Party shall (and the Company shall ensure that each other member of the Odeon Group will):

(i)            within the relevant timeframe, comply with any notice it receives pursuant to Part 21A of the UK Companies Act 2006 from any company incorporated or organized in the United Kingdom whose shares are the subject of the Collateral; and

(ii)           promptly provide the Security Agent with a copy of that notice.

Section 5.04         Existence; Conduct of Business. Each of the Company and the Borrower will, and will cause each Subsidiary to, do or cause to be done all things necessary to obtain, preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises and Intellectual Property material to the conduct of its business, in each case (other than the preservation of the existence of the Borrower) to the extent that the failure to do so could reasonably be expected to have a Material Adverse Effect, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or any Disposition permitted by Section 6.05.

Section 5.05         Payment of Taxes, Etc. Each of the Company and the Borrower will, and will cause each Subsidiary to, pay its obligations in respect of Taxes before the same shall become delinquent or in default, except where the failure to make payment could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.06         Maintenance of Properties. Each of the Company and the Borrower will, and will cause each Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition (ordinary wear and tear excepted), except where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.07         Insurance

. Each of the Company and the Borrower will, and will cause each Subsidiary to, maintain, with insurance companies that such Person believe (in the good faith judgment of the management of such Person) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which such Person believes (in the good faith judgment of management of such Person) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as such Person believes (in the good faith judgment of the management of such Person) are reasonable and prudent in light of the size and nature of its business; and will furnish to the Lenders, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.

Section 5.08         Books and Records; Inspection and Audit Rights. Each of the Company and the Borrower will, and will cause each Subsidiary to, maintain proper books of record and account in which entries that are full, true and correct in all material respects and are in conformity with GAAP (or applicable local standards) consistently applied shall be made of all material financial transactions and matters involving the assets and business of each of the Company and the Borrower, as the case may be. Each of the Company and the Borrower will, and will cause the Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise visitation and inspection rights of the Administrative Agent and the Lenders under this Section 5.08 and the Administrative Agent shall not exercise such rights more often than one time during any calendar year absent the existence of an Event of Default, which visitation and inspection shall be at the reasonable expense of the Borrower; provided, further that (a) when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice and (b) the Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with AMC’s independent public accountants.

Section 5.09         Compliance with Laws. Each of the Company and the Borrower will, and will cause each Subsidiary to, comply with its Organizational Documents and all Requirements of Law (including Environmental Laws, the USA Patriot Act, OFAC and FCPA) with respect to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The undertakings set forth in this Section 5.09 shall not apply to the extent that it would violate or expose any Loan Party or any of its directors, officers or employees to any liability under any applicable Blocking Law.

Section 5.10         Use of Proceeds. The Borrower will use the proceeds of the Term Loans made on the Effective Date to consummate the Transactions.

Section 5.11         Guaranty and Collateral Matters. If any additional Subsidiary is formed or acquired after the Effective Date, the Company will, within sixty (60) days after such newly formed or acquired Subsidiary is formed or acquired (unless such Subsidiary is an Excluded Subsidiary), notify the Security Agent thereof, and will and will cause such Subsidiary and the other Loan Parties to take all reasonable actions (if any) required to cause such Subsidiary to grant a Lien in all of its assets (other than assets constituting Excluded Assets and subject to the Agreed Security Principles) by delivering to the Security Agent duly executed joinder agreements (and/or accession agreements as “Debtor”) to the Intercreditor Agreement (or, as the case may be, to an Additional Intercreditor Agreement), the Guaranty, each applicable Security Document or such new Security Documents as the Required Lenders and the Security Agent may deem appropriate for such purpose, and any supplements to any Security Documents with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party within ninety (90) days after such notice (or such longer period as the Security Agent shall reasonably agree).

Section 5.12         Further Assurances.

(a)            Each of the Company and the Borrower will, and will cause each Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law and that the Security Agent or the Required Lenders may reasonably request, to cause the Agreed Security Principles to be and remain satisfied and to otherwise comply with the requirements under this Agreement, all at the expense of the Loan Parties.

(b)            If, after the Effective Date, any material assets (including any Material Real Property) with a book value in excess of $5,000,000, are acquired (including, without limitation, any acquisition pursuant to an Entity Division) by the Borrower or any other Loan Party or are held by any Subsidiary on or after the time it becomes a Loan Party pursuant to Section 5.11 (other than assets constituting Collateral under a Security Document that become subject to the Lien created by such Security Document upon acquisition thereof or constituting Excluded Assets), the Borrower will notify the Security Agent thereof, and, if requested by the Security Agent, the Borrower will cause such assets to be subjected to a Lien securing the Secured Obligations and will take and cause the other Loan Parties to take, such actions as shall be necessary or as may be reasonably requested by the Security Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties.

Section 5.13         Ratings. The Company will use commercially reasonable efforts to obtain within thirty (30) calendar days after the Effective Date (and use commercially reasonable efforts to maintain thereafter) (a) a public corporate credit rating issued by S&P and Moody’s (but not to maintain a specific rating) with respect to AMC and (b) a public credit rating of the Term Loans made available under this Agreement issued by S&P and Moody’s (but not to maintain a specific rating).

Section 5.14         Post-Closing Matters. Each of the Company and the Borrower shall, and shall cause each of its Subsidiaries to, deliver each of the documents, instruments and agreements and take each of the actions set forth on Schedule 5.14 (Post-Closing Matters) within the time periods set forth on such Schedule (or such later dates as the Administrative Agent may reasonably agree (at the Direction of the Required Lenders)).

Section 5.15         Sanctions.

(a)           The Company will, and will ensure that each Subsidiary will, comply, with all Sanctions applicable to it.

(b)           The Borrower will not, and will ensure that none of its Subsidiaries will, directly or indirectly, apply the proceeds of the Term Loans: (i) for the purpose of financing or facilitating any activities of or involving, or making funds available to, any Sanctioned Person in violation of applicable Sanctions; (ii) for the purpose of financing or facilitating any activities involving a Sanctioned Country in violation of applicable Sanctions; or (iii) in any manner that would result in a breach of applicable Sanctions by any party to this Agreement or the other Loan Documents.

(c)           The Company shall maintain policies and procedures reasonably designed to ensure compliance with applicable Sanctions.

(d)           Should the Company, the Borrower, or any Subsidiary become aware that any Sanctions-related investigations, claims, or proceeds are pending or threatened in writing against any such Person, the Borrower will notify the Administrative Agent as soon as reasonably possible of the same, unless it is prohibited from doing so under applicable privilege or confidentiality laws.

(e)           The Borrower will not use funds derived from any business or transaction which is prohibited by applicable Sanctions, or involving a Sanctioned Person or a Sanctioned Country, to make payments under the Loan Documents, to the extent that such use would result in a breach of applicable Sanctions by any party to the Loan Documents.

(f)            The undertakings in this Section 5.15 shall not apply for the benefit of any Person if and to the extent that this Section 3.18 is or would be unenforceable by or in respect of such Person by reason of breach of, or would result in a breach by such Person of or conflict with, any applicable Blocking Law; provided that a Lender shall not benefit from the undertakings in this Section 5.15 (except to the extent set forth in this clause (f)) only in the event that such Lender has notified the Administrative Agent in writing that this clause (f) shall not apply.

(g)           The undertakings set forth in this Section 5.15 shall not apply to the extent that it would violate or expose any Loan Party or any of its directors, officers or employees to any liability under any applicable Blocking Law.

Section 5.16         Change in Business.

(a)            The Company, the Borrower, and the Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by them on the Effective Date and other business activities which are extensions thereof or otherwise incidental, complementary, reasonably related or ancillary to any of the foregoing.

(b)            The Company will ensure that each Loan Party whose jurisdiction of incorporation is in a member state of the European Union will not deliberately cause or allow its “centre of main interests” (as that term is used in Article 3(1) of the Regulation) to change in a manner which would materially adversely affect the Lenders without the prior written consent of the Administrative Agent.

Section 5.17         Changes in Fiscal Periods. Neither the Company nor the Borrower shall make any change in its fiscal year; provided, however, that either such Person may, upon written notice to the Administrative Agent, change their fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent (acting at the Direction of the Required Lenders), in which case, such Person and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

Article VI

NEGATIVE COVENANTS

Until the Termination Date shall have occurred, each of the Company and the Borrower covenants and agrees with the Lenders that:

Section 6.01         Indebtedness; Certain Equity Securities.

(a)            Each of the Company and the Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i)            Indebtedness of the Borrower and the other Loan Parties under the Loan Documents;

(ii)           (A) Indebtedness outstanding on the Effective Date; provided that any Indebtedness in excess of $5,000,000 in the aggregate shall only be permitted if set forth on Schedule 6.01; and any Permitted Refinancing thereof;

(B)            [reserved];

(iii)          Guarantees by the Company, the Borrower, and the Subsidiaries in respect of Indebtedness of the Borrower or any Subsidiary otherwise permitted hereunder; provided that:

(A)           such Guarantee is otherwise permitted by Section 6.04,

(B)            no Guarantee by any Subsidiary of any Junior Financing shall be permitted unless such Subsidiary shall have also provided a Guarantee of the Loan Document Obligations pursuant to the Guaranty, and

(C)            if the Indebtedness being Guaranteed is subordinated to the Loan Document Obligations, such Guarantee shall be subordinated to the Guarantee of the Loan Document Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;

(iv)          the Existing Intra-Group Loans (and any Permitted Refinancing thereof) and any other intercompany Indebtedness of the Company, the Borrower or of any Subsidiary owing to any other Subsidiary or the Company or the Borrower to the extent permitted by Section 6.04; provided that all such Indebtedness of any Loan Party owing to any Subsidiary that is not a Loan Party shall be (A) unsecured and (B) subject to the Intercreditor Agreement or an Additional Intercreditor Agreement and, to the extent provided thereby, subordinated to the Loan Document Obligations on terms (x) at least as favorable to the Lenders as those set forth in the Intercreditor Agreement or Additional Intercreditor Agreement, as applicable, or (y) otherwise reasonably satisfactory to the Administrative Agent (acting at the Direction of the Required Lenders);

(v)           (A)           Indebtedness (including Capital Lease Obligations and purchase money Indebtedness (including Indebtedness in respect of mortgage, industrial revenue bond, industrial development bond and similar financings)) of the Company, the Borrower, or any of their Subsidiaries financing the acquisition, construction, repair, replacement or improvement of Theater Assets (whether through the direct purchase of such property or any Person owning such property); provided that such Indebtedness is incurred concurrently with or within 270 days after the applicable acquisition, construction, repair, replacement or improvement; provided further that the aggregate outstanding principal amount of any such Indebtedness incurred pursuant to Sections 6.01(a)(v)(A) and (B) shall not exceed $25,000,000,

(B)            any Permitted Refinancing of any Indebtedness set forth in the immediately preceding subclause (A);

(vi)          Indebtedness in respect of Swap Agreements (other than Swap Agreements entered into for speculative purposes) solely with respect to energy related hedge agreements and currency risk that presents an actual risk to the business of the Loan Parties, as determined by the Borrower in good faith;

(vii)         (A)           Indebtedness of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into the Borrower or a Subsidiary) after the date hereof as a result of a Permitted Acquisition or other Investment, or Indebtedness of any Person that is assumed by the Borrower or any Subsidiary in connection with an acquisition of assets by the Borrower or such Subsidiary in a Permitted Acquisition or Investment; provided that such Indebtedness is not incurred in contemplation of such Permitted Acquisition or Investment; provided, further, that on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness (I) the First Lien Leverage Ratio is equal to or less than 3.50 to 1.00 and (II) the Total Leverage Ratio is equal to or less than 5.50 to 1.00; and

(B)            any Permitted Refinancing of Indebtedness incurred pursuant to the foregoing subclause (A);

(viii)        [reserved];

(ix)           Indebtedness representing deferred compensation to employees, consultants and independent contractors of the Company, the Borrower, and the Subsidiaries incurred in the ordinary course of business and consistent with past practices;

(x)            Indebtedness consisting of unsecured promissory notes issued by any Loan Party to current or former officers, directors and employees or their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests in the Borrower (or any direct or indirect parent thereof) permitted by Section 6.08(a);

(xi)          Indebtedness constituting indemnification obligations or obligations in respect of purchase price or other similar adjustments (including earnout or similar obligations) incurred in connection with the Transactions or any Permitted Acquisition, any other Investment or any Disposition, in each case permitted under this Agreement;

(xii)          Indebtedness consisting of obligations under deferred compensation or other similar arrangements incurred in connection with the Transactions or any Permitted Acquisition or other Investment permitted hereunder;

(xiii)        Cash Management Obligations and other Indebtedness in respect of netting services, overdraft protections and similar arrangements and Indebtedness arising from the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds, (including Indebtedness owed on a short term basis of no longer than thirty (30) days to banks and other financial institutions incurred in the ordinary course of business and consistent with past practices of the Company, the Borrower, and the Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Company, the Borrower, and the Subsidiaries);

(xiv)        Indebtedness of the Company, the Borrower, and the Subsidiaries; provided that at the time of the incurrence thereof and after giving Pro Forma Effect thereto, the aggregate outstanding principal amount of Indebtedness outstanding in reliance on this clause (xiv) shall not exceed $10,000,000; provided, further, that any Indebtedness incurred pursuant to this clause (xiv) may only be incurred in good faith for bona fide business purposes and not for any transaction or series of transactions which is for the purpose of materially reducing the value of the Collateral or disadvantaging the Lenders in respect of their rights as creditors relative to other creditors;

(xv)         Indebtedness consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business and consistent with past practices and not for any transaction or series of transactions which is for the purpose of materially reducing the value of the Collateral or disadvantaging the Lenders in respect of their rights as creditors relative to other creditors;

(xvi)        Indebtedness incurred by the Company, the Borrower, and the Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created, or related to obligations or liabilities incurred, in the ordinary course of business and consistent with past practices, including in respect of workers compensation claims, health, disability, social insurance or other employee benefits or property, casualty or liability insurance or self-insurance or other reimbursement-type obligations regarding workers compensation claims;

(xvii)       obligations in respect of performance, bid, appeal and surety bonds and performance, bankers’ acceptance facilities and completion guarantees and similar obligations provided by the Company, the Borrower, and the Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business and consistent with past practices;

(xviii)      [reserved];

(xix)         [reserved];

(xx)          Indebtedness supported by a letter of credit, bank guarantee or similar instrument permitted by this Section 6.01(a), in a principal amount not to exceed the face amount of such letter of credit, bank guarantee or such other instrument in the ordinary course of business and consistent with past practices;

(xxi)         [reserved];

(xxii)        [reserved];

(xxiii)       [reserved]

(xxiv)      [reserved];

(xxv)        Indebtedness of any member of the Odeon Group that is not a Muvico Loan Party; provided that the aggregate outstanding principal amount of Indebtedness outstanding in reliance on this clause (xxv) shall not exceed, at the time of incurrence thereof and after giving Pro Forma Effect thereto, $10,000,000 less any amounts utilized under the debt basket set forth in Section 6.01(a)(xxv) of the Muvico Credit Agreement (as in effect on the date hereof) to permit the Indebtedness under this Agreement; provided, further, that any Indebtedness incurred pursuant to this clause (xxv) may only be incurred in good faith for bona fide business purposes;

(xxvi)      [reserved];

(xxvii)     [reserved];

(xxix)       [reserved];

(xxx)        [reserved];

(xxxi)       the Existing AMC Loans and any Permitted Refinancing thereof; provided that each AMC Group member that is a lender under such Indebtedness is party to the Intercreditor Agreement (or an Additional Intercreditor Agreement) and the Existing AMC Loans (and any Permitted Refinancing thereof) are “Investor Liabilities” under and as defined in the Intercreditor Agreement (or subject to an Additional Intercreditor Agreement on substantially the same terms as “Investor Liabilities” under and as defined in the Intercreditor Agreement as in effect on the date hereof (or terms not materially less favorable to the Secured Parties)); and

(xxxii)      all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (xxxi) above.

(b)           All Indebtedness owed by a Loan Party to a Subsidiary of the Company that is not a Loan Party (including, for the avoidance of doubt, any Guarantee by a Loan Party of other Indebtedness owed to a Subsidiary of the Company that is not a Loan Party) shall be unsecured and shall be subordinated to the Loan Document Obligations pursuant to the Intercreditor Agreement or an Additional Intercreditor Agreement (to the extent required to be subordinated thereunder), or on terms otherwise acceptable to the Required Lenders. All AMC-Odeon Loans shall be unsecured and subordinated to the Loan Document Obligations pursuant to the Intercreditor Agreement or an Additional Intercreditor Agreement, or on terms otherwise acceptable to the Required Lenders.

(c)            Each of the Company and the Borrower will not, and will not permit any Subsidiary to, issue any preferred Equity Interests or any Disqualified Equity Interests, except preferred Equity Interests or Disqualified Equity Interests issued to and held by the Company, the Borrower or any Subsidiary Loan Party.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness or Disqualified Equity Interests will not be deemed to be an incurrence of Indebtedness or Disqualified Equity Interests for purposes of this covenant.

Section 6.02         Liens. Each of the Company and the Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:

(i)            Liens created under the Loan Documents;

(ii)           Permitted Encumbrances;

(iii)          Liens existing on the Effective Date; provided that any Lien securing Indebtedness or other obligations in excess of $5,000,000 individually shall only be permitted if set forth on Schedule 6.02, and any modifications, replacements, renewals or extensions thereof; provided that

(A)            such modified, replacement, renewal or extension Lien does not extend to any additional property other than (i) after-acquired property that is affixed or incorporated into the property covered by such Lien and (ii) proceeds and products thereof, and

(B)            the obligations secured or benefited by such modified, replacement, renewal or extension Lien are permitted by Section 6.01;

(iv)          [reserved];

(v)           Liens securing Capital Lease Obligations permitted pursuant to Section 6.01(a) or Indebtedness permitted under Section 6.01(a)(v); provided that:

(A)           such Liens attach concurrently with or within 270 days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens,

(B)            such Liens do not at any time encumber any property other than the property financed by such Indebtedness, except for accessions to such property and the proceeds and the products thereof, and any lease of such property (including accessions thereto) and the proceeds and products thereof and

(C)            with respect to Capital Lease Obligations, such Liens do not at any time extend to or cover any assets (except for accessions to or proceeds of such assets) other than the assets subject to such Capital Lease Obligations; provided, further, that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(vi)          leases, licenses, subleases or sublicenses granted to others that do not (A) interfere in any material respect with the business of the Company, the Borrower, and their Subsidiaries, taken as a whole or (B) secure any Indebtedness;

(vii)         Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(viii)        Liens (A) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (B) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of setoff) and that are within the general parameters customary in the banking industry;

(ix)           Liens:

(A)            on cash advances or escrow deposits in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 6.04 to be applied against the purchase price for such Investment or otherwise in connection with any escrow arrangements with respect to any such Investment or any Disposition permitted under Section 6.05 (including any letter of intent or purchase agreement with respect to such Investment or Disposition),

(B)            consisting of an agreement to dispose of any property in a Disposition permitted under Section 6.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien or

(C)            with respect to escrow deposits consisting of the proceeds of Indebtedness (and related interest and fee amounts) otherwise permitted pursuant to Section 6.01 in connection with Customary Escrow Provisions financing, and contingent on the consummation of any Investment, Disposition or Restricted Payment permitted by Section 6.04, Section 6.05 or Section 6.08;

(x)           Liens on property of any Subsidiary that is not a Loan Party, which Liens secure Indebtedness of such Subsidiary or another Subsidiary that is not a Loan Party, in each case permitted under Section 6.01(a);

(xi)          Liens granted by a Subsidiary that is not a Loan Party in favor of any Loan Party, Liens granted by a Subsidiary that is not a Loan Party in favor of Subsidiary that is not a Loan Party, and Liens granted by a Loan Party that is a member of the Odeon Group in favor of any other Loan Party that is a member of the Odeon Group;

(xii)         Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Subsidiary, in each case after the date hereof; provided that:

(A)           such Lien was not created in contemplation of such acquisition or such Person becoming a Subsidiary,

(B)            such Lien does not extend to or cover any other assets or property (other than, with respect to such Person, any replacements of such property or assets and additions and accessions, proceeds and products thereto, after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require or include, pursuant to their terms at such time, a pledge of after-acquired property of such Person, and the proceeds and the products thereof and customary security deposits in respect thereof and in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and

(C)            the Indebtedness secured thereby is permitted under Section 6.01(a)(v) or (vii);

(xiii)        any interest or title of a lessor under leases (other than leases constituting Capital Lease Obligations) entered into by the Company, the Borrower, or any of the Subsidiaries and rights of landlords thereunder;

(xiv)        Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale or purchase of goods by the Company, the Borrower, or any of the Subsidiaries in the ordinary course of business and consistent with past practices;

(xv)         Liens deemed to exist in connection with Investments in repurchase agreements permitted under clause (e) of the definition of the term “Permitted Investments”;

(xvi)        Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and, consistent with past practices and not for speculative purposes;

(xvii)       Liens that are contractual rights of setoff

(A)           relating to the establishment of depository relations with banks not given in connection with the incurrence of Indebtedness,

(B)            relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business and consistent with past practices of the Company, the Borrower, and their Subsidiaries or

(C)            relating to purchase orders and other agreements entered into with customers of the Company, the Borrower or any Subsidiary in the ordinary course of business and consistent with past practices;

(xviii)      ground leases in respect of real property on which facilities owned or leased by the Company, the Borrower, or any of their Subsidiaries are located;

(xix)         Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(xx)          [Reserved];

(xxi)         other Liens; provided that at the time of incurrence of the obligations secured thereby (after giving Pro Forma Effect to any such obligations) the aggregate outstanding face amount of obligations secured by Liens existing in reliance on this clause (xxi) shall not exceed the greater of $10,000,000; provided further, that any Liens under this clause (xxi) may only secure Indebtedness incurred in good faith for bona fide business purposes and not for any transaction or series of transactions which is for the purpose of materially reducing the value of the Collateral or disadvantaging the Lenders in respect of their rights as creditors relative to other creditors, provided, further, that such Liens with respect to any Indebtedness for borrowed money shall rank junior to the Lien on the Collateral securing the Secured Obligations and the authorized representative thereof shall enter into or become party to the Intercreditor Agreement or an Additional Intercreditor Agreement, as applicable;

(xxii)        Liens on cash and Permitted Investments used to satisfy or discharge Indebtedness; provided such satisfaction or discharge is permitted hereunder (including Liens on any amounts held by a trustee under any indenture or other debt agreement issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture or other debt agreement pursuant to customary discharge, redemption or defeasance provisions);

(xxiii)       [reserved];

(xxiv)      (A)            receipt of progress payments and advances from customers in the ordinary course of business and consistent with past practices to the extent the same creates a Lien on the related inventory and proceeds thereof and

(B)            Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods in the ordinary course of business, consistent with past practices;

(xxv)       Liens on cash or Permitted Investments securing Swap Agreements in the ordinary course of business and consistent with past practices in accordance with applicable Requirements of Law; provided that any cash collateral provided pursuant to this clause (xxv) shall not exceed $3,000,000;

(xxvi)      Liens on equipment of the Company, the Borrower, or any Subsidiary granted in the ordinary course of business and consistent with past practices to the Borrower’s or any Subsidiary’s client at which such equipment is located;

(xxvii)     security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of such Person in the ordinary course of business and consistent with past practices;

(xxviii)    [reserved];

(xxix)       (A)           Liens on Equity Interests in joint ventures; provided that any such Lien is in favor of a creditor of such joint venture and such creditor is not an Affiliate of any partner to such joint venture; and

(B)            purchase options, call, and similar rights of, and restrictions for the benefit of, a third party with respect to Equity Interests held by the Company, the Borrower, or any Subsidiary in joint ventures;

(xxx)        with respect to any Mortgaged Property, the matters listed as exceptions to title on Schedule B of the title policy covering such Mortgaged Property and the matters disclosed in any survey delivered to the Security Agent with respect to such Mortgaged Property.

Section 6.03         Fundamental Changes; Holding Companies. Each of the Company and the Borrower will not, and will not permit any Subsidiary to, merge into or consolidate or amalgamate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that:

(a)            any Subsidiary may merge, consolidate or amalgamate with (i) the Borrower; provided that the Borrower shall be the continuing or surviving Person or (ii) one or more other Subsidiaries of the Company; provided that when any Subsidiary Loan Party is merging or amalgamating with another Subsidiary either (A) the continuing or surviving Person shall be a Subsidiary Loan Party or (B) if the continuing or surviving Person is not a Subsidiary Loan Party, the acquisition of such Subsidiary Loan Party by such surviving Subsidiary is permitted under Section 6.04;

(b)            any Subsidiary may liquidate or dissolve or change its legal form if the Company determines in good faith that such action is in the best interests of the Company, the Borrower, and their Subsidiaries and is not materially disadvantageous to the Lenders;

(c)            any Subsidiary may make a Disposition of all or substantially all of its assets (upon voluntary liquidation or otherwise) to another Subsidiary or to the Borrower; provided that if the transferor in such a transaction is a Loan Party, then either (A) the transferee must be a Loan Party, (B) to the extent constituting an Investment, such Investment must be an Investment in a Subsidiary that is not a Loan Party permitted by Section 6.04 or (C) to the extent constituting a Disposition to a Subsidiary that is not a Loan Party, such Disposition is for Fair Market Value and any promissory note or other non-cash consideration received in respect thereof is an Investment in a Subsidiary that is not a Loan Party permitted by Section 6.04;

(d)            the Borrower may merge, amalgamate or consolidate with any other Person; provided that the Borrower shall be the continuing or surviving Person;

(e)            [reserved];

(f)            any Subsidiary may merge, consolidate or amalgamate with any other Person in order to effect an Investment permitted pursuant to Section 6.04; provided that the continuing or surviving Person shall be a Subsidiary, which together with each of the Subsidiaries, shall have complied with the requirements of Sections 5.11 and 5.12;

(g)            [reserved]; and

(h)            any Subsidiary may effect a merger, dissolution, liquidation consolidation or amalgamation to effect a Disposition permitted pursuant to Section 6.05.

Section 6.04         Investments, Loans, Advances, Guarantees and Acquisitions (a) Each of the Company and the Borrower will not, and will not permit any Subsidiary to, make or hold any Investment, except:

(a)            Permitted Investments at the time such Permitted Investment is made;

(b)            loans or advances to officers, directors and employees of the Company, the Borrower, and their Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests in the Company (or any direct or indirect parent thereof) (provided that the amount of such loans and advances made in cash to such Person shall be contributed to the Company in cash as common equity or Qualified Equity Interests) and (iii) for purposes not described in the foregoing clauses (i) and (ii); provided that Investments made pursuant to clauses (i), (ii) and (iii) hereof are made in the ordinary course of business and consistent with past practices; provided further that at the time of incurrence thereof and after giving Pro Forma Effect thereto, the aggregate principal amount outstanding at any time in reliance on clauses (i), (ii) and (iii) hereof shall not exceed $500,000;

(c)            Investments:

(i)            by any member of the Odeon Group in any member of the Odeon Group that is a Loan Party (other than the Company) (including as a result of an Entity Division);

(ii)           by any Subsidiary that is not a Loan Party in any other Subsidiary that is also not a Loan Party;

(iii)          by any member of the Odeon Group in any member of the Odeon Group that is not a Loan Party pursuant to the Existing Intra-Group Loans or any other Investment (including by capital contribution) for working capital purposes; provided, in each case, that all such Investments are made (x) solely to fund the business operations of the Odeon Group, (y) in the ordinary course of business and consistent with past practices, and (z) not for purposes of materially reducing the value of the Collateral or disadvantaging the Lenders in respect of their rights as creditors relative to other creditors;

(iv)          deposits made, and intercompany current liabilities owed, by any member of the Odeon Group in any member of the Odeon Group in connection with Cash Pooling Arrangements and Cash Management Obligations of any member of the Odeon Group; provided that all such Investments are made (x) solely to fund the business operations of the Odeon Group, (y) in the ordinary course of business and consistent with past practices and (z) not for the purposes of materially reducing the value of the Collateral or disadvantaging the Lenders in respect of their rights as creditors relative to other creditors;

(v)           [reserved]; and

(vi)          [reserved].

(d)           Investments consisting of prepayments to suppliers in the ordinary course of business and consistent with past practices;

(e)            Investments consisting of extensions of trade credit in the ordinary course of business and consistent with past practices;

(f)            Investments existing on the Effective Date and set forth on Schedule 6.04(f);

(g)           Investments in Swap Agreements permitted under Section 6.01;

(h)           promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 6.05;

(i)            Permitted Acquisitions; provided that, notwithstanding anything herein to the contrary, (i) any assets acquired in connection with a Permitted Acquisition shall constitute Collateral securing the Loan Document Obligations and (ii) any Subsidiary acquired in connection with a Permitted Acquisition shall become a Guarantor hereunder, in each case, in accordance with Sections 5.11 and 5.12 (but without regard, in the case of each such section, to references to Excluded Subsidiaries);

(j)            the Transactions;

(k)           Investments in the ordinary course of business and consistent with past practices consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices;

(l)            Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers, from financially troubled account debtors or in settlement of delinquent obligations of, or other disputes with, customers and suppliers or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(m)          loans and advances to a Parent Entity (or any direct or indirect parent thereof) in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to a Parent Entity (or such parent) in accordance with Section 6.08(a) and Section 6.12;

(n)           other Investments and other acquisitions, so long as at the time any such Investment or other acquisition is made, the aggregate outstanding amount of all Investments made in reliance on this clause (n) together with the aggregate amount of all consideration paid in connection with all other acquisitions made in reliance on this clause (n) after the Effective Date (including the aggregate principal amount of all Indebtedness assumed in connection with any such other acquisition), shall not exceed $6,000,000; provided that such Investment shall only be made in good faith for bona fide business purposes and not for any transaction or series of transactions which is for the purpose of materially reducing the value of the Collateral or disadvantaging the Lenders in respect of their rights as creditors relative to other creditors;

(o)           [reserved];

(p)           advances of payroll payments to employees in the ordinary course of business and consistent with past practices;

(q)           Investments and other acquisitions to the extent that payment for such Investments is made with Equity Interests of AMC; provided that (i) such amounts used pursuant to this clause (q) shall not be applied to increase any other basket hereunder, (ii) any amounts used for such an Investment or other acquisition that are not Equity Interests of AMC shall otherwise be permitted pursuant to this Section 6.04, (iii) such Equity Interests shall not be Disqualified Equity Interests and (iv) such Investment will not result in a Change in Control;

(r)            Investments of a Subsidiary acquired after the Effective Date or of a Person merged or consolidated with any Subsidiary in accordance with this Section 6.04 and Section 6.03 after the Effective Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(s)           non-cash Investments in connection with tax planning and reorganization activities; provided that after giving effect to any such activities, the security interests of the Lenders in the Collateral, taken as a whole, would not be materially impaired;

(t)            Investments consisting of Liens, Indebtedness, fundamental changes, Dispositions and Restricted Payments (other than by reference to Section 6.04) permitted under Section 6.01, 6.02, 6.03, 6.05 and 6.08, respectively, in each case, other than by reference to Section 6.04;

(u)           [reserved];

(v)           contributions to a “rabbi” trust for the benefit of employees, directors, consultants, independent contractors or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Company;

(w)           to the extent that they constitute Investments, purchases and acquisitions of inventory, supplies, materials or equipment or purchases, acquisitions, licenses or leases of other assets, Intellectual Property, or other rights, in each case in the ordinary course of business and consistent with past practices;

(x)            [reserved];

(y)           [reserved];

(z)            [reserved];

(aa)         [reserved];

(bb)         Investments consisting of advances or extensions of credit on terms customary in the industry in the form of accounts or other receivables incurred or pre-paid film rentals, and loans and advances made in settlement of such accounts receivable; and

(cc)         Investments consisting of refundable construction advances made with respect to the construction of motion picture exhibition theatres in the ordinary course of business and consistent with past practices.

Section 6.05         Asset Sales.

Each of the Company and the Borrower will not, and will not permit any Subsidiary to, (i) sell, transfer, lease, license or otherwise dispose of any asset, including any Equity Interest owned by it or (ii) permit any Subsidiary to issue any additional Equity Interest in such Subsidiary (including, in each case, pursuant to an Entity Division) (other than issuing directors’ qualifying shares, nominal shares issued to foreign nationals to the extent required by applicable Requirements of Law and other than issuing Equity Interests to the Borrower or a Subsidiary in compliance with Section 6.04(c)) (each, a “Disposition”), except:

(a)            Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and consistent with past practices and Dispositions of property no longer used or useful, or economically practicable to maintain, in the conduct of the business of the Company, the Borrower, and their Subsidiaries (including allowing any registration or application for registration of any Intellectual Property that is no longer used or useful, or economically practicable to maintain, to lapse or go abandoned or be invalidated);

(b)           Dispositions of inventory and other assets in the ordinary course of business and consistent with past practices;

(c)           Dispositions of property (other than any Theater Assets) to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property, (ii) an amount equal to the Net Proceeds of such Disposition are promptly applied to the purchase price of such replacement property or (iii) such Disposition is allowable under Section 1031 of the Code, or any comparable or successor provision is for like property (and any boot thereon) and for use in a Similar Business;

(d)           Dispositions of property to the Company, the Borrower, or a Subsidiary (including as a result of an Entity Division); provided that if the transferor of such property is the Company, the Borrower or any Subsidiary Loan Party, (i) the transferee thereof must be the Borrower or any Subsidiary Loan Party or (ii) such Disposition must be an Investment in a Subsidiary that is not a Subsidiary Loan Party permitted by Section 6.04;

(e)           Dispositions permitted by Section 6.03, Investments permitted by Section 6.04, Restricted Payments permitted by Section 6.08, and Liens permitted by Section 6.02, in each case, other than by reference to Section 6.05;

(f)            Dispositions in connection with the Transactions;

(g)           Dispositions of Permitted Investments;

(h)           Dispositions of accounts receivable in connection with the collection or compromise thereof (including sales to factors or other third parties), in each case, in the ordinary course of business and consistent with past practices and not for any transaction or series of transactions which is for the purpose of materially reducing the value of the Collateral or disadvantaging the Lenders in respect of their rights as creditors relative to other creditors;

(i)            leases, subleases, licenses or sublicenses (including the provision of software under an open source license), in each case in the ordinary course of business and consistent with past practices and that do not materially interfere with the business of the Company, the Borrower, and their Subsidiaries, taken as a whole;

(j)            transfers of property subject to Casualty Events upon receipt of the Net Proceeds of such Casualty Event;

(k)           Dispositions of property to Persons other than the Company, the Borrower, any Subsidiary or any Affiliate thereof (including the sale or issuance of Equity Interests in a Subsidiary) not otherwise permitted under this Section 6.05; provided that

(i)            such Disposition is made for Fair Market Value and

(ii)           except in the case of a Permitted Asset Swap, with respect to any Disposition pursuant to Section 6.05(k) for a purchase price in excess of $350,000, the Company, the Borrower, or a Subsidiary shall receive not less than 100% of such consideration in the form of cash; provided, however, that for the purposes of this clause (k)(ii), any securities received by the Borrower or such Subsidiary from such transferee that are converted by the Borrower or such Subsidiary into cash or Permitted Investments (to the extent of the cash or Permitted Investments received) within 180 days following the closing of the applicable Disposition, shall be deemed to be cash;

(l)            Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(m)          Dispositions of any assets (including Equity Interests) (A) acquired in connection with any Permitted Acquisition or other Investment permitted hereunder, which assets are not used or useful to the core or principal business of the Company, the Borrower, and their Subsidiaries and (B) made to obtain the approval of any applicable antitrust authority or otherwise required by a Governmental Authority in connection with a Permitted Acquisition;

(n)           transfers of condemned property as a result of the exercise of “eminent domain” or other similar powers to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of property arising from foreclosure or similar action or that have been subject to a casualty to the respective insurer of such real property as part of an insurance settlement;

(o)           Dispositions of property for Fair Market Value not otherwise permitted under this Section 6.05 having an aggregate purchase price not to exceed $2,000,000;

(p)           [reserved];

(q)           the unwinding of any Swap Obligations or Cash Management Obligations; and

(r)            Dispositions for the purpose of funding (to the extent required) special purpose vehicles or trusts assuming the obligations to fulfill pension obligations of any member of any parent company, Borrower and/or any of its Subsidiaries (commonly referred to as “contractual trust arrangements” or “CTA”), including without limitation pursuant to sections 7(b) through 7(f) of the Fourth Book of the German Social Security Code (Sozialgesetzbuch (IV)) or section 8(a) of the German Partial Retirement Act (Altersteilzeitgesetz).

In addition, no member of the Odeon Group may make any Disposition to any Affiliate of AMC (other than AMC and its Subsidiaries as permitted under this Agreement).

Section 6.06         Sale Leasebacks

. No Loan Party shall, nor shall it permit any of its Subsidiaries to enter into any Sale Leaseback.

Section 6.07         Negative Pledge. Each of the Company and the Borrower will not, and will not permit any Subsidiary to enter into any agreement, instrument, deed or lease that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired, for the benefit of the Secured Parties with respect to the Secured Obligations or under the Loan Documents; provided that the foregoing shall not apply to restrictions and conditions imposed by:

(a)           (i)            Requirements of Law,

(ii)           any Loan Document,

(iii)          [reserved],

(iv)          [reserved],

(v)           [reserved],

(vi)          [reserved],

(vii)         [reserved],

(viii)        any documentation governing Indebtedness incurred pursuant to Sections 6.01(a)(xxviii) or (xxv),

(ix)          any documentation governing any Permitted Refinancing incurred to refinance any such Indebtedness referenced in clauses (i) through (viii) above,

(x)           [reserved], and

(xi)          [reserved],

provided that with respect to Indebtedness referenced in (A) clause (viii) above, such restrictions shall not be materially more restrictive in any material respect than the restrictions and conditions in the Loan Documents or, in the case of Junior Financing, are market terms at the time of issuance and (B) clause (ix) above, such restrictions shall not expand the scope in any material respect of any such restriction or condition contained in the Indebtedness being refinanced;

(b)           customary restrictions and conditions existing on the Effective Date and any extension, renewal, amendment, modification or replacement thereof, except to the extent any such amendment, modification or replacement expands the scope of any such restriction or condition;

(c)            restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets pending such sale; provided that such restrictions and conditions apply only to the Subsidiary or assets that is or are to be sold and such sale is permitted hereunder;

(d)           customary provisions in leases, licenses and other contracts restricting the assignment thereof;

(e)            restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent such restriction applies only to the property securing by such Indebtedness;

(f)            any restrictions or conditions set forth in any agreement in effect at any time any Person becomes a Subsidiary (but not any modification or amendment expanding the scope of any such restriction or condition); provided that such agreement was not entered into in contemplation of such Person becoming a Subsidiary and the restriction or condition set forth in such agreement does not apply to the Company, the Borrower, or any Subsidiary;

(g)           restrictions or conditions in any Indebtedness permitted pursuant to Section 6.01 that is incurred or assumed by Subsidiaries that are not Loan Parties to the extent such restrictions or conditions are no more restrictive in any material respect than the restrictions and conditions in the Loan Documents or are market terms at the time of issuance and are imposed solely on such Subsidiary and its subsidiaries;

(h)           restrictions on cash (or Permitted Investments) or other deposits imposed by agreements entered into in the ordinary course of business and consistent with past practices (or other restrictions on cash or deposits constituting Permitted Encumbrances);

(i)            restrictions set forth on Schedule 6.07 and any extension, renewal, amendment, modification or replacement thereof, except to the extent any such amendment, modification or replacement expands the scope of any such restriction or condition;

(j)            customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted by Section 6.02 and applicable solely to such joint venture and entered into in the ordinary course of business and consistent with past practices; and

(k)            customary net worth provisions contained in real property leases entered into by Subsidiaries, so long as the Company has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of the Company, the Borrower, and their Subsidiaries to meet their ongoing obligations.

Section 6.08         Restricted Payments; Certain Payments of Indebtedness.

(a)           Each of the Company and the Borrower will not, and will not permit any Subsidiary to, pay or make, directly or indirectly, any Restricted Payment, except:

(i)            the Company, the Borrower and each Subsidiary may make Restricted Payments to the Company, the Borrower, or any other Subsidiary that is a Loan Party; provided that in the case of any such Restricted Payment by a Subsidiary that is not a wholly-owned Subsidiary of the Company, such Restricted Payment is made to the Company, any Subsidiary and to each other owner of Equity Interests of such Subsidiary based on their relative ownership interests of the relevant class of Equity Interests;

(ii)           Restricted Payments to satisfy appraisal or other dissenters’ rights, pursuant to or in connection with a consolidation, amalgamation, merger, transfer of assets or acquisition that complies with Section 6.03 or Section 6.04;

(iii)          any Subsidiary that is not a Loan Party may make Restricted Payments to the Company, the Borrower, or any Subsidiary;

(iv)          payments in respect of the AMC-Odeon Loans (subject to Section 6.10) or the Existing Intra-Group Loans (in compliance with the proviso to Section 6.04(c)(iii)) to the extent constituting Restricted Payments;

(v)           [reserved];

(vi)          Restricted Payments to redeem, acquire, retire or repurchase its Equity Interests (or any options, warrants, restricted stock units or stock appreciation rights or other equity-linked interests issued with respect to any of such Equity Interests) (or make Restricted Payments to allow any of the Borrower’s direct or indirect parent companies to so redeem, retire, acquire or repurchase their Equity Interests) held by current or former officers, managers, consultants, directors and employees (or their respective Affiliates, spouses, former spouses, other Permitted Transferees, successors, executors, administrators, heirs, legatees or distributees) of the Company or the Borrower (or any direct or indirect parent thereof) and their Subsidiaries, upon the death, disability, retirement or termination of employment of any such Person or otherwise in accordance with any stock option or stock appreciation rights plan, any management, director and/or employee stock ownership or incentive plan, stock subscription plan, profits interest, employment termination agreement or any other employment agreements or equity holders’ agreement; provided that such Equity Interests cannot be sold at any time on any national stock exchange or equivalent, provided further that, except with respect to non-discretionary repurchases, the aggregate amount of Restricted Payments permitted by this clause (vi) after the Effective Date, together with the aggregate amount of loans and advances made pursuant to Section 6.04(m) in lieu thereof, shall not exceed $500,000;

(vii)         [reserved];

(viii)        in addition to the foregoing Restricted Payments, the Company and the Borrower may make additional Restricted Payments, in an aggregate amount, when taken together with the aggregate amount of loans and advances to a Parent Entity made pursuant to Section 6.04(m) in lieu of Restricted Payments permitted by this clause (viii), not to exceed an amount at the time of making any such Restricted Payment and together with any other Restricted Payment made utilizing this clause (viii) after the Effective Date not to exceed $1,000,000;

(ix)          redemptions in whole or in part of any of its Equity Interests for another class of its Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests; provided that such new Equity Interests contain terms and provisions at least as advantageous to the Lenders in all respects material to their interests as those contained in the Equity Interests redeemed thereby;

(x)           (a)             payments made or expected to be made in respect of withholding or similar Taxes payable by any future, present or former employee, director, manager or consultant and any repurchases of Equity Interests in consideration of such payments including deemed repurchases in connection with the exercise of stock options and the vesting of restricted stock and restricted stock units;

(b)           payments or other adjustments to outstanding Equity Interests in accordance with any management equity plan, stock option plan or any other similar employee benefit plan, agreement or arrangement in connection with any Restricted Payment;

(xi)          the Company or the Borrower may (a) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition (or other similar Investment) and (b) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(xii)         [reserved]; and

(xiii)        payments made or expected to be made by the Company, the Borrower or any Subsidiary in respect of withholding or similar taxes payable upon exercise of Equity Interests by any future, present or former employee, director, officer, manager or consultant (or their respective controlled Affiliates, Immediate Family Members or Permitted Transferees) and any repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants or required withholding or similar taxes.

(b)           Each of the Company and the Borrower will not, and will not permit any Subsidiary to, make or pay, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Junior Financing, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Junior Financing, except:

(i)            payment of regularly scheduled interest and principal payments as, in the form of payment and when due in respect of any Indebtedness, other than payments in respect of any Junior Financing prohibited by the subordination provisions thereof, the Intercreditor Agreement, any Additional Intercreditor Agreement or any other subordination or intercreditor agreement applicable thereto;

(ii)           Permitted Refinancings of Junior Financing with proceeds of other Junior Financing permitted to be incurred under Section 6.01;

(iii)          (x) the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests) of AMC or any of its direct or indirect parent companies or (y) repayments, redemptions, purchases, defeasances and other payments of Junior Financing from the proceeds of any issuance of Equity Interests (other than Disqualified Equity Interests) of AMC or any of its direct or indirect parent companies, the proceeds of which are used to concurrently finance such repayment, redemption, purchase, defeasance or other payment;

(iv)          prepayments, redemptions, purchases, defeasances and other payments or conversions or exchanges in cash or otherwise in respect of Junior Financings prior to their scheduled maturity to the extent such Junior Financings are set forth on Schedule 6.08(b) of the Muvico Credit Agreement as of the Effective Date; and

(v)           [reserved];

(vi)          [reserved]; and

(vii)         payments in respect of the AMC-Odeon Loans (subject to Section 6.10) or the Existing Intra-Group Loans (in compliance with the proviso to Section 6.04(c)(iii)).

(c)            Each of the Company and the Borrower will not, and will not permit any Subsidiary to, amend or modify any documentation governing any Junior Financing or any Permitted Refinancing thereof, in each case if the effect of such amendment or modification (when taken as a whole) is materially adverse to the Lenders.

Notwithstanding anything herein to the contrary, the foregoing provisions of this Section 6.08 will not prohibit the payment of any Restricted Payment or the consummation of any irrevocable redemption, purchase, defeasance or other payment within sixty (60) days after the date of declaration thereof or the giving of such irrevocable notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of this Agreement.

Section 6.09         Transactions with Affiliates. Each of the Company and the Borrower will not, and will not permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions respect thereto with, any of its Affiliates, except:

(i)            (A) transactions among members of the Odeon Group and (B) transactions or series of related transactions involving aggregate payments or consideration of less than $1,000,000; provided that no series or pattern of similar transactions pursuant to this clause (i)(B) shall exceed, in the aggregate, at any time, payments or consideration of $3,000,000;

(ii)           on terms substantially as favorable to the Company, the Borrower or such Subsidiary as would be obtainable by the Company, the Borrower or such Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate;

(iii)          the Transactions and the payment of fees and expenses related to the Transactions;

(iv)          [reserved];

(v)           employment and severance arrangements (including salary or guaranteed payments and bonuses) between the Company, the Borrower and the Subsidiaries and their respective officers and employees in the ordinary course of business and consistent with past practices or otherwise in connection with the Transactions;

(vi)          payments by the Company, the Borrower and the Subsidiaries pursuant to tax sharing agreements among the Company, the Borrower and the Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Company, the Borrower and the Subsidiaries, to the extent payments are permitted by Section 6.08;

(vii)         the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers and employees of a Parent Entity (or any direct or indirect parent company thereof), the Company, the Borrower and the Subsidiaries in the ordinary course of business and consistent with past practices to the extent attributable to the ownership or operation of the Company, the Borrower and the Subsidiaries;

(viii)        transactions pursuant to any agreement or arrangement in effect as of the Effective Date and set forth on Schedule 6.09, or any amendment, modification, supplement or replacement thereto (so long as any such amendment, modification, supplement or replacement is not disadvantageous in any material respect to the Lenders when taken as a whole as compared to the applicable agreement or arrangement as in effect on the Effective Date as determined by the Company in good faith);

(ix)          Restricted Payments permitted under Section 6.08 (or Investments made in lieu thereof pursuant to Section 6.04(m));

(x)           customary payments by the Company, the Borrower and any of the Subsidiaries made for any financial advisory, consulting, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions, divestitures or financings) and any subsequent transaction or exit fee, which payments are approved by the majority of the members of the Board of Directors or a majority of the disinterested members of the Board of Directors of such Person in good faith;

(xi)          [reserved];

(xii)         [reserved];

(xiii)        [reserved];

(xiv)        [reserved]; and

(xv)         loans, Investments and other transactions by the Company, the Borrower and the Subsidiaries to the extent permitted under Article VI.

Section 6.10         Minimum Cash Balance.

(a)            The Company will not permit the aggregate amount of cash held in deposit accounts of the members of the Odeon Group to be less than $40,000,000 as of the last day of any fiscal quarter, commencing with the fiscal quarter ending June 30, 2026.

(b)            No member of the Odeon Group will make any payment or other transfer (including by Investment or Restricted Payment) to any AMC Group member under or in respect of any AMC-Odeon Loan unless (i)  the aggregate amount of cash held in deposit accounts of the members of the Odeon Group is in excess of either (x) $40,000,000 on the date of such payment or transfer, immediately after giving effect thereto, or (y) to the extent below $40,000,000, $27,500,000 on the date of such payment or transfer, immediately after giving effect thereto, and in the case of this clause (y), the aggregate amount of cash held in deposit accounts of the members of the Odeon Group exceeds $40,000,000 at any point during the forty-five (45) day period following the date of such payment or transfer, and (ii) prior to and after giving effect to such payment or transfer, no Default or Event of Default has occurred and is continuing. In connection with any such payment or transfer permitted by clause (i)(y) of the previous sentence, the Company shall deliver to the Administrative Agent, a certificate of a Financial Officer certifying as to compliance with Section 6.10(b)(i)(y) (including the aggregate amount of cash held in deposit accounts of the members of the Odeon Group as of the relevant date of determination) within five (5) Business Days following the last day of such forty-five (45) day period.

Section 6.11         [Reserved].

Section 6.12         Certain Covenants.

(a)           (i) The Company shall not, nor permit any of its Subsidiaries to, sell, transfer or otherwise dispose of any Material Property (whether pursuant to a sale, lease, license, transfer, investment, restricted payment, dividend or otherwise or relating to the exclusive rights thereto) to any person other than, in the case of any Material Property, to any Loan Party that is a member of the Odeon Group, in each case, other than the grant of a non-exclusive license of intellectual property on arm’s length (i.e. market) terms and economics to any Subsidiary in the ordinary course of business for a bona fide business purpose, (ii) no Odeon Group member that is not a Loan Party shall own or hold an exclusive license to any Material Property, and (iii) the Company shall not sell, transfer or otherwise dispose of any of its Capital Stock issued by the Borrower or Cinemas Holdings.

(b)           The Company and the Borrower shall not, nor permit any of its Subsidiaries, to form or acquire any Subsidiary after the Effective Date that is an Excluded Subsidiary or permit any Loan Party to become an Excluded Subsidiary.

(c)           Notwithstanding anything herein to the contrary, no member of the Odeon Group shall transfer (including by Investment or Restricted Payment), sell, assign or otherwise effect a Disposition of any asset or property that is not cash to any member of the AMC Group.

(d)           The Company and the Borrower shall not, and shall not permit any of its Subsidiaries to, (i) amend, modify or change any term or condition of any of their Organizational Documents or (ii) change its legal form, in each case in any manner that is material and adverse to the interests of the Lenders.

Article VII

EVENTS OF DEFAULT

Section 7.01         Events of Default. If any of the following events (any such event, an “Event of Default”) shall occur:

(a)           any Loan Party shall fail to pay any principal of any Loan when and as the same shall become due and payable and in the currency required hereunder, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)           any Loan Party shall fail to pay any interest on any Loan, or any reimbursement obligation in respect of any fee or any other amount (other than an amount referred to in paragraph (a) of this Section) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;

(c)           any representation or warranty made or deemed made by or on behalf of the Company, the Borrower, any of the Subsidiaries, or AMC in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)            the Company, the Borrower or any of the Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in Sections 5.02(a), 5.04 (with respect to the existence of the Borrower) or 5.14 or in Article VI; provided, that, any Event of Default under Section 6.10 is subject to cure as provided in Section 7.02 and an Event of Default with respect to such Section shall not occur until the Cure Expiration Date;

(e)           any Loan Party or AMC (so long as the AMC Guaranty is in effect) shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraph (a), (b) or (d) of this Section), and such failure shall continue unremedied for a period of thirty (30) days (or fifteen (15) days in the case of any covenant, condition or agreement contained in Section 5.01) after notice thereof from the Administrative Agent or any Lender to the Borrower;

(f)            the Company, the Borrower or any of the Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness when and as the same shall become due and payable (after giving effect to any applicable grace period);

(g)           any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, provided that this paragraph (g) shall not apply to

(i)            secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement),

(ii)           termination events or similar events occurring under any Swap Agreement that constitutes Material Indebtedness (it being understood that paragraph (f) of this Section will apply to any failure to make any payment required as a result of any such termination or similar event) or

(iii)          any breach or default that is (I) remedied by the Company, the Borrower or the Subsidiary, as applicable, or (II) waived (including in the form of amendment) by the required holders of the applicable item of Indebtedness, in either case, prior to the acceleration of Loans and Commitments pursuant to this Article VII;

(h)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking:

(i)            liquidation, court protection, reorganization or other relief in respect of the Company, the Borrower, any of the Subsidiaries, or AMC (so long as the AMC Guaranty is in effect) or its debts, or of a material part of its assets, under any Bankruptcy Law (including, without limitation, a restructuring plan under articles 614 et seq. of the Spanish Insolvency Law), or

(ii)           the appointment of a receiver, trustee, custodian, examiner, sequestrator, conservator or similar official for the Company, the Borrower, any of the Subsidiaries, or AMC (so long as the AMC Guaranty is in effect) or for a material part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)            the Company, the Borrower, any Subsidiary, or AMC (so long as the AMC Guaranty is in effect) shall:

(i)            voluntarily commence any proceeding or file any petition seeking liquidation, court protection, reorganization or other relief under any Bankruptcy Law (including, without limitation, a restructuring plan under articles 614 et seq. of the Spanish Insolvency Law or any filing of the pre-insolvency notice under article 585 of the Spanish Insolvency Law),

(ii)           consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (h) of this Section,

(iii)          apply for or consent to the appointment of a receiver, trustee, examiner, custodian, sequestrator, conservator or similar official for the Company, the Borrower, any Subsidiary, or AMC (so long as the AMC Guaranty is in effect) or for a material part of its assets,

(iv)          file an answer admitting the material allegations of a petition filed against it in any such proceeding, or

(v)           make a general assignment for the benefit of creditors;

(j)            one or more enforceable judgments for the payment of money in an aggregate amount in excess of $25,000,000 (to the extent not covered by insurance or indemnities as to which the applicable insurance company or third party has not denied its obligation) shall be rendered against the Company, the Borrower, any Subsidiary or AMC (so long as the AMC Guaranty is in effect), or any combination thereof, and the same shall remain undischarged for a period of sixty (60) consecutive days during which execution shall not be effectively stayed, or any judgment creditor shall legally attach or levy upon assets of such Loan Party or AMC (so long as the AMC Guaranty is in effect) that are material to the businesses and operations of the Company and its Subsidiaries, taken as a whole, or AMC (so long as the AMC Guaranty is in effect), to enforce any such judgment;

(k)           [reserved];

(l)            [reserved];

(m)           to the extent unremedied for a period of ten (10) Business Days (in respect of a default under clause (x) only), any Lien purported to be created under any Security Document (x) shall cease to be, or (y) shall be asserted by any Loan Party not to be, a valid and perfected Lien on any material portion of the Collateral, except:

(i)            as a result of the sale or other disposition of the applicable Collateral to a Person that is not a Loan Party in a transaction permitted under the Loan Documents,

(ii)           as a result of the Security Agent’s failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Security Documents,

(iii)          as to Collateral consisting of real property, to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage or

(iv)          as a result of acts or omissions of the Security Agent, the Administrative Agent or any Lender;

(n)            any material provision of any Loan Document or any Guarantee of the Loan Document Obligations shall for any reason be asserted by any Loan Party or AMC (so long as the AMC Guaranty is in effect) not to be a legal, valid and binding obligation of any Loan Party thereto other than as expressly permitted hereunder or thereunder;

(o)           any Guarantees of the Loan Document Obligations by (i) the Company, the Borrower or any Subsidiary Loan Party pursuant to the Guaranty or (ii) AMC pursuant to the AMC Guaranty shall cease to be in full force and effect (in each case, other than in accordance with the terms of the Loan Documents); or

(p)           a Change in Control shall occur; or

(q)           any provisions of Section 6.13 (Cash Hoarding) of the Muvico Credit Agreement, as in effect on the Effective Date (after giving effect to the Second Amendment to Muvico Credit Agreement), that are applicable to any Odeon Group member, including the Existing AMC Loans (or any refinancing thereof), is amended or otherwise modified in a manner that is adverse to, or more restrictive on, the Odeon Group, taken as a whole.

then, and in every such event (other than an event with respect to the Borrower described in paragraph (h) or (i) of this Section 7.01), and at any time thereafter during the continuance of such event, the Administrative Agent at the Direction of the Required Lenders, shall by notice to the Borrower, take either or both of the following actions, at the same or different times:

(i)            terminate the applicable Commitments, and thereupon the Commitments shall terminate immediately,

(ii)           declare the applicable Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon, the Applicable Premium (if any) thereon, and all fees, premiums and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, and

(iii)          [reserved],

in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in paragraph (h) or (i) of this Section 7.01, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon, the Applicable Premium (if any) thereon, and all fees, premiums and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Notwithstanding anything in this Agreement to the contrary, each Lender and the Administrative Agent hereby acknowledge and agree that a restatement of historical financial statements shall not result in a Default hereunder (whether pursuant to Section 7.01(c) as it relates to a representation made with respect to such financial statements (including any interim unaudited financial statements) or pursuant to Section 7.01(d) as it relates to delivery requirements for financial statements pursuant to Section 5.01) to the extent that such restatement does not reveal any material adverse difference in the financial condition, results of operations or cash flows of the Company, the Borrower and any of the Subsidiaries in the previously reported information from actual results reflected in such restatement for any relevant prior period.

Without limiting the generality of the foregoing in this Section 7.01, it is understood and agreed that if the Loan Document Obligations are accelerated as a result of an Event of Default (including, but not limited to any event with respect to the Borrower described in paragraph (h) or (i) of this Section 7.01 or upon the occurrence or commencement of Insolvency Proceeding (including the acceleration of claims by operation of law)), the Loan Document Obligations that become due and payable shall include the premium (if any) above par, including the Applicable Premium, that would have been due on such date if the Term Loans were optionally prepaid pursuant to Section 2.11(a) on such date, which shall become immediately due and payable by the Borrower and the other Loan Parties and shall constitute part of the Loan Document Obligations as if the Term Loans were being optionally redeemed or repaid as of such date, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a good faith reasonable estimate and calculation of each Lender’s lost profits and/or actual damages as a result thereof. The Applicable Premium (if any) shall also be automatically and immediately due and payable upon the satisfaction, release, payment, restructuring, reorganization, replacement, reinstatement, defeasance or compromise of any of the Loan Document Obligations in any Insolvency Proceeding, foreclosure (whether by power of judicial proceeding or otherwise) or deed in lieu of foreclosure or the making of a distribution of any kind in any Insolvency Proceeding to any Agent, for the account of the Secured Parties in full or partial satisfaction of the Loan Document Obligations. The Applicable Premium (if any) payable pursuant to this Agreement shall be presumed to be the liquidated damages sustained by each Lender as the result of the early repayment or prepayment of the Term Loans (and not unmatured interest or a penalty) and the Company, the Borrower, and other Loan Parties agree that it is reasonable under the circumstances currently existing. EACH OF THE COMPANY, THE BORROWER, AND THE OTHER LOAN PARTIES EXPRESSLY WAIVE (TO THE FULLEST EXTENT THEY MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE APPLICABLE PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. Each of the Company, the Borrower, and the other Loan Parties expressly agree (to the fullest extent they may lawfully do so) that: (A) the Applicable Premium is reasonable and the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Applicable Premium shall each be payable notwithstanding the then prevailing market rates at the time payment or redemption is made; (C) there has been a course of conduct between Lenders, the Company, the Borrower, and the other Loan Parties giving specific consideration in this transaction for such agreement to pay the Applicable Premium; (D) any such Loan Party shall not challenge or question, or support any other Person in challenging or questioning, the validity or enforceability of the Applicable Premium or any similar or comparable prepayment fee, and such Loan Party shall be estopped from raising or relying on any judicial decision or ruling questioning the validity or enforceability of any prepayment fee similar or comparable to the Applicable Premium, and (E) the Company, the Borrower and the other Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this paragraph. Each of the Company, the Borrower and the other Loan Parties expressly acknowledge that its agreement to pay or guarantee the payment of the Applicable Premium to the Lenders as herein described are individually and collectively a material inducement to Lenders to make available (or be deemed to make available) the Loans hereunder.

Section 7.02         Financial Covenant Cure. In the event that the Company fails to comply with the covenant set forth in Section 6.10(a) with respect to any fiscal quarter (such fiscal quarter, the “Defaulted Quarter” and the Event of Default with respect to such failure with respect to such Defaulted Quarter, the “Defaulted Quarter Default”), until the expiration of the forty-fifth (45th) day following the last day of the Defaulted Quarter (the “Cure Expiration Date”), Odeon Parent shall have the right to cure such Defaulted Quarter Default by receiving cash from any member of the AMC Group and contributing any such cash to the capital of the Company, in an aggregate amount required to cause the aggregate amount of cash held in deposit accounts of the members of the Odeon Group to be deemed to exceed $40,000,000 for such Defaulted Quarter, and upon receipt of such amount, the Borrower shall be deemed to have satisfied the requirements of such Section 6.10 as of the last day of the Defaulted Quarter with the same effect as though there had been no failure to comply on such date, and the applicable Defaulted Quarter Default that had occurred shall be deemed cured for purposes of this Agreement; provided that (a) there shall be no deemed pro forma reduction in Indebtedness with such proceeds for purposes of determining any financial covenant-based conditions or baskets with respect to the covenants contained in this Agreement, in each case in respect of the Defaulted Quarter or subsequent periods that include the Defaulted Quarter, and (b) until the earlier of (x) the date that the Administrative Agent has received written notice from the Company of its intent not to exercise its cure right hereunder prior to the Cure Expiration Date and (y) the Cure Expiration Date, neither the Agents nor any Lender shall exercise any rights or remedies under Section 7.01 (or under any other provisions of the Loan Documents) on the basis of the Defaulted Quarter Default.

Section 7.03         Application of Proceeds. After the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and upon the direction of the Required Lenders shall, apply all payments in respect of any Obligations, including without limitation, all proceeds of the Collateral, subject to the provisions of this Agreement and subject to the Intercreditor Agreement and the Additional Intercreditor Agreement (as applicable), (i) first, ratably to pay the Obligations in respect of any fees, expense reimbursements (including the fees and expenses of counsel), indemnities and other amounts then due and payable to the Agents until paid in full; (ii) second, ratably to pay the Loan Document Obligations in respect of any fees (other than any Applicable Premium), expense reimbursements, indemnities and other amounts then due and payable to the Lenders until paid in full; (iii) third, ratably to pay interest then due and payable in respect of the Loans until paid in full; (iv) fourth, ratably to pay principal of the Loans until paid in full; (v) fifth, ratably to pay the Obligations in respect of any Applicable Premium then due and payable to the Lenders until paid in full; and (vi) sixth, to the ratable payment of all other Obligations then due and payable. In carrying out the foregoing, (x) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category and (y) each of the Lenders entitled to payment shall receive an amount equal to its pro rata share of amounts available to be applied pursuant to clauses (ii), (iii), (iv) and (v) above.

Article VIII

THE ADMINISTRATIVE AGENT AND SECURITY AGENT

Section 8.01         Appointment and Authority.

(a)            Each of the Lenders hereby irrevocably appoints U.S. Bank Trust Company, National Association to serve as Administrative Agent and Security Agent under the Loan Documents, and authorizes the Administrative Agent and Security Agent to take such actions and to exercise such powers as are delegated to the Administrative Agent and Security Agent, respectively, by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the foregoing, by execution hereof, each Lender hereby irrevocably appoints (and, if applicable, agrees to appoint by separate accession agreement) U.S. Bank Trust Company, National Association pursuant to the terms of the Intercreditor Agreement to serve as the Security Agent for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations under the Loan Documents and acknowledges and agrees that the Security Agent is authorized to take such actions and to exercise such powers as are delegated to it by the terms of the Intercreditor Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article (other than resignation and Collateral and Guaranty matters) are solely for the benefit of the Administrative Agent, the Security Agent and the Lenders, and none of the Company, the Borrower, or any other Loan Party shall have any rights as a third party beneficiary of any such provision. The use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent or the Security Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The duties of the Agents shall be mechanical and administrative in nature; and nothing in this Agreement or in any other Loan Document, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein. Each Lender hereby authorizes and directs (i) each Agent to execute and deliver on behalf of such Lender, and agrees to be bound by, each Loan Document contemplated to be executed and delivered by any Agent in connection herewith or therewith, and (ii) the Administrative Agent to execute and deliver a Creditor/Agent Accession Undertaking (as defined in the Intercreditor Agreement) in the form attached as Schedule 2 to the Intercreditor Agreement.

(b)            Each of the Lenders hereby irrevocably appoints and authorizes the Security Agent to act as the agent of such Lender under the Loan Documents for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Security Agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Security Agent pursuant to Section 8.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the Direction of the Required Lenders, shall be entitled to the benefits of all provisions of this Article VIII and Article IX (including the second paragraph of Section 9.03), as though such co-agents, sub-agents and attorneys-in-fact were the “security agent” under the Loan Documents as if set forth in full herein with respect thereto. In furtherance of the foregoing, the Security Agent shall have all of the rights, privileges, immunities and indemnities of the Administrative Agent, and all references in this Article VIII to the Administrative Agent with respect to such rights, privileges, immunities and indemnities shall include the Security Agent for such purpose. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Administrative Agent and the Security Agent to (i) subject to Section 8.10, execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders and (ii) subject to Sections 8.09 and 9.02, acting at the Direction of the Required Lenders, negotiate, enforce or settle any claim, action or proceeding affecting the Lenders in their capacity as such, which negotiation, enforcement or settlement will be binding upon each Lender. Solely with respect to any rights, privileges, immunities and indemnities of the Security Agent, to the extent of any inconsistency between the Intercreditor Agreement and this Agreement, the rights, privileges, immunities and indemnities of the Security Agent set forth in this Agreement shall control. Notwithstanding anything herein or in any Loan Document to the contrary, (x) in no event shall the Security Agent be liable to the Secured Parties for any Claim (as defined below) occurring, accruing or arising prior to the date of this Agreement; and (y) the powers conferred upon the Security Agent under any Security Document are solely to protect the Secured Parties’ interests in the Collateral and shall not impose any duty on the Security Agent to exercise such powers.

(c)            To the extent legally possible, each Secured Party releases the Administrative Agent and the Security Agent from any applicable restrictions on entering into any transaction as a representative of:

(i)            two or more principals contracting with each other; and

(ii)           one or more principals with whom it is contracting in its own name;

including, without limitation, the restrictions set out in section 181 of the German Civil Code and any equivalent restrictions under any applicable law. The Administrative Agent and the Security Agent shall, to the extent possible, have the authority to grant an exception from the restrictions of section 181 of the German Civil Code and any equivalent restrictions under any applicable law to any co-agent, sub-agent and attorney-in-fact.

Section 8.02         Rights as a Lender.

Each Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each Person serving as the Administrative Agent hereunder in its individual capacity. Each such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company, the Borrower, or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 8.03         Exculpatory Provisions.

The Administrative Agent and the Security Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent and the Security Agent:

(a)            Shall not have or be deemed to have any fiduciary relationship with any Lender or any other Person, and no implied duties, covenants, functions, responsibilities, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent or the Security Agent, regardless of whether a Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise at the Direction of the Required Lenders (or at the direction of such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that neither the Administrative Agent nor the Security Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may (i) expose such Agent to liability or that is contrary to any Loan Document or applicable law or (ii) be in violation of the automatic stay under any debtor relief law;

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or the Borrower or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or the Security Agent or any of their respective Related Parties in any capacity;

(d)           shall not be liable for any action taken or not taken by it (i) with the consent of, at the request of or at the Direction of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.02 and 6.04) or (ii) in the absence of its own gross negligence or willful misconduct (the absence of which shall be presumed unless otherwise determined by a court of competent jurisdiction in a final and nonappealable judgment); provided that any action or inaction taken at the Direction of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith to be necessary) shall not be deemed gross negligence or willful misconduct;

(e)           shall not be responsible for or have any duty to ascertain or inquire into (i) any recital, statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent;

(f)            shall not be required to use, risk or advance its own funds or otherwise incur financial liability in the performance of any of its duties or the exercise of any of its rights and powers hereunder or under any other Loan Document;

(g)           shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement or any other Loan Document arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, any act or provision of any present or future law or regulation or Governmental Authority; acts of God; earthquakes; fires; floods; wars; terrorism; civil or military disturbances; sabotage; epidemics; pandemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority or governmental actions; or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility;

(h)           shall not be liable for any action omitted to be taken by it by reason of the lack of direction or instruction for such action (including, without limitation, for refusing to exercise discretion or for withholding its consent in the absence of receipt of, or resulting from a failure, delay or refusal on the part of any Lender to provide, written instructions to exercise such direction or grant such consent from any such Lender, as applicable). The Administrative Agent shall have no liability for any failure, delay, inability or unwillingness on the part of any Lender or Loan Party to provide accurate and complete information on a timely basis to the Administrative Agent, as applicable, or otherwise on the part of any such party to comply with the terms of this Agreement, and shall not have any liability for any inaccuracy or error in the performance or observance on such the Administrative Agent’s part of any of its duties hereunder that is caused by or results from any such inaccurate, incomplete or untimely information received by it, or other failure on the part of any such other party to comply with the terms hereof;

(i)            shall not be responsible or have any obligation for (i) perfecting, maintaining, monitoring, preserving or protecting any security interest or Lien granted under this Agreement, any other Loan Document or any other agreement or instrument contemplated hereby or thereby, (ii) the filing, re-filing, recording, re-recording or continuing of financing statements, notices, instruments, documents, mortgages, deeds of trust, agreements, consents or other papers necessary to (1) create, preserve, perfect or validate any security interest granted to the Security Agent pursuant to any Loan Document or (2) enable the Security Agent to exercise and enforce its rights under any Loan Document, (iii)  the preparation, form, content, sufficiency or adequacy of any such financing statements or other filings, or (iv) providing, maintaining, monitoring or preserving insurance on (including any flood insurance policies or for determining whether any flood insurance policies or flood zone determinations are or should be obtained in respect of the Collateral, which each Lender shall be solely responsible for), or the payment of taxes with respect to, any of the Collateral;

(j)            shall not be liable for any indirect, special, punitive or consequential damages (including, without limitation, lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action;

(k)           shall not be liable to the Lenders for any apportionment or distribution of payments made by it to such Lenders in good faith and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Lender to whom payment was due but not made shall be to recover pro rata from the other Lenders any payment equal to the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them);

(l)            shall not be obligated to calculate or confirm the calculations of any financial covenants or ratios set forth herein or the other Loan Documents or in any of the financial statements of the Loan Parties;

(m)          shall not have any obligation to monitor whether any amendment or waiver to any Loan Document has properly become effective or is permitted hereunder or thereunder except to the extent expressly agreed to by such Agent in such amendment or waiver; and

(n)           shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Competitors. Without limiting the generality of the foregoing, no Agent shall (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Competitor or (y) have any liability with respect to or arising out of any assignment or participation of Loans or Commitments, or disclosure of confidential information, to any Competitor.

(o)           For purposes of clarity, and without limiting any rights, protections, immunities or indemnities afforded to either Agent hereunder (including without limitation this Section 8.03) or under any other Loan Document, phrases such as “satisfactory to the Administrative Agent” or “satisfactory to the Security Agent,” “approved by the Administrative Agent” or “approved by the Security Agent,” “acceptable to the Administrative Agent” or “acceptable to the Security Agent,” “as determined by the Administrative Agent” or “as determined by the Security Agent,” “in the Administrative Agent’s discretion” or “in the Security Agent’s discretion,” “selected by the Administrative Agent” or “selected by the Security Agent,” “elected by the Administrative Agent” or “elected by the Security Agent,” “requested by the Administrative Agent” or “requested by the Security Agent,” and phrases of similar import in any Loan Document that authorize and permit the Administrative Agent or the Security Agent to approve, disapprove, determine, act or decline to act in its discretion shall be subject to such Agent receiving written Direction of the Required Lenders (or a direction from such other number or percentage of the Lenders as expressly required hereunder or under the other Loan Documents) to take such action or to exercise such rights. Nothing contained in this Agreement or any other Loan Document shall require any Agent to exercise any discretionary acts and any permissive grant of power to any Agent hereunder shall not be construed to be a duty to act.

The Administrative Agent and the Security Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default and stating that such notice is a “notice of default” is received by a responsible officer of the Administrative Agent from the Borrower or a Lender.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

The rights, privileges, protections, immunities and benefits given to the each Agent, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable: (i) by such Agent in each Loan Document and any other document related hereto or thereto to which it is a party and (ii) the entity serving as Administrative Agent or Security Agent, as applicable, in each of its capacities hereunder and in each of its capacities under any of the Loan Documents whether or not specifically set forth therein and each agent, custodian and other Person employed to act hereunder and under any Loan Document or related document, as the case may be.

Each Lender, by delivering its signature page to this Agreement and funding its Loans on the Effective Date shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.

Section 8.04         Reliance by the Agents.

The Administrative Agent and the Security Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it in good faith to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent and the Security Agent may rely upon any statement made to it orally or by telephone and believed by it in good faith to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent and the Security Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent and the Security Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such other number or percentage of Lenders as may be required by any Loan Document in any instance) as it deems appropriate and, if it so reasonably requests, confirmation from the Lenders of their obligation to indemnify it against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent and the Security Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders. If an Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process which in any way affects such Agent (including orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of collateral), such Agent is authorized to comply therewith in any manner it deems appropriate and such Agent shall not be liable to any of the parties to the Loan Documents or to any other person on entity even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

Section 8.05         Delegation of Duties.

The Administrative Agent and the Security Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents, co-agents or attorneys-in-fact appointed by the Administrative Agent and the Security Agent, as applicable. The Administrative Agent and the Security Agent and any such sub-agent, co-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article VIII (and the indemnification provisions of Section 9.03) shall apply to any such sub-agent, co-agents or attorneys-in-fact and to the Related Parties of each of the Administrative Agent and the Security Agent and any such sub-agent, co-agent or attorney-in-fact and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent and the Security Agent, as applicable. Neither the Administrative Agent nor the Security Agent shall be responsible for the negligence or misconduct of any sub-agents, co-agents or attorneys-in-fact except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent and the Security Agent, as applicable, acted with gross negligence or willful misconduct in the selection of such sub-agents, co-agents or attorneys-in-fact.

Section 8.06         Resignation of Administrative Agent.

The Administrative Agent may resign upon thirty (30) days’ written notice to the Lenders and the Borrower or the Administrative Agent may be removed by the Required Lenders upon written notice to the Administrative Agent and the Borrower. Upon receipt of any such notice of resignation or upon such removal, the Required Lenders shall have the right, with the Borrower’s consent (unless an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing), such consent not to be unreasonably withheld, conditioned or delayed, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States (the date upon which the retiring Administrative Agent is replaced or removed, the “Replacement Effective Date”).

With effect from the Replacement Effective Date:

(1)            the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except (i) that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed and (ii) with respect to any outstanding payment obligations) and

(2)            except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.

Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (including, without limitation, the powers granted in Section 8.13 below) (other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Replacement Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents as set forth in this Section. If no successor Administrative Agent has been appointed within 30 days after the date such notice of resignation was given by the Administrative Agent or such notice of removal was given by the Required Lenders, unless the retiring or removed Administrative Agent otherwise agrees in writing, the Administrative Agent’s resignation shall nonetheless become effective and, except as provided in the immediately following sentence, the Required Lenders shall thereafter shall be authorized to perform all the duties of the Administrative Agent hereunder and under any other Loan Document (and, in connection therewith, shall have all of the rights, privileges, immunities and indemnities of the Administrative Agent under any Loan Document) until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above. The retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and except for any indemnity payments or other amounts then owing to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provide for above in this Section 8.06. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 9.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents, co-agents and attorneys-in-fact, and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

Section 8.07         Non-Reliance on Agents and Other Lenders.

Each Lender acknowledges that it has, independently and without reliance upon any Administrative Agent or Security Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Administrative Agent or Security Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 8.08         No Other Duties, Etc.

Anything herein to the contrary notwithstanding, none of the Administrative Agent or Security Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, or Security Agent or a Lender hereunder.

Section 8.09         Administrative Agent May File Proofs of Claim.

In case of the pendency of any proceeding under any debtor relief law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower or any other Loan Party) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:

(a)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agents and their respective agents and counsel and all other amounts due the Lenders and the Agents under Sections 2.12 and 9.03) allowed in such judicial proceeding; and

(b)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, receiver and manager, interim receiver, monitor, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their agents and counsel, and any other amounts due the Agents under Sections 2.12 and 9.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Loan Document Obligations or the rights of any Lender, or to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.

Section 8.10         Collateral and Guaranty Matters.

No Lender shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Secured Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the applicable Agent on behalf of the Lenders in accordance with the terms thereof. In the event of a foreclosure by the Security Agent on any of the Collateral pursuant to a public or private sale or other disposition, any Agent, either directly or through one or more acquisition vehicles, or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Administrative Agent (either directly or through one or more acquisition vehicles), as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled (at the Direction of the Required Lenders), for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any or all of the Secured Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent on behalf of the Lenders at such sale or other disposition. Each Lender, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Secured Obligations, to have agreed to the foregoing provisions.

Each Lender party to this Agreement hereby appoints the Administrative Agent and Security Agent to act as its agent under and in connection with the relevant Security Documents.

Section 8.11         [Reserved].

Section 8.12         Erroneous Payments.

(a)           Each Lender hereby agrees that if the Administrative Agent notifies a Lender or Secured Party or any Person who has received funds on behalf of a Lender or Secured Party (any such Lender, Secured Party (other than any Agent) or other recipient, a “Erroneous Payment Recipient”) in writing that the Administrative Agent has determined in its reasonable discretion that the Administrative Agent or its Affiliates mistakenly transmitted funds to such Erroneous Payment Recipient, as a result of a clerical, mechanical, technological or other error, whether or not known to such Erroneous Payment Recipient (any such funds, whether as a payment, prepayment or repayment of principal, interest, fees or otherwise, individually and collectively, an “Erroneous Payment”) and demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment Recipient shall promptly, but in no event later than three (3) Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a written demand was made, in same day funds (in the currency so received). Each Erroneous Payment Recipient agrees not to assert any right or claim to the Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including any defense based on “discharge for value” or any similar theory or doctrine. A notice from the Administrative Agent to any Lender under this Section 8.12(a) shall be conclusive, absent manifest error.

(b)           Without limiting the immediately preceding clause (a), each Lender hereby further agrees that if it (or an Erroneous Payment Recipient on its behalf) receives a payment from the Administrative Agent (x) in a different amount or on a different date than the amount or date specified in a notice of payment sent by the Administrative Agent with respect to such payment, (y) that was not preceded or accompanied by a notice of payment sent by the Administrative Agent, or (z) that such Lender or Secured Party (or Erroneous Payment Recipient on its behalf) otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) then, in each case, such Lender or Secured Party shall presume that an error has been made (absent written confirmation from the Administrative Agent) and shall promptly (and, in all events, within one (1) Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 8.12(b).

(c)           Each Erroneous Payment Recipient hereby authorizes the Administrative Agent to set off, net and apply any amounts at any time owing to such Erroneous Payment Recipient under any Loan Document against any amount due to the Administrative Agent under the preceding clause (a).

(d)           The Borrower and each other Loan Party hereby agrees that (i) in the event an Erroneous Payment (or portion thereof) is not recovered from any Erroneous Payment Recipient (and without limiting the Administrative Agent’s rights and remedies under this Section 8.12), the Administrative Agent shall be subrogated to all the rights of such Erroneous Payment Recipient with respect to such amount (such rights, the “Erroneous Payment Subrogation Rights”) and (ii) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Loan Document Obligations owed by the Borrower or any other Loan Party. If the amount of any Erroneous Payment is subsequently recovered by the Administrative Agent or its Affiliates, the Administrative Agent or such Affiliate shall return to the applicable Erroneous Payment Recipient either (x) the Loans acquired pursuant to this clause (d) or (y) if applicable, the proceeds of such Loans. Notwithstanding anything to the contrary contained herein, and for the avoidance of doubt, in no event shall the occurrence of an Erroneous Payment (or any Erroneous Payment Subrogation Rights or other rights of the Administrative Agent in respect of an Erroneous Payment) result in the Administrative Agent becoming or being deemed to be a Lender hereunder or the holder of any Loans hereunder.

(e)           In addition to any rights and remedies of the Administrative Agent provided by law, the Administrative Agent shall have the right, without prior notice to any Lender, any such notice being expressly waived by such Lender to the extent permitted by applicable law, with respect to any Erroneous Payment for which a demand has been made in accordance with this Section 8.12 and which has not been returned to the Administrative Agent, to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final but excluding trust accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Administrative Agent or any Affiliate, branch or agency thereof to or for the credit or the account of such Lender. The Administrative Agent agrees to promptly notify the Lender after any such setoff and application made by the Administrative Agent; provided that the failure to give such notice shall not affect the validity of such setoff and application.

(f)            Each party’s obligations under this Section 8.12 shall survive the resignation or replacement of the Administrative Agent, the termination of the Commitments or the repayment, satisfaction or discharge of all Loan Document Obligations (or any portion thereof) under any Loan Document.

Section 8.13         Powers of the Agent (as Administrative Agent and Security Agent) for Actions to be Carried Out in Spain. Each of the Lenders hereby irrevocably appoints and grants full power to each Agent, and each Agent hereby accepts, such that each Agent (with express faculty of self-contracting (autocontratación), sub-empowering, multiple representation or conflict of interest), acting through a duly appointed representative, may exercise, in the name and on behalf of the Lenders the rights, powers, authorities and discretions specifically given to such Agent under or in connection with this Agreement and the other Loan Documents, including, but not limited to, the following: (i) to execute in the name of any of the Lenders any Loan Document as well as any novation, amendment or ratification to the same and appear before a notary public and raise into the status of a public document in Spain such documents and to sign any Spanish Public Document as it deems fit; (ii) to appear before a Spanish notary public and accept, execute, amend, assign or transfer, release, extend or ratify any type of guarantee (garantía personal) or in-rem security (garantía real), granted in favor of the Secured Parties over any and all shares, rights, receivables, goods and chattels, fixing their price for the purposes of an auction and the address for serving of notices and submitting to the jurisdiction of law courts by waiving its own forum, and release such guarantees or security, all of the foregoing under the terms and conditions which the attorney may freely agree, signing the notarial deeds (escrituras públicas) or intervened deeds (póliza intervenidas) that the attorney may deem fit; (iii) to appear before a Spanish notary public and accept any irrevocable powers of attorney granted by the Loan Parties in relation to the Loan Documents and/or the Spanish Security Documents, as well as any, amendment, restatement, extension and ratification thereto; (iv) to ratify, if necessary or convenient any such escrituras públicas or pólizas intervenidas executed by an orally appointed representative in the name or on behalf of the Lenders; (v) to execute and/or do any and all deeds, documents, acts and things, required in connection with the execution of the Loan Documents and/or the Spanish Security Documents, and/or the execution of any further notarial deed of amendment (escritura pública de rectificación or subsanación) that may be required for the purpose or in connection with the faculties granted in this Section; (vi) to carry out, execute, effect and perform all the actions that may be necessary or convenient for the purposes of complying with the purpose of this Agreement or any other Loan Document, including, but not limited to the granting of any public, and or, private document and or any action required for the purposes of enforcing in Spain any Security Documents; and (vii) to request and obtain the copy issued for enforcement purposes (copia con fuerza ejecutiva) of this Agreement, any Security Documents and any other Loan Documents. The powers conferred upon each Agent in this Section 8.13 are solely to protect the Secured Parties’ interests in the Collateral and shall not impose on any Agent any duty to exercise such powers.

Article IX

MISCELLANEOUS

Section 9.01         Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by e-mail or other electronic transmission, as follows:

(a)            If to the Company or the Borrower, to:

AMC Entertainment Holdings, Inc
One AMC Way
11500 Ash Street, Leawood, KS 66211
Attention: General Counsel
Email: 0411-Legal@amctheatres.com

Odeon Cinemas Group Limited

Odeon Finco PLC
One AMC Way
11500 Ash Street, Leawood, KS 66211
Attention: General Counsel
Email: 0411-Legal@amctheatres.com

With a copy to:

Weil, Gotshal & Manges LLP
200 Crescent Court, Suite 300
Dallas, TX 75201-6950
Attention: Vynessa Nemunaitis
Email: vynessa.nemunaitis@weil.com

(b)           If to the Administrative Agent or Security Agent, to:

U.S. Bank Trust Company, National Association
214 N. Tryon Street
Charlotte, NC 28202
Attn: James A. Hanley
Email: james.hanley1@usbank.com and loan.agency@usbank.com

With a copy (which shall not constitute notice) to:

Seward & Kissel LLP
One Battery Park Plaza
New York, NY 10004
Attn: Gregg Bateman, Esq.
Email: bateman@sewkis.com

(c)            [Reserved]; and

(d)            If to any other Lender, to it at its address (or fax number or email address) set forth in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by fax or other electronic transmission shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).

The Company or the Borrower may change their address, email or facsimile number for notices and other communications hereunder by notice to the Administrative Agent, the Administrative Agent may change its address, email or facsimile number for notices and other communications hereunder by notice to the Borrower and the Lenders may change their address, email or facsimile number for notices and other communications hereunder by notice to the Administrative Agent. Notices and other communications to the Lenders hereunder may also be delivered or furnished by electronic transmission (including email and Internet or intranet websites) pursuant to procedures reasonably approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic transmission.

Each Loan Party further agrees that the Administrative Agent may make notices and other communications available to the Lender Parties by posting the notices or communications on IntraLinks, SyndTrak, Debt Domain or a substantially similar electronic transmission system (the “Platform”). THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMPANY MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE COMPANY MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE COMPANY MATERIALS OR THE PLATFORM. Neither the Administrative Agent nor any of its Affiliates warrants the accuracy or completeness of the information contained on the Platform or the adequacy of the Platform and each expressly disclaims liability for errors or omissions in the information contained on the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind whether or not based on strict liability and including, without limitation, direct damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any other Loan Party’s or the Administrative Agent’s transmission of Company Materials or notices or communications through the Platform, any other electronic messaging service, or through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses have been found in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from the willful misconduct or gross negligence of the Administrative Agent or any of its Related Parties, as applicable. Each party hereto agrees that no Agent has any responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Communication or otherwise required for the Platform. In no event shall any Agent or any Agent Party have any liability for any damages arising from the use by others of any information or other materials obtained through internet, electronic, telecommunications or other information transmission systems. Each Loan Party, each Lender and each Agent agrees that the Administrative Agent may, but shall not be obligated to, store any notices, communications and Company Materials on the Platform in accordance with the Administrative Agent’s customary document retention procedures and policies. All uses of the Platform shall be governed by and subject to, in addition to this Section 9.01, separate terms and conditions posted or referenced in such Platform and related agreements executed by the Lenders and their Affiliates in connection with the use of such Platform. Each Loan Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution.

The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including Borrowing Requests) purportedly given by or on behalf of the Company or the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.

Section 9.02         Waivers; Amendments.

(a)            No failure or delay by the Administrative Agent, the Security Agent or any Lender in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Security Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, the Security Agent or any Lender may have had notice or knowledge of such Default at the time. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b)            Except as expressly provided herein, neither any Loan Document nor any provision thereof may be waived, amended or otherwise modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Company, the Borrower, and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders, or at the Direction of the Required Lenders, provided that no such agreement shall:

(i)            increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.01 or Section 4.02 or the waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender),

(ii)           reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly and adversely affected thereby (it being understood that any change to the definition of “Total Leverage Ratio” or in the component definitions thereof shall not constitute a reduction of interest or fees) (it being understood that a waiver or forbearance of any Default or Event of Default (other than any Default or Event of Default based on the failure to timely pay the principal amount of or interest on any Loan), mandatory prepayment or mandatory reduction of the Commitments shall not constitute a waiver, amendment or other consent under this clause (ii)), provided that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay default interest pursuant to Section 2.13(c),

(iii)          postpone the maturity of any Loan, or the date of any scheduled amortization payment of the principal amount of any Loan under Section 2.10, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, or add or change any grace period under Section 7.01(a) or (b) for the payment of any principal amount of or interest on any Loan, or change the right of any Lender to receive the payment of any principal amount of or interest on any Loan in cash (it being understood that a waiver of the Borrower’s obligation to pay default interest pursuant to Section 2.13(c) or a waiver or forbearance of any Default or Event of Default (other than any Default or Event of Default based on the failure to timely pay the principal amount of or interest on any Loan), mandatory prepayment or mandatory reduction of the Commitments shall not constitute a waiver, amendment or other consent under this clause (iii)), without the written consent of each Lender directly and adversely affected thereby,

(iv)          change any of the provisions of this Section without the written consent of each Lender directly and adversely affected thereby,

(v)           lower the number or percentage of Lenders set forth in the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender,

(vi)          (A) release all or substantially all the value of the Guarantees under any Guaranty (except as expressly provided in the Loan Documents) without the written consent of each Lender or (B) amend modify, terminate or waive the last paragraph of Section 9.15 without the written consent of each Lender,

(vii)         release all or substantially all the Collateral from the Liens of the Security Documents, without the written consent of each Lender (except as expressly provided in the Loan Documents),

(viii)        change the currency in which any Loan is denominated, without the written consent of each Lender directly affected thereby,

(ix)          change (A) any of the provisions of Section 7.03 hereof, Section 18 of the Intercreditor Agreement or any other provision governing the ratable application of payments, proceeds and/or similar “waterfall” provisions in any Loan Document or (B) Section 2.18(c), in each case without the written consent of each Lender,

(x)            (A) amend, terminate or waive or otherwise modify Section 6.01(b) without the written consent of each Lender or (B) permit the issuance or incurrence of any Indebtedness (including, for the avoidance of doubt, any “debtor-in-possession” facility pursuant to Section 364 of the Bankruptcy Code (or similar financing under applicable Bankruptcy Laws) and no Lender or any Agent shall consent to the incurrence of such facility) with respect to which all or any portion of the Loan Document Obligations would be subordinated in right of payment or Liens on all or substantially all of the Collateral securing the Loan Document Obligations would be subordinated (any such other Indebtedness to which the Loan Document Obligations are subordinated in right of payment or such Liens securing any of the Loan Document Obligations are subordinated, “Specified Indebtedness”), unless each Lender has been offered a bona fide opportunity to fund or otherwise provide its pro rata share (based on the principal amount of Loan Document Obligations held by each Lender that are adversely affected thereby) of the Specified Indebtedness on the same terms (other than bona fide backstop fees and reimbursement of counsel fees and other expenses in connection with the negotiation of the terms of such transaction; such fees and expenses, “Ancillary Fees”) as offered to all other providers (or their Affiliates) of the Specified Indebtedness and to the extent such adversely affected Lender decides to participate in the Specified Indebtedness, receive its pro rata share of the fees and any other similar benefits (other than Ancillary Fees) of the Specified Indebtedness afforded to the providers of the Specified Indebtedness (or any of their Affiliates) in connection with providing the Specified Indebtedness without the written consent of each Lender; provided, that, for the avoidance of doubt, any such opportunity (including any fees or other similar benefits (other than Ancillary Fees) available prior to closing thereof) may be provided in connection with a post-closing syndication of the Specified Indebtedness;

(xi)           amend, modify or waive any provision of the Loan Documents in a manner that would permit any Subsidiary to be designated as an “Unrestricted Subsidiary” (or any comparable term) or permit the transfer of any assets (including by Disposition, Investment or Restricted Payments) to “Unrestricted Subsidiaries” (or any comparable term) or otherwise permit the creation or existence of, or transfer of any assets (including by Disposition, Investment or Restricted Payments) to, a subsidiary otherwise not subject to the provisions of the Loan Documents (it being acknowledged that no Subsidiary is an “Unrestricted Subsidiary” (or any comparable term) hereunder as of the Effective Date) without the written consent of each Lender;

(xii)         [reserved];

(xiii)         to the extent not otherwise permitted by this Agreement as of the Effective Date, authorize additional Indebtedness that would be issued under the Loan Documents for the purpose of influencing voting thresholds without the written consent of each Lender;

(xiv)        amend, modify or waive any provision of the Loan Documents (A) to allow for purchases of any Loans or any interests therein (by open market purchase or through other assignments, participations or other similar transfers) by the Company or any of its Subsidiaries or other Affiliates or (B) to allow the Company or any of its Subsidiaries or other Affiliates to make Discounted Term Loan Prepayments, other “Dutch Auction” prepayments or purchases, or other purchases of Loans or any interests in Loans for consideration other than for cash consideration, in each case, without the written consent of each Lender;

(xv)         amend, modify or waive any provision of any Loan Document in a manner that would be disproportionately adverse to any Lender vis-à-vis any other Lender without the written consent of each Lender;

(xvi)        permit the receipt by the Company, the Borrower or any of their Subsidiaries of any non-cash consideration (or any non-cash consideration deemed to be cash consideration) except as permitted under this Agreement as of the Effective Date without the consent of each Lender;

(xvii)       amend, modify or waive the definition of “Maturity Date” without the written consent of each Lender;

(xviii)      amend, modify or waive Section 6.12(a) or the second to the final paragraph of Section 9.15 without the written consent of each Lender affected thereby; or

(xix)         change the proviso to the second sentence of Section 9.04(c) without the written consent of each Voting Participant directly and adversely affected thereby (it being agreed that in no event shall any Agent have any obligation or liability with respect to monitoring or ensuring compliance with this sub-clause (xix) and, in connection with its execution of any amendment, waiver or other modification shall be entitled to conclusively assume that all such consents have been obtained by the Loan Parties and that no further consents are required);

provided, further, that

(A)           no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Security Agent without the prior written consent of the Administrative Agent or Security Agent, as the case may be, including, without limitation, any amendment of this Section, and

(B)            any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Company, the Borrower and the Administrative Agent to cure any ambiguity, omission, mistake, error, defect or inconsistency.

Notwithstanding the foregoing:

(1)            subject to Section 9.02(b) above (including, without limitation, clauses (x) and (xiii) thereof), this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, the Company, and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably (or less favorably to the providers thereof) in the benefits of this Agreement and the other Loan Documents and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders on substantially the same basis as the Lenders prior to such inclusion;

(2)           this Agreement and other Loan Documents may be amended or supplemented by an agreement or agreements in writing entered into by the Administrative Agent, the Security Agent, the Company, the Borrower, or any Loan Party as to which such agreement or agreements is to apply, without the need to obtain the consent of any Lender, to include “parallel debt” or similar provisions, and any authorizations or granting of powers by the Lenders and the other Secured Parties in favor of the Security Agent, in each case required to create in favor of the Security Agent any security interest contemplated to be created under this Agreement, or to perfect any such security interest, where such provisions may be necessary or advisable under local law for such purpose (with the Company and the Borrower hereby agreeing to, and to cause their subsidiaries to, enter into any such agreement or agreements promptly upon request);

(3)            upon notice thereof by the Borrower to the Administrative Agent with respect to the inclusion of any previously absent financial maintenance covenant or other covenant, this Agreement shall be amended by an agreement in writing entered into by the Company, the Borrower, and the Administrative Agent (acting at the Direction of the Required Lenders) without the need to obtain the consent of any other Lender to include any such covenant on the date of the incurrence of the applicable Indebtedness to the extent required by the terms of such definition or section;

(4)            In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all directly and/or adversely affected Lenders, if the consent of the Required Lenders to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in Section 9.02(b) being referred to as a “Non-Consenting Lender”), then, so long as the Lender that is acting (or whose Affiliate is acting) as the Administrative Agent is not a Non-Consenting Lender, the Borrower may, at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment), provided that:

a.	the Borrower shall have received the prior written consent of the Administrative Agent to the extent such consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable, which consent shall not unreasonably be withheld,

b.	such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts (including any amounts under Section 2.11(a)(i)), payable to it hereunder from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and

c.	the Borrower or such Eligible Assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b).

(5)           Any Participation Lender may, by written notice delivered to the Administrative Agent and the Borrower on or prior to the time at which it consents to or directs the taking of any action in its capacity as a Lender, specify that such consent or direction shall only be applicable to a specified portion of its Loans and/or Commitments, as directed by the Voting Participants pursuant to Section 9.04(c)(i).

Section 9.03         Expenses; Indemnity; Damage Waiver.

(a)           (i)            Any action taken by any Loan Party under or with respect to any Loan Document, even if required under any Loan Document or at the request of the Agent or Required Lenders, shall be at the expense of such Loan Party, and neither the Agent nor any other Secured Party shall be required under any Loan Document to reimburse any Loan Party or any Subsidiary of any Loan Party therefor. In addition, the Company and the Borrower agree (A) to pay or reimburse the Agents and Deutsche Bank (so long as it is a Lender) for all reasonable and documented or invoiced out-of-pocket costs and expenses, including any and all recording, notarial and filing fees, costs and expenses incurred pursuant to any Loan Document, associated with the syndication of the Loans and the preparation, execution and delivery, administration, amendment, modification, waiver and/or enforcement of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), including all Attorney Costs of one primary counsel (and a single local counsel in each relevant jurisdiction) for the Agents and all Attorney Costs of the Lender Advisor, (B) to pay or reimburse the Agents and Deutsche Bank (so long as it is a Lender) for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including Attorney Costs of one firm or counsel to the Agents and, to the extent required, one firm or local counsel in each relevant local jurisdiction, which may include a single special counsel acting in multiple jurisdictions), and Attorney Costs of the Lender Advisor and (C) to pay or reimburse the Lenders and each Agent for all their reasonable and documented out of pocket costs and expenses (without duplication) incurred in connection with the development, preparation, execution and delivery of, and any amendment, supplement, modification to, waiver, enforcement and preservation of rights under this Agreement and the other Loan Documents and any other documents in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the Attorney Costs of the Lender Advisor (so long as Deutsche Bank is a Lender), one firm of counsel to the Lenders taken as a whole (which may be the Lender Advisor), and, to the extent required one firm of local counsel in each relevant local jurisdiction (which may include a single special counsel acting in multiple jurisdictions)) and Attorney Costs of one firm or counsel to the Agents and, to the extent required, one firm or local counsel in each relevant local jurisdiction, which may include a single special counsel acting in multiple jurisdictions. Subject to the limitations above, the foregoing costs and expenses shall include all reasonable search, filing, recording and title insurance charges and fees related thereto, and other reasonable and documented or invoiced out-of-pocket expenses incurred for the benefit of the Secured Parties. The agreements in this Section 9.03 shall survive the termination of the Commitments and repayment of all other Loan Document Obligations and the resignation or removal of any Agent. All amounts due under this Section 9.03 shall be paid within ten (10) Business Days of receipt by the Company or the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail.

(b)

(i)            The Company and the Borrower agree to pay, indemnify and hold harmless each Agent, each Lender at any time party hereto (whether or not such Lender remains a party hereto) and each of their respective Related Parties (without duplication) (each such Person being an “Indemnitee”) from and against all actions, suits, investigations, inquiries, claims, losses, damages, liabilities (joint or several), expenses or proceedings of any kind or nature whatsoever (“Claims”) that may be imposed on, incurred by or asserted against any such Indemnitee and the reasonable and documented or invoiced out-of-pocket expenses to which such Indemnitee may become subject, in each case to the extent of any such Claims and related expenses, to the extent arising out of, or resulting from, or in connection with the Loan Documents, the use or proposed use of proceeds of any Loan or any proceeding (regardless of whether such Indemnitee is a party thereto or whether or not such Proceeding was brought by the Company or the Borrower, their equityholders, Affiliates or creditors or any other third Person) and to reimburse each such Indemnitee promptly for any reasonable and documented or invoiced out-of-pocket fees and expenses incurred in connection with investigating, responding to or defending any of the foregoing (which, in the case of Attorney Costs, shall be limited to (w) Attorney Costs of one firm of counsel for the Agents and their respective Affiliates, directors, officers, employees, agents, advisors and other representatives, (x) Attorney Costs of one firm of counsel for the Lenders and their respective Affiliates, directors, officers, employees, agents, advisors, and other representatives, (y) Attorney Costs of the Lender Advisor, and (z) if reasonably necessary, Attorney Costs of a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) (and, in the case of an actual or perceived conflict of interest where the indemnitee affected by such conflict notifies the Company or the Borrower of the existence of such conflict and in connection with the investigating, responding to or defending any of the foregoing has retained its own counsel, of one other firm of counsel and, if reasonably necessary, one additional firm of local counsel in each relevant jurisdiction, for such similarly situated affected Indemnitees)), in each case relating to the Transactions or the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents or the use or proposed use of the proceeds of the Loans (all the foregoing in this clause (b), collectively, the “Indemnified Matters”); provided that this clause (b) shall not apply with respect to Taxes other than any Taxes that represent Claims arising from any non-Tax claim; and provided, further, that the Company and the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Matters to the extent arising from (A) the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties as determined in a final and non-appealable decision of a court of competent jurisdiction, (B) solely with respect to an Indemnitee other than the Agents or any Agent’s Related Parties, a material breach of the obligations of such Indemnitee or any of its Related Parties under the terms of this Agreement or any other Loan Document by such Indemnitee or any of its Related Parties as determined in a final and non-appealable decision of a court of competent jurisdiction or (C) any Proceeding brought by any Indemnitee against any other Indemnitee other than any claims by or against an Indemnitee in its capacity or in fulfilling its role as an Administrative Agent or Security Agent (or any Agent’s Related Parties) that does not involve an act or omission by the Company, the Borrower, or any Subsidiaries (as determined by a final, non-appealable judgment of a court of competent jurisdiction).

(ii)           No Loan Party shall be liable for any settlement of any Claim effected without written consent of the Company or the Borrower, but if settled with the Company’s or the Borrower’s written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction in any proceeding with respect to such settlement, each Loan Party agrees (in each case subject to any Guarantee Limitations, which shall apply mutatis mutandis) to indemnify and hold harmless each Indemnitee from and against any and all Claims and reasonable and documented or invoiced legal or other out-of-pocket expenses by reason of such settlement or judgment in accordance with and to the extent provided in the other provisions of this Section 9.03.

(iii)          If any Person has reimbursed any Indemnitee for any legal or other expenses in accordance with such request and there is a final and non-appealable determination by a court of competent jurisdiction that the Indemnitee was not entitled to indemnification or contribution rights with respect to such payment pursuant to this Section 9.03, then the Indemnitee shall promptly refund such amount.

(iv)          No Loan Party shall without the prior written consent of any Indemnitee (which consent shall not be unreasonably withheld or delayed, it being understood that the withholding of consent due to non-satisfaction of any of the conditions described in clauses (A), (B) or (C) of this sentence shall be deemed reasonable), effect any settlement of any pending or threatened proceeding with respect to a Claim in respect of which indemnity could have been sought hereunder by such Indemnitee unless such settlement (A) includes a full and unconditional release of such Indemnitee in form and substance reasonably satisfactory to such Indemnitee from all liability or claims that are the subject matter of such Proceeding, (B) does not include any statement as to or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of any Indemnitee, and (C) includes customary confidentiality and non-disparagement agreements.

(c)           To the extent that any Agent (or any of such Agent’s Related Parties) is not reimbursed and indemnified by the Loan Parties and without limiting the obligation of any Loan Party to do so, each Lender hereby agrees severally (in proportion to such Lender’s pro rata share of the Term Loan at the time such indemnity is sought, it being understood that no Lender shall be responsible for the failure of any other Lender to reimburse or indemnify such other Lender’s ratable share of such amount) to reimburse and indemnify each Agent and each Agent’s Related Parties from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, fees, costs, expenses, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Agent or Agent’s Related Parties in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by any Agent under this Agreement or any of the other Loan Documents, and the reasonable fees, charges and disbursements of any counsel for the Agents in connection with the foregoing; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, fees, charges, costs, expenses, or disbursements for which there has been a final judgment of a court of competent jurisdiction no longer subject to appeal that such liability resulted from such Agent’s gross negligence or willful misconduct. The obligations of the Lenders under this Section 9.03(c) shall survive the payment in full of the Obligations and the termination of this Agreement, or the earlier resignation or removal of any Agent.

Section 9.04         Successors and Assigns.

(a)            The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Company and the Borrower may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Company or the Borrower without such consent shall be null and void), and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)         (i)         Subject to the conditions set forth in paragraphs (b)(ii) and (g) below, any Lender may assign to one or more Eligible Assignees; provided that any assignment to a Competitor shall require the prior written consent of the Company (it being understood that no consent of the Company shall be required for any other assignment).

(ii)           Assignments shall be subject to the following additional conditions:

(A)           except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the trade date specified in the Assignment and Assumption with respect to such assignment or, if no trade date is so specified, as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $100,000, unless the Company and the Administrative Agent otherwise consent (such consent not to be unreasonably withheld or delayed), provided that no such consent of the Company or the Borrower shall be required if an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing,

(B)            each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned,

(C)            the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption (which shall include a representation by the assignee that it meets all the requirements to be an Eligible Assignee), together with a processing and recordation fee of $3,500; provided that assignments made pursuant to Section 2.19(b) shall not require the signature of the assigning Lender to become effective;

(D)            the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent any tax forms required by Section 2.17(f) and an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company, the Borrower, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including federal and state securities laws; and

(E)            [reserved];

(F)            except in the case of an assignment to a Lender that is party as a “Senior Lender” to the Intercreditor Agreement (or an Additional Intercreditor Agreement), the assignee shall execute and deliver to the Administrative Agent a Creditor/Agent Accession Undertaking (as defined in the Intercreditor Agreement), which may be incorporated in the Assignment and Assumption;

(iii)          Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and subject to the obligations and limitations of) Sections 2.15, 2.17 and 9.03 and to any fees payable hereunder that have accrued for such Lender’s account but have not yet been paid). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c)(i) of this Section.

(iv)          The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal and interest amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Company, the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company, the Borrower, Deutsche Bank, and, solely with respect to its Loans or Commitments, any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)           Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 2.17(f) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption (and, upon such acceptance, the Security Agent shall be deemed to accept such Assignment and Assumption, to the extent required) and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph (b). No Agent shall be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof or in any other Loan Document relating to the accession to the Intercreditor Agreement by any Lender or assignee.

(vi)          The words “execution,” “signed,” “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

(c)           (i)            Any Lender (a “Participation Lender”) may, without the consent of the Company or the Borrower or the Administrative Agent sell participations to one or more banks or other Persons (other than to a Person that is not an Eligible Assignee) (a “Participant”), provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Participation Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Company, the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Participation Lender in connection with such Participation Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Participation Lender sells such a participation shall provide that such Participation Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents, provided that such agreement or instrument may provide that such Participation Lender will not, without the consent of the Participant (a “Voting Participant”), agree to any amendment, modification or waiver (or certain amendments, modifications or waivers as agreed between such Participation Lender and Voting Participant) with respect to the Loans and related Loan Document Obligations subject to such participation, and notwithstanding anything to the contrary herein, such Voting Participant shall be entitled to direct such Participation Lender to vote, subject to terms of such agreement or instrument, in accordance with paragraph (5) of Section 9.02 as if such Voting Participant were a Lender in respect of the Loans and related Loan Document Obligations subject to its participation at the time of such vote on all matters subject to a vote by Lenders. Subject to paragraph (c)(ii) of this Section, the Company and the Borrower agree that each Participant shall be entitled to the benefits of Sections 2.15, and 2.17 to the same extent as if it were a Lender (subject to the requirements and limitations thereof) and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.18(b) as though it were a Lender.

(ii)           A Participant or Participation Lender shall not be entitled to receive any greater payment under Section 2.15 or Section 2.17 than the applicable Participation Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made at the written request of the Borrower or with the written consent of the Borrower.

(iii)          Each Participation Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”), which it shall produce to the Borrower upon request, and the Lender shall notify the Borrower of the identity and tax status of the Participant together with such other information as the Borrower reasonably requires for tax purposes. The entries in the Participant Register shall be conclusive (absent manifest error), and each Person whose name is recorded in the Participant Register pursuant to the terms hereof shall be treated as a Participant for all purposes of this Agreement, notwithstanding notice to the contrary. For the avoidance of doubt, no Agent (in its capacity as an Agent) shall have any responsibility for maintaining a Participant Register.

(d)           Any Lender may, without the consent of the Company, the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)            Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement, provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, such party will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV.

(f)            The Parties irrevocably agree that, in accordance with Article 1,528 of the Spanish Civil Code, in the event of any assignment made pursuant to and in accordance with this Section, the Spanish law security and Liens created under the Spanish Security Documents, together with all rights and remedies arising thereunder, shall be deemed to have been automatically transferred (notwithstanding the relevant formalities required to perfect such transfer in any jurisdiction, if any) to the relevant assignee, as an additional Lender, maintained in full force and effect and preserved for the benefit of such assignee, as an additional Lender. The Parties agree that a transfer or assignment under this Section shall constitute a transfer of any Spanish Security Document to such assignee, as an additional Lender, in the manner set out in Article 1,203 et seq. of the Spanish Civil Code, and with the effects set out in Article 1,528 of the Spanish Civil Code. Furthermore, each Loan Party that is party to any Spanish Security Document accepts all transfers and assignments made by the Lenders under and in accordance with the terms of this Agreement without requiring any additional formalities including, without limitation, the execution of any transfer or assignment document as a Spanish Public Document in Spain or the notarization of the relevant document in any other country.

Section 9.05         Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to any Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent or Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the occurrence of the Termination Date. Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement, in the event that, in connection with the refinancing or repayment in full of the credit facilities.

Section 9.06         Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent and the Security Agent or the syndication of the Loans and Commitments constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.07         Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08         Right of Setoff. If an Event of Default under Section 7.01(a), (b), (h) or (i) shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender to or for the credit or the account of the Company or the Borrower against any of and all the obligations of the Company or the Borrower then due and owing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such Indebtedness. The applicable Lender shall notify the Company or the Borrower, as applicable, and the Administrative Agent of such setoff and application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender may have.

Section 9.09         Governing Law; Jurisdiction; Consent to Service of Process.

(a)            This Agreement and any dispute, claim, counterclaim or cause of action (whether in contract or in tort and whether at law or in equity) arising under or relating to this Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)            Each of parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York sitting in New York County, and any appellate court from any thereof, in any dispute, claim, counterclaim or cause of action (whether in contract or in tort and whether at law or in equity) arising under or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in any Loan Document shall affect any right that any Agent or any Lender may otherwise have to bring any action or proceeding relating to any Loan Document against the Company, the Borrower, any other Loan Party, or AMC or their respective properties in the courts of any jurisdiction.

(c)            Each of parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)            Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in any Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10         WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO ANY DISPUTE, CLAIM, COUNTERCLAIM, OR CAUSE OF ACTION (WHETHER BASED IN CONTRACT, TORT OR ANY OTHER THEORY) ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11         Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12         Confidentiality.

(a)            Each of the Administrative Agent, the Security Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed:

(i)            to their and their Affiliates’ directors, officers, employees, trustees and agents, including accountants, legal counsel and other agents and advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and any failure of such Persons to comply with this Section 9.12 shall constitute a breach of this Section 9.12 by the Administrative Agent, the Security Agent, or the relevant Lender, as applicable),

(ii)           (x) to the extent requested by any regulatory authority, required by applicable law or by any subpoena or similar legal process or (y) necessary in connection with the exercise of remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; provided that,

(A)            in each case, unless specifically prohibited by applicable law or court order, each Lender and the Administrative Agent shall notify the Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency or other routine examinations of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information and

(B)            in the case of clause (y) only, each Lender and the Administrative Agent shall use its reasonable best efforts to ensure that such Information is kept confidential in connection with the exercise of such remedies, and provided, further, that in no event shall any Lender or the Administrative Agent be obligated or required to return any materials furnished by the Company, the Borrower, or any of their Subsidiaries,

(iii)          to any other party to this Agreement,

(iv)          subject to an agreement containing confidentiality undertakings substantially similar to those of this Section, to:

(A)           any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or

(B)            any actual or prospective counterparty to any Swap Agreement relating to any Loan Party or their Subsidiaries and its obligations under the Loan Documents,

(v)           with the consent of the Borrower, in the case of Information provided by the Company, the Borrower or any other Subsidiary,

(vi)          to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Security Agent or any Lender on a non-confidential basis from a source other than the Borrower, or

(vii)         to any ratings agency or the CUSIP Service Bureau on a confidential basis. In addition, each of the Administrative Agent, the Security Agent and the Lenders may disclose the existence of this Agreement and publicly available information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments and the Borrowings hereunder.

For the purposes of this Section, “Information” means all information received from or on behalf of the Borrower relating to the Company, the Borrower, any Subsidiary or their business, other than any such information that is available to the Administrative Agent, the Security Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b)           EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY, THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c)           ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS FURNISHED BY THE COMPANY, THE BORROWER OR ANY AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT, WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY, THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE COMPANY, THE BORROWER AND EACH AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

Section 9.13         USA Patriot Act. Each Lender that is subject to the USA Patriot Act and each Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of Title III of the USA Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or such Agent, as applicable, to identify each Loan Party in accordance with the Title III of the USA Patriot Act.

Section 9.14         Judgment Currency.

(a)            If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b)            The obligations of the Borrower or any other Loan Party in respect of any sum due to any party hereto or any holder of any obligation owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Company and the Borrower agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss as a result of any variation as between (a) the rate of exchange at which the United States dollar amount is converted into the judgment currency for the purpose of such judgment or order and (b) the rate of exchange, as quoted by the Administrative Agent or by a known dealer in the judgment currency that is designated by the Administrative Agent, at which such Lender is able to purchase Dollars with the amount of the judgment currency actually received such Applicable Creditor. The foregoing indemnity shall constitute a separate and independent obligation of the applicable party and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of or conversion into Dollars. The obligations of the Company and the Borrower under this Section shall survive the termination of this Agreement and the payment of all other amounts owing hereunder and the earlier resignation or removal of any Agent.

Section 9.15         Release of Liens and Guarantees. Subject to Section 6.12 and the second to the final paragraph of this Section 9.15, a Subsidiary Loan Party shall automatically be released from its obligations under the Loan Documents, and all security interests created by the Security Documents in Collateral owned by (and to the extent constituting Excluded Assets, upon the request of the Borrower, the Equity Interests of) such Subsidiary Loan Party shall be automatically released, upon the request of the Borrower, upon any Subsidiary Loan Party becoming an Excluded Subsidiary.

Upon (i) any sale or other transfer by any Loan Party (other than to the Company, the Borrower or any other Loan Party) of any Collateral in a transaction permitted under this Agreement or (ii) the effectiveness of any written consent to the release of the security interest created under any Security Document in any Collateral or the release of any Loan Party from its Guarantee under the Guaranty pursuant to Section 9.02, the security interests in such Collateral created by the Security Documents or such guarantee shall be automatically released. Upon the occurrence of the Termination Date, all obligations under the Loan Documents and all security interests created by the Security Documents shall be automatically released. In connection with any termination or release pursuant to this Section (for the avoidance of doubt, including any release pursuant to the Debenture, the Share Charge or any other Security Document), the Security Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall prepare and reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or representation or warranty by any Agent. The Lenders irrevocably authorize the Administrative Agent and Security Agent to (i) release or subordinate any Lien on any property granted to or held by the Administrative Agent or the Security Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(v) or (viii)(A) or (xxi) to the extent required by the terms of the obligations secured by such Liens pursuant to documents reasonably satisfactory to the Administrative Agent and Security Agent (acting at the Direction of the Required Lenders)) and (ii) subordinate any Lien on any Mortgaged Property if required under the terms of any lease, easement, right of way or similar agreement effecting the Mortgaged Property provided such lease, easement, right of way or similar agreement is permitted by Section 6.02.

Notwithstanding the foregoing, no Guarantor will be released from its guarantee or become an Excluded Subsidiary, including as a result of ceasing to be wholly-owned, unless (i) at the time such Guarantor ceases to be wholly-owned or otherwise becomes an Excluded Subsidiary, the primary purpose of such transaction was not to evade the guarantee requirements hereof, (ii) the transaction by which such Guarantor ceases to be wholly-owned or otherwise becomes an Excluded Subsidiary was consummated on an arms’ length basis with an unaffiliated third party and (iii) such transaction otherwise complies with the terms of this Agreement (with the Company or the Borrower being deemed to have made an Investment in such resulting non-Guarantor Subsidiary or Excluded Subsidiary at the time of such transaction, and such Investment being subject to Section 6.04).

Notwithstanding anything in this this Agreement (including this Section 9.15) or any other Loan Document to the contrary, in no event shall any Agent be required to authorize or execute any document or instrument evidencing any release of Liens unless it shall have first received a certificate of a Responsible Officer of such Loan Party certifying that the execution and delivery of such document or instrument or the action effectuating such release of Liens, as applicable, is authorized and permitted by this Agreement and the other Loan Documents. Upon request by any Agent at any time, the Required Lenders (or in the case of the Security Agent, the Administrative Agent (acting at the direction of the Required Lenders)) will confirm in writing such Agent’s authority to release any Liens pursuant to this Section 9.15.

Section 9.16         No Fiduciary Relationship. Each of the Company and the Borrower, on behalf of themselves and their subsidiaries, agree that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Company, Borrower, the other Subsidiaries and their Affiliates, on the one hand, and the Agents, the Lenders and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Agents, the Lenders or their respective Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications. Each Agent, Lender and their respective Affiliates may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their affiliates.

Section 9.17         [Reserved].

Section 9.18         [Reserved].

Section 9.19         Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)           the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

Section 9.20         Certain ERISA Matters.

(a)            Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agents and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,

(ii)           the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans and this Agreement,

(iii)          (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans and this Agreement, or

(iv)          such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)            In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agents and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that no Agent is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans and this Agreement (including in connection with the reservation or exercise of any rights by any Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 9.21         Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other Borrowing Requests, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 9.22         Use of Name, Logo, Etc

. Except for the use of the Company, the Borrower, any Subsidiaries, or AMC’s names and logos by any Agent in connection with the Transactions, the Transactions or in customary new business presentations in the ordinary course of business, no Agent shall otherwise use such Person’s names, product photographs, logos or trademarks in any publication unless such Person provides written authorization (not to be unreasonably withheld) for such use of such Person’s names, product photographs, logos or trademarks, and any such authorization shall be subject to such quality control requirements, usage instructions and guidelines in relation thereto that may be in effect from time to time or other instructions by such Person in writing.

Section 9.23         Special Provisions regarding Spanish Formalities and Enforcement under the Laws of Spain.

(a)           On or after the date the Spanish Security Documents have been executed in Spain, this Agreement and any amendments hereto shall, at the request of the Administrative Agent (at the Direction of the Required Lenders), be formalized in a Spanish Public Document by the Spanish Loan Parties, so that it may have the status of a notarial document (póliza notarial) for all purposes contemplated in Article 517.2.4º of the Spanish Civil Procedural Law. Each Party to this Agreement hereby expressly authorizes the Administrative Agent and the Lenders to request and obtain from the Spanish notary public before whom this Agreement will be raised to the status of a Spanish Public Document any further notarized copy of this Agreement and any related document (provided that any costs and expenses incurred in connection with the obtaining of second and subsequent notarized copies shall be borne solely by the party requesting such copies).

(b)           For the purposes of the executive proceedings contemplated in the Spanish Security Documents and for the purposes of Articles 571 et seq. of the Spanish Civil Procedural Law, the Loan Parties and the Lenders (or the applicable Secured Parties) agree that the amounts due and payable will be the amounts set forth in the Register in accordance with the terms hereof, as provided by the Administrative Agent. For the purposes thereof, the Parties expressly agree that such balance shall be considered to be an acknowledgement of debt and may be claimed pursuant to the same provisions of such law.

(c)            For the purposes of article 540.2 of the Spanish Civil Procedural Law, each Lender and the Loan Parties acknowledge and accept that, provided that the relevant assignment, transfer or other change of Lenders has been made in accordance with the terms of this Agreement, any assignment, transfer or other change of Lenders shall be duly and sufficiently evidenced to any Spanish court by means of provision of the Register to such court by the Administrative Agent (acting at the Direction of the Required Lenders) confirming the identity of such Lenders as of the relevant time and, therefore, those Persons who are so identified as Lenders in the Register shall be able and empowered in all respects to initiate, whether directly or through any Agent (or duly appointed sub-agents, co-agents or attorneys-in-fact), any enforcement in Spain through procedimiento ejecutivo without further evidence being required.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

BORROWER:

ODEON FINCO PLC

By:	/s/ Sean D. Goodman
	Name:	Sean D. Goodman
	Title:	Director

COMPANY:

ODEON CINEMAS GROUP LIMITED

By:	/s/ Sean D. Goodman
	Name:	Sean D. Goodman
	Title:	Director

Signature Page to Credit Agreement (Odeon)

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Administrative Agent and Security Agent

By:	/s/ Alexandra Rhyne
	Name:	Alexandra Rhyne
	Title:	Vice President

Signature Page to Credit Agreement (Odeon)

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:	/s/ C.J. Lanktree
	Name:	C.J. Lanktree
	Title:	Managing Director

By:	/s/ Mark Doria
	Name:	Mark Doria
	Title:	Managing Director

Signature Page to Credit Agreement (Odeon)